                                                                [EXECUTION COPY]


                                   EXHIBIT 2

                          AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                           ASSOCIATED HOLDINGS, INC.

                                      AND

                             UNITED STATIONERS INC.

                               TABLE OF CONTENTS
                               -----------------

                                                                Page
                                                                ----
ARTICLE 1  THE MERGER..........................................   1
      1.1  The Merger..........................................   1
      1.2  Effective Time of the Merger........................   2
      1.3  Closing.............................................   2

ARTICLE 2  THE OFFER...........................................   2
      2.1  The Offer...........................................   2
      2.2  Company Action......................................   5
      2.3  Company Board of Directors..........................   6

ARTICLE 3  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
           CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES..   8
      3.1  Effect on Capital Stock.............................   8
      3.2  Adjustment of Merger Consideration..................  10
      3.3  Shares of Dissenting Stockholders...................  10
      3.4  Exchange of Company Common Stock Certificates.......  11
      3.5  Exchange of AHI Stock...............................  12
      3.6  Company Stock Options...............................  13
      3.7  AHI Stock Options...................................  13
      3.8  Short-Form Merger...................................  13

ARTICLE 4  REPRESENTATIONS AND WARRANTIES......................  14
      4.1  Representations and Warranties of the Company.......  14
      4.2  Representations and Warranties of AHI...............  21

ARTICLE 5  COVENANTS RELATING TO CONDUCT OF BUSINESS...........  30
      5.1  Covenants of the Company............................  30
      5.2  Covenants of AHI....................................  34

ARTICLE 6  ADDITIONAL AGREEMENTS...............................  36
      6.1  Information Statements; Offering Documents..........  36
      6.2  Access to Information...............................  37
      6.3  Stockholder Approval................................  37
      6.4  Legal Conditions to Merger..........................  38
      6.5  Financing...........................................  38
      6.6  Expenses............................................  39
      6.7  Brokers or Finders..................................  39
      6.8  Indemnification and Insurance.......................  40
      6.9  Additional Agreements...............................  43
     6.10  Employee Contracts and Employee Benefit Plans.......  43
     6.11  Financial Condition.................................  45
     6.12  Compliance Certificates.............................  45
     6.13  Company Dividends...................................  45
     6.14  AHI Stockholder Agreements..........................  46
     6.15  Agreements to be Assumed by the Company.............  46
     6.16  Subsidiary Merger...................................  46

                                      (i)


                                                           Page
                                                           ----
ARTICLE 7  CONDITIONS PRECEDENT...........................  47
      7.1  Conditions to Each Party's Obligations.........  47
      7.2  Conditions to Obligations of AHI...............  48
      7.3  Conditions to Obligations of the Company.......  48

ARTICLE 8  TERMINATION, AMENDMENT AND WAIVER..............  49
      8.1  Termination....................................  49
      8.2  Effect of Termination..........................  51
      8.3  Amendment......................................  53
      8.4  Extension; Waiver..............................  54

ARTICLE 9  GENERAL PROVISIONS.............................  54
      9.1  Nonsurvival of Representations and Warranties..  54
      9.2  Notices........................................  54
      9.3  Interpretation.................................  55
      9.4  Counterparts...................................  55
      9.5  Entire Agreement; Third Party Beneficiaries....  55
      9.6  Governing Law..................................  56
      9.7  Publicity......................................  56
      9.8  Assignment                                       56

Annex A        Offer Conditions
Exhibit A      Amendment to Company
                Certificate of Incorporation
Exhibit B      Form of Tender Agreement
Exhibit C      Form of Certificates of Designations, Preferences
                and Rights for Company Preferred Stock
Exhibit D-1    Company Material Consents
Exhibit D-2    AHI Material Consents
Exhibit E      Form of Benefits Trust Agreement
Exhibit F      Form of Bonus Plan Trust
Exhibit G      Form of Benefits Letter of Credit
Exhibit H      Form of Bonus Trust Letter of Credit
Exhibit I      Solvency Opinion

                                      (ii)

                          AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER dated as of February 13, 1995, between Associated Holdings, Inc., a Delaware corporation ("AHI"), and United Stationers Inc., a Delaware corporation (the "Company").

          WHEREAS, the respective Boards of Directors of AHI and the Company each has approved the merger of AHI into the Company (the "Merger"), pursuant to which the Company will be the surviving corporation;

          WHEREAS, the stockholders of AHI have adopted this Agreement and approved the Merger in accordance with the General Corporation Law of the State of Delaware (the "DGCL");

          WHEREAS, AHI shall commence a tender offer to purchase up to 92.5% of the issued and outstanding shares of common stock, par value $.10 per share, of the Company (the "Company Shares" or "Company Common Stock") at a price of $15.50 per share, net to the seller in cash, in accordance with the terms hereinafter provided;

          NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, the parties agree as follows:


                                   ARTICLE 1

                                   THE MERGER
                                   ----------

          1.1  The Merger.
               ----------

               (a) Effective Time. On the terms and subject to the conditions of this Agreement, and in accordance with the DGCL at the Effective Time (as defined in Section 1.2 hereof): (i) AHI will merge with and into the Company;
(ii) the separate existence of AHI shall cease and the Company shall continue as the surviving corporation (the Company, in its capacity as the surviving corporation in the Merger, is sometimes referred to herein as the "Surviving Corporation"); (iii) the Restated Certificate of Incorporation of the Company as amended as set forth on Exhibit A hereto shall as so amended, be the Certificate of Incorporation of the Surviving Corporation; (iv) the By-laws of the Company as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation; and (v) the directors of AHI immediately prior to the Effective Time of the Merger shall be the directors of the Surviving Corporation, to serve in accordance with the by-laws thereof, until their successors are duly elected and qualified, or their earlier death, resignation or removal.

               (b) Effects of Merger. At and after the Effective Time, the Merger shall have all the effects provided in this Agreement and by applicable law.

          1.2 Effective Time of the Merger. Subject to the provisions of this Agreement, a certificate of merger (the "Certificate of Merger") shall be duly prepared and executed by AHI and the Company and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the DGCL, as soon as practicable on the Closing Date (as hereinafter defined). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time").

          1.3 Closing. Unless this Agreement shall have been terminated pursuant to Section 8.1 and subject to the satisfaction or waiver of all conditions to the consummation of the transactions contemplated hereby, the closing of the Merger (the "Closing") will take place at the offices of Weil, Gotshal & Manges, 767 Fifth Avenue, New York, New York, at 10:00 a.m., Local Time, on a date specified by AHI which is no more than five business days after the first date on which each of the conditions to Closing set forth in Section
7.1 shall have been satisfied or waived or such other time and date, and such other place as is agreed to in writing by the parties hereto. The date on which the Closing is scheduled to occur is herein referred to as the "Closing Date."


                                   ARTICLE 2

                                   THE OFFER
                                   ---------

          2.1  The Offer.
               ---------

               (a) Making the Offer. Provided that none of the events set forth in clauses (a) through (d) of Annex A shall have occurred and be continuing, AHI shall, (i) not later than the first business day following the date of this Agreement, publicly announce its intention to commence a tender offer for up to 17,201,839 shares of Company Common Stock representing 92.5% of the outstanding shares of Company Common Stock as of the date hereof at a price of $15.50 per Share, net to the seller in cash and (ii) commence (within the meaning of Rule 14d-2(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), the tender offer, as promptly as practicable following such public announcement, but in any event not later than the end of the fifth business day following such public announcement (such tender offer, as it may be amended from time to time in accordance with this Agreement, being referred to herein as the "Offer"). The Offer will be subject only to the conditions set forth in Annex A (the "Offer Conditions"). Any Offer Condition

(other than the Minimum Condition (as defined in Annex A) which may not be waived or changed) may be waived by AHI in its sole discretion. The Offer shall be made by means of an offer to purchase and related letter of transmittal (the "Letter of Transmittal" and, together with the offer to purchase, the "Offer to Purchase"). Subject only to the Offer Conditions, AHI shall accept for payment all Company Shares which are validly tendered on or prior to the expiration of the Offer and not withdrawn as soon as legally permissible and pay for all such Company Shares as promptly as practicable thereafter; provided, however, that if more than 17,201,839 Company Shares are so tendered, then AHI shall purchase 17,201,839 Company Shares pro rata from each tendering holder in proportion to the Shares tendered by such holders. Notwithstanding the foregoing or anything herein to the contrary, the tender of Company Shares by a stockholder of the Company is expressly conditioned on, and the Letter of Transmittal will so provide, that each tender of Company Shares is expressly subject to prompt satisfaction by AHI of its obligations under Section 6.10(d) hereof (excluding clause (i) thereof) and the receipt by the Company of the Financial Condition Certificate and Solvency Opinion (each as defined in Section 6.11 of this Agreement) unless waived by the Company on behalf of the stockholders of the Company. The Offer shall expire at 5:00 p.m., New York City time, on the twentieth business day following commencement thereof; provided, however, that
(i) AHI may, in its sole discretion, extend the expiration time of the Offer to 5:00 p.m., New York City time, on any business day (but not beyond the Deadline Time (as defined in Section 8.1(b))) at any time and from time to time if, as of any scheduled expiration time of the Offer (as originally scheduled or as extended as permitted or required by this paragraph (a)), any Offer Condition (other than the Minimum Condition) shall not have been satisfied; provided, however, that in no event shall AHI be permitted to extend the expiration time of the Offer if the failure of any Offer Condition to occur was caused by the material action or material failure to act of AHI; and provided, further, AHI shall not be permitted to extend the expiration time of the Offer beyond 5:00 p.m., New York City time, on the date which is ten business days after AHI has publicly announced that it has entered into definitive documentation with respect to the Financing (as herein defined) unless the Minimum Condition shall have been satisfied on or before such tenth business day; and (ii) if as of any scheduled expiration time of the Offer (as originally scheduled or as extended as required or permitted by this paragraph (a)), all of the conditions thereto have been satisfied or waived and at least 80% but less than 90% of the outstanding Company Shares have been validly tendered and not properly withdrawn pursuant to the Offer AHI may, in its sole discretion, extend the expiration time of the Offer but not beyond the Deadline Time, for up to an additional period of five business days. The date on which the Offer (as extended as permitted hereunder) shall expire is herein referred to as the "Expiration Date". Except as required by law and except for extensions permitted above in this Section 2.1(a), AHI shall not (v) increase or decrease the number of Company Shares being sought in the Offer, (w) change the form of consideration payable in the Offer, (x) add additional conditions to the Offer, (y) extend the time of original expiration of the Offer if all of the Offer Conditions are then satisfied or waived or (z) otherwise amend the Offer without the prior written or oral consent of the Company which consent shall not be unreasonably withheld and, in any event, will be deemed given if the Company does not deliver to AHI an objection in writing within 24 hours after receipt of AHI's written request for consent describing the proposed amendment (other than amendments which increase the amount of cash consideration payable for the purchase of Company Shares pursuant to the Offer).

          (b) Schedule 14D-1. As soon as practicable on the date the Offer is commenced, AHI shall file with the Securities and Exchange Commission (the "Commission") a tender offer statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer. The Schedule 14D-1 shall include or shall incorporate by reference the Offer to Purchase (or portions thereof) and forms of the related letter of transmittal and summary advertisement, as well as all other information and exhibits required by law (the Schedule 14D-1, Offer to Purchase and such other documents, together with any supplements or amendments thereto, are herein referred to as the "Offer Documents"). The Offer Documents shall comply with the provisions of applicable law. AHI shall promptly correct any information in the Offer Documents that shall be or have become false or misleading in any material respect and shall take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the Commission and the other Offer Documents as so corrected to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities law. AHI shall conduct the Offer in accordance with all applicable requirements of the Exchange Act and rules and regulations promulgated thereunder and all other applicable laws. AHI shall give the Company and its counsel an opportunity to review and comment on the Schedule 14D-1 prior to its being filed with the Commission. AHI shall provide the Company and its counsel with any written comments AHI may receive from the Commission with respect to the Offer Documents promptly after the receipt of such comments.

          2.2  Company Action.

          (a) Company Approvals. The Company hereby approves of and consents to the Offer and represents and warrants that (i) its Board of Directors (the "Company Board"), at a meeting duly called and held, has (A) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, taken as a whole, are fair to and in the best interests of the stockholders of the Company, and resolved to recommend that the holders of Company Common Stock accept the Offer, tender their shares of Company Common Stock thereunder to AHI, and, if required by applicable law, approve and adopt the Merger and this Agreement, and (B) approved this Agreement and the transactions contemplated hereby, including the Offer, the Tender Agreements (as herein defined) and the Merger, for purposes of Section 203 of the DGCL, (ii) it has received the opinion of William Blair & Co. ("Blair"), and the opinion of Lazard Freres & Co. ("Lazard"), in each case that the consideration to be paid in the Offer and the Merger, taken as a whole and taking into account the interest retained by the holders of Company Common Stock is, in the opinion of each of Blair and Lazard, fair to the holders of Company Common Stock (other than AHI and its subsidiaries and affiliates) from a financial point of view (the "Fairness Opinions") and (iii) a majority of the Disinterested Directors (as defined in the Company's certificate of incorporation) have approved this Agreement and the transactions contemplated hereby, including the Offer and Merger, in satisfaction of the conditions specified in Section 2(a) of Article VII of the Company's Restated Certificate of Incorporation. The Company Board will not withdraw or modify its approval or recommendation of the Offer, the Merger or this Agreement unless it shall determine in good faith after consultation with legal counsel that to not do so would be inconsistent with its fiduciary duties under applicable law. The Company hereby consents to the inclusion in the Offer Documents of the recommendations referred to in this
Section 2.2(a), subject to the immediately preceding sentence.

          (b) Tender Agreements. The Company has delivered, simultaneously with the execution of this Agreement, a Tender Agreement, in substantially the form attached hereto as Exhibit B, executed by each director of the Company and their respective affiliates and certain other individuals and trusts identified on Exhibit B.

          (c) Schedule 14D-9. The Company hereby agrees to file with the Commission contemporaneously with the commencement of the Offer, and promptly to mail to its stockholders, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing the recommendations contained in Section 2.2(a), subject to the conditions stated therein. AHI and its counsel shall be given an opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the Commission. The Schedule 14D-9 will comply with the provisions of applicable law.

          (d) Labels, etc. In connection with the Offer, if requested by AHI, the Company shall promptly furnish AHI with mailing labels, security position listings, and any available listing or computer file containing the names and addresses of the record and, to the extent available, beneficial, holders of Shares as of a recent date (including without limitation updated lists of stockholders, mailing labels, and lists of security positions) as AHI or its agents may reasonably request in communicating the Offer to the record and beneficial owners of Shares. Subject to the requirements of law, and except for such steps as are necessary to disseminate the Offer Documents, AHI will hold in confidence the information contained in any of such labels and lists and the additional information referred to in the preceding sentence, will use such information only in connection with the Offer, and, if this Agreement is terminated, will upon request deliver to the Company all such information (whether in written or computer tape or disk form) and any copies or extracts therefrom in its possession or under its control. If any such information has been electronically stored, such information shall be deleted from such storage and AHI shall deliver a certificate to the Company to such effect.

          2.3  Company Board of Directors.

          (a) Designation by AHI. Promptly following the acceptance for payment by AHI of a majority of the outstanding Company Shares pursuant to the Offer, and from time to time thereafter, the Company shall take all actions necessary to cause a number (but not more than six) of directors of the Company Board (and a majority of the members of each committee of the Company Board and the members of the Board of Directors of each Subsidiary (as defined in Section 4.1(a)) of the Company) rounded up to the nearest whole number, equal to the percentage of outstanding Company Shares held by AHI, to consist of persons designated by AHI (whether, at the request of AHI, by means of increasing the size of the Company Board or seeking resignation of directors and causing AHI's designees to be elected). This Section 2.3(a) shall not constitute an implied waiver of the Minimum Condition by the Company, or any commitment by the Company to agree to such a waiver. Notwithstanding the foregoing, until the Effective Time at least one member of the Company Board and the board of directors of each Subsidiary on the date hereof who is not an employee of the Company and at least two members of the Company Board who are also employees of the Company on the date hereof shall remain members of the Company Board until death, disability or resignation (such members, including replacements appointed or herein provided are referred to herein as the "Continuing Directors"); provided that if the number of Continuing Directors shall be reduced below three because of death, disability or resignation, such remaining Continuing Directors (or Continuing Director, if there be only one remaining) shall be entitled to designate persons to fill such vacancies. Simultaneous with the execution hereof, the Company has (i) furnished to AHI copies of the written resignations of six of the directors of the Company which resignation shall in each case be subject to the acceptance for payment by AHI of at least a majority of the outstanding Company Shares pursuant to the Offer and receipt by the Company of written advice from The Chase Manhattan Bank (National Association) ("Chase") that Chase is ready, willing and able to fund the payment of the purchase price for the Company Shares accepted for payment by AHI in the Offer (the "Chase Advice"); provided that if less than two-thirds of the outstanding Company shares are purchased by AHI in the Offer, the Company will accept only five resignations selected by it; and (ii) adopted a resolution appointing certain designees of AHI as directors of the Company contingent upon the acceptance for payment by AHI of a majority of the outstanding Company Shares and receipt by the Company of the Chase Advice. AHI agrees not to seek any greater representation on the Company Board, the board of directors of any Subsidiary of the Company or any committee thereof prior to the Effective Time.

          (b) Section 14(f). The Company's obligations to cause designees of AHI to be elected or appointed to the Board of Directors of the Company shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to
Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this
Section 2.3(b), and shall include in the Schedule 14D-9 such information with respect to AHI and its officers and directors as is required under Section 14(f) and Rule 14f-1. AHI will supply to the Company and be solely responsible for any information with respect to AHI and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

          (c) Special Director Approval. Following the election or appointment of AHI's designees pursuant to this Section 2.3 and prior to the Effective Time, any amendment of the Certificate of Incorporation or By-laws of the Company, any amendment or termination of this Agreement, extension of the time for the performance of, waiver of the obligations or other acts of AHI or waiver of the Company's rights or condition to the Company's obligation hereunder, or any other action which would materially affect any rights of the Company or the stockholders of the Company requires the concurrence of a majority of the Continuing Directors.

                                 ARTICLE 3

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
               --------------------------------------------------

          3.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

          (a) Each share of Company Common Stock outstanding immediately prior to the Effective Time (other than AHI-owned Shares (as herein defined) and Company Treasury Shares (as herein defined)) shall be converted as follows:

                    (i) the Cash Portion (as herein defined) of each Share shall be converted into and represent the right to receive cash in an amount determined by subtracting (A) the product of $15.50 (or such higher price per Company Share paid in the Offer) multiplied by the number of AHI-owned Shares from (B) $266,628,495 (or, if higher, the product of the highest price per Company Share paid in the Offer multiplied by the product of 92.5% multiplied by the lesser of the number of Company Shares outstanding immediately prior to the Effective Time and 19,860,192 Company Shares) and dividing the result so obtained by the number of Old Shares (as herein defined);

                    (ii) the balance of each Company Share shall remain
               outstanding and be unaffected by the Merger (the total number of Shares to remain outstanding is referred to as the "Remaining Shares");

The Cash Portion is a percentage equal to a fraction expressed as a percentage (rounded to four decimal places), the numerator of which is the result of subtracting (y) the product of 7.5% multiplied by the number of Company Shares outstanding immediately prior to the Effective Time from (z) the number of Shares outstanding (other than AHI-owned Shares and Treasury Shares) immediately prior to the Effective Time (the "Old Shares") and the denominator of which is the number of Old Shares (it being understood that if the numerator is zero, the Cash Portion shall be zero);

          (b) each share of Company Common Stock held by AHI or any of its respective Subsidiaries or affiliates immediately prior to the Effective Time ("AHI-owned Shares") and each share of Company Common Stock then held in the treasury of the Company or any of its subsidiaries ("Company Treasury Shares") shall be cancelled and retired and cease to exist without any payment therefor;

          (c) each share of common stock Class A, par value $0.01 per share, of AHI ("AHI Common") outstanding immediately prior to the Effective Time shall be converted into a number of shares of Company Common Stock determined by [((x divided by .20) minus x) divided by y] where "x" equals the number of Remaining Shares (including for this purpose Dissenting Shares as herein defined) and "y" equals the number of shares of AHI Common outstanding on a fully diluted basis including treating for purposes of this calculation all outstanding options (including AHI Options (as herein defined)), warrants and other rights (including conversion rights and anti-dilution rights) to acquire AHI Common or shares of Class B non voting common stock, $.01 par value of AHI ("AHI Class B Common") and rights to receive options under the Executive Purchase Agreements (as herein defined) as having been exercised and given effect; and

          (d) each share (and fraction thereof) of Class A Preferred Stock, par value $0.01 per share, of AHI (the "AHI Class A Preferred Stock") shall be converted into one share (and corresponding fraction thereof) of Series A Preferred Stock, par value $0.01 per share of the Company (the "Company Series A Preferred Stock"); each share (and fraction thereof) of Class B Preferred Stock, par value $0.01 per share, of AHI (the "AHI Class B Preferred Stock") shall be converted into one share (and corresponding fraction thereof) of Series B Preferred Stock, par value $0.01 per share, of the Company (the "Company Series B Preferred Stock"); and each share (and fraction thereof) of Class C Preferred Stock, par value $0.01 per share, of AHI (the "AHI Class C Preferred Stock" and, together with the AHI Class A Preferred Stock and the AHI Class B Preferred Stock, the "AHI Preferred Stock") shall be converted into one share (and corresponding fraction thereof) of Series C Preferred Stock, par value $0.01 per share, of the Company (the "Company Series C Preferred Stock" and, together with the Company Series A Preferred Stock and the Company Series B Preferred Stock, the "Company Preferred Stock"). The Company Series A Preferred Stock, the Company Series B Preferred Stock and the Company Series C Preferred Stock shall have the terms substantially as set forth in the form of the Certificate of Designations, Preferences and Rights attached hereto as composite Exhibit C. At the Effective Time all shares of AHI Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares of AHI Preferred Stock shall thereafter represent the right to receive the shares of Company Series A Preferred Stock, Company Series B Preferred Stock or Company Series C Preferred Stock, as the case may be, into which such AHI Preferred Stock has been converted pursuant to Section 3.1(d). Certificates previously representing shares of AHI Preferred Stock shall be exchanged for certificates representing shares of Company Preferred Stock to be issued in consideration therefor upon the surrender of such certificates in accordance with Section 3.5.

          3.2 Adjustment of Merger Consideration. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within such period, the consideration to be received in respect of each Share or Company Option (as herein defined) shall be appropriately and equitably adjusted.

          3.3  Shares of Dissenting Stockholders.

          (a) Company Stockholders. Notwithstanding Section 3.1(a), each outstanding Share as to which appraisal rights pursuant to Section 262 of the DGCL are exercised, perfected and not withdrawn or lost ("Dissenting Shares") shall not be converted pursuant to Section 3.1(a), but shall represent only the right to receive such consideration as may be determined to be due to the holder thereof (a "Company Dissenting Stockholder") pursuant to Section 262 of the DGCL; provided, however, that shares of Company Common Stock outstanding at the Effective Time and held by a Dissenting Stockholder who shall, after the Effective Time, withdraw his or her demand for appraisal or lose his or her right of appraisal as provided under Delaware law, shall be deemed to be converted and outstanding, as of the Effective Time of the Merger, as provided in Section 3.1(a). The Company shall give AHI (i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the DGCL received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of AHI, settle or offer to settle any such demands. Each Company Dissenting Stockholder who becomes entitled, pursuant to the DGCL, to payment for his, her or its Company Common Stock shall receive payment therefor from the Surviving Corporation and such Shares shall be cancelled upon such payment.

          (b) AHI Stockholders. Notwithstanding Section 3.1(c) and (d), each outstanding share of AHI Common and AHI Preferred Stock as to which appraisal rights pursuant to Section 262 of the DGCL are available as a matter of law to the holder of such shares and which are validly exercised, perfected and not withdrawn or lost shall not be converted pursuant to Section 3.1(c) or (d), as the case may be, but shall represent only the right to receive such consideration as may be due to the holder

("AHI Dissenting Stockholder") thereof pursuant to Section 262 of the DGCL. Each AHI Dissenting Stockholder who becomes entitled, pursuant to the DGCL, to payment for his, her or its shares of AHI Common or AHI Preferred Stock shall receive payment therefor from the Surviving Corporation and such shares of AHI Common or AHI Preferred Stock, shall be cancelled upon such payment.

          3.4  Exchange of Company Common Stock Certificates.

          (a) Paying Agent. Prior to the Closing Date, AHI and the Company shall jointly select a bank or trust company with capital and surplus of at least $500 million and offices in the Borough of Manhattan, New York, to act as paying agent (the "Paying Agent") for the payment of the cash consideration specified in Section 3.1(a)(i), and the exchange of certificates representing Shares not converted in the Merger pursuant to Section 3.1(a)(ii) upon surrender of certificates representing Company Common Stock to be converted into the right to receive cash pursuant to the Merger.

          (b) Surviving Corporation to Provide Funds. Unless the Cash Portion shall be equal to zero, immediately prior to or simultaneously with the Effective Time AHI will take all steps necessary to enable and cause the Surviving Corporation to provide to the Paying Agent on a timely basis immediately available funds necessary to pay the aggregate cash amount required pursuant to Section 3.1(a).

          (c) Exchange Procedures. Unless the Cash Portion shall be equal to zero, as soon as practicable after the Effective Time, the Paying Agent shall mail to each holder of record, other than the Company, AHI and their respective affiliates and Subsidiaries, of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Old Certificates"), (i) a letter of transmittal in appropriate and customary form and (ii) instructions for use in effecting the surrender of the Old Certificates in exchange for the amount of cash and retained Company Common Stock specified in Section 3.1(a). Upon surrender of an Old Certificate for cancellation as provided herein to the Paying Agent, together with such letter of transmittal, duly executed, and such other customary documents as may be required by the Paying Agent, the holder of such Old Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by the Old Certificate so surrendered shall have been converted pursuant to the provisions of Section 3.1(a), less any amounts required to be withheld under applicable federal, state, local or foreign income tax regulations, and a new stock certificate evidencing the number of shares of Company Common Stock retained by such holder, and the Company Shares to the extent so converted and represented by the Old Certificate so surrendered shall forthwith be canceled. No interest will be paid or will accrue on the cash payable upon the surrender of any Old Certificate. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a check in payment of the proper amount of cash and a new stock certificate evidencing the proper amount of retained Company Common Stock may be issued to a transferee if the Old Certificate representing such Company Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.4, each Old Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the amount of cash and retained Company Common Stock specified in Section 3.1(a) and the rights specified in this
Section 3.4. Any funds deposited with the Paying Agent that remain unclaimed by the stockholders of the Company for one year after the Effective Time shall be paid to the Surviving Corporation upon demand and any stockholders of the Company who have not theretofore complied with the instructions for exchanging their Old Certificates shall thereafter look only to the Surviving Corporation for payment.

          (d) Old Stock Certificates. If, after the Effective Time, Old Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as and to the extent provided in this Article 3, subject to applicable law in the case of shares of Company Common Stock held by Company Dissenting Stockholders.

          (e) Fractional Shares. Notwithstanding any other provision of this Agreement, no certificates or scrip representing fractional shares of Company Common Stock shall be issued upon the surrender for exchange of an Old Certificate (taking into account all Old Certificates surrendered for exchange by a particular stockholder) pursuant to Section 3.4(a). In the event a fractional share would be retained pursuant to Section 3.1(a)(ii), each holder of an Old Certificate (taking into account all Old Certificates surrendered for exchange by a particular stockholder) who would otherwise have been entitled to retain a fraction of a share of Company Common Stock upon surrender of such Certificates for exchange pursuant to Section 3.2 will have such fractional share rounded to the nearest whole Share and will receive the appropriate new certificate therefor.

          3.5 Exchange of AHI Stock. After the Effective Time, each holder of a certificate formerly representing AHI Common or AHI Preferred Stock who surrenders or has surrendered such certificate (or customary affidavits and indemnification regarding the loss or destruction of such certificate), together with duly executed transmittal materials, to the Paying Agent shall be entitled to a certificate representing shares of Company Common Stock or Company Preferred Stock (including fractional shares) into which the shares of AHI Common or AHI Preferred Stock, as the case may be, shall have been converted pursuant hereto. Notwithstanding any other provision of this Agreement, no certificates or scrip representing fractional shares of Company Common Stock shall be issued upon the surrender for exchange of a certificate ("AHI Common Certificate") representing AHI Common (taking into account all AHI Common Certificates surrendered by a particular holder of AHI Common). In lieu thereof, each holder of an AHI Common Certificate (taking into account all AHI Common Certificates held by a particular stockholder) who would otherwise have been entitled to receive a fraction of a share of Company Common Stock upon surrender of an AHI Common Certificate for exchange will have such fractional share rounded to the nearest whole share and will receive the appropriate new certificate therefor.

          3.6 Company Stock Options. The Company shall (subject to the approval of the holders thereof) make such adjustments to all the outstanding options to purchase shares of Company Common Stock as may be necessary to provide that at the Effective Time each such option whether or not then exercisable (the "Company Options") shall, in settlement, be converted into the right to receive a cash payment in an amount equal to the difference, if any, between $15.50 or such higher price paid in the Offer or Merger and the per share exercise price of such Company Option multiplied by the number of shares of Company Common Stock subject to such Company Option. The Company shall adopt such amendments to its plans under which such Company Options were granted, and shall use its reasonable best efforts to obtain prior to the Closing Date such consents of the holders of such Company Options, as shall be necessary to effectuate the foregoing.

          3.7  AHI Stock Options.   At the Effective Time, each outstanding
option, warrant or other right to acquire AHI Common shall be assumed by the Company as provided in Section 6.15 hereof.

          3.8 Short-Form Merger. If AHI shall acquire at least 90% of the outstanding shares of each class of capital stock of the Company, the parties agree, at the request of AHI, to take all necessary and appropriate action to cause the Merger to become effective without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

          4.1 Representations and Warranties of the Company. Subject to the qualifications and exceptions, if any, set forth in the disclosure letter of even date herewith from the Company to AHI (the "Company Disclosure Schedule"), the Company represents and warrants to AHI as follows as of the date hereof:

          (a) Organization, Standing and Power. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a material adverse effect (as herein defined) on the Company. As used in this Agreement, "material adverse effect" means, with respect to any entity, a materially adverse effect on the condition (financial or otherwise), assets, liabilities, business or results of operations of such entity and its Subsidiaries taken as a whole; and "Subsidiary" of an entity means a corporation more than 50% of whose voting securities ordinarily entitled to elect at least a majority of its Board of Directors or other persons performing similar functions is owned or controlled directly or indirectly by such entity.

          (b) Capital Structure. The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock and 1,500,000 shares of preferred stock, no par value ("Preferred Stock"). At the close of business on February 10, 1995, 18,596,582 shares of Company Common Stock were outstanding, 1,263,610 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding stock options, no shares of Preferred Stock were outstanding, and no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote ("Voting Debt") were issued or outstanding. Since February 10, 1995, no shares of Company Common Stock have been issued except pursuant to the Company Option Plans. All outstanding shares of the Company capital stock are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights. Except for options to purchase 1,263,610 shares of Company Common Stock issued pursuant to the Company's 1981 Stock Incentive Award Plan, 1985 Nonqualified Stock Option Plan and Director's Stock Option Plan, each as amended (the "the Company Option Plans"), there are no outstanding options, warrants, calls, rights, commitments or agreements of any character to which the Company or any Subsidiary of the Company is a party or by which it is bound obligating the Company or any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold shares of capital stock or any Voting Debt of the Company or of any Subsidiary of the Company or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

          (c) Authority. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the stockholders of the Company as required by law, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to such approval by the stockholders of the Company as may be required by law. This Agreement has been duly executed and delivered by the Company and, subject to such approval by the stockholders of the Company as may be required by law, constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or defaults (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of any material benefit under any provision of the Certificate of Incorporation or By-laws of the Company or any Subsidiary of the Company or any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Subsidiary of the Company or their respective properties or assets, other than any such conflicts, violations, defaults or terminations, cancellations or acceleration under any such loan or other agreement or obligation which will be extinguished or satisfied on or before the Effective Time or which individually or in the aggregate do not and would not have a material adverse effect on the Company. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a

"Governmental Entity"), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing with the Commission of (A) a proxy or information statement relating to the adoption by the Company's stockholders of, or the required notice of the adoption of, this Agreement (the "Information Statement") and (B) the Schedule 14D-9 and such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, and (ii) the filing with the appropriate authorities of the Certificate of Merger and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business. Notwithstanding anything to the contrary herein contained and except for the representations and warranties of the Company in this Agreement, the Company is not making and shall not be deemed to make any representation or warranty with respect to the offer or issuance of shares of Company Common Stock or Company Preferred Stock to AHI stockholders in the Merger.

          (d) SEC Documents. Each report, schedule, registration statement and definitive proxy statement filed by the Company with the Commission since September 1, 1991 (the "SEC Documents"), as of its respective filing date, (i) complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act and the respective rules and regulations of the Commission thereunder applicable to such SEC Documents and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Company has timely filed all documents that it was required to file with the Commission since September 1, 1991, except where the failure to file did not and would not reasonably be expected to have a material adverse effect on the Company. The Company has not filed any Reports on Form 8-K since November 30, 1994 and prior to the date hereof. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended except as may be as otherwise stated therein and, in the case of unaudited statements, as permitted by Form 10-Q or for normal, recurring, year-end audit adjustments that would not be material in the aggregate.

          (e) Information Supplied. The information supplied by the Company to AHI in writing expressly for inclusion in the Offer Documents at the date the Offer Documents are first mailed to the stockholders of the Company will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (f) Compliance with Applicable Laws. Except as disclosed in the SEC Documents filed prior to the date hereof, the businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance, regulation, judgment, decree, injunction, rule or order of any Governmental Entity, except for violations which individually or in the aggregate do not and would not reasonably be expected to have a material adverse effect on the Company. No investigation or proceeding before any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, other than those which are disclosed in the SEC Documents or those the outcome of which would not reasonably be expected to have a material adverse effect on the Company.

          (g) Litigation. Except as disclosed in the SEC Documents filed prior to the date hereof, there is no suit, action or proceeding pending, or, to the knowledge of the Company and its Subsidiaries, threatened against the Company or any Subsidiary of the Company which has a reasonable probability of being decided adversely to the Company or its Subsidiaries and which, if adversely determined, would reasonably be expected to have a material adverse effect on the Company, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary of the Company having, or which would have, any such effect.

          (h) Title to Properties. Except as disclosed in the SEC Documents filed prior to the date hereof, the Company or one of its Subsidiaries has good and indefeasible title to all properties purported to be owned by it or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever except (i) statutory liens securing payments (including taxes) not yet due, (ii) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iii) such encumbrances as do not have a material adverse effect on the Company.

          (i) Leased Properties. Except as disclosed in the SEC Documents filed prior to the date hereof, the Company or one of its Subsidiaries is the lessee of all leasehold estates reflected in the latest audited financial statements included in such SEC Documents or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder and each lease is valid without material default thereunder by the lessee or, to the Company's knowledge, the lessor, except for such leases the invalidity of which or the material default under which in the future would not reasonably be expected to have a material adverse effect on the Company.

          (j) Taxes. Each of the Company and its Subsidiaries has filed, or has timely applied for extensions to file, all tax returns, reports, statements and other documents ("the Company Tax Returns") required to be filed, distributed, or prepared by any of them relating to any material taxes. Each of the Company and its Subsidiaries has paid (or the Company has paid on its behalf), or has set up a reserve reasonably believed by the Company, after consultation with its independent accountants, to be adequate for the payment of, all material taxes required to be paid, withheld, or deducted in respect of the periods covered by such the Company Tax Returns, and the most recent financial statements contained in the SEC Documents filed prior to the date hereof reflect an adequate reserve for all taxes payable, or required to be withheld and remitted, by the Company and its Subsidiaries accrued through the date of such financial statements. Neither the Company nor any Subsidiary of the Company is delinquent in the payment of any material tax, assessment or governmental charge, except those which are being contested in good faith and for which adequate reserves have been established or which would not reasonably be expected to have a material adverse effect on the Company. No deficiencies material to the Company and its Subsidiaries taken as a whole for any taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries, and no requests for waivers of the time to assess any such tax, the granting of which would have a material adverse effect on the Company and its Subsidiaries taken as a whole, are pending. The federal income tax returns of the Company and each of its Subsidiaries consolidated in such returns have been examined by and settled with the United States Internal Revenue Service for all years through 1985. For the purposes of this Agreement, the term "taxes" shall include all federal, state, local and foreign income, property, sales, excise withholding, unemployment compensation, social security, and other taxes.

          (k) Certain Agreements. (i) The Company Disclosure Schedule contains true and correct copies of all agreements between the Company and its executive officers whose salary and bonus for the fiscal year ended August 31, 1994 exceeded $150,000 (the "Executive Contracts"). Except as disclosed in the SEC Documents filed prior to the date hereof, as set forth in the Executive Contracts or as permitted pursuant to Section 5.1(j), neither the Company nor any of its Subsidiaries is a party to any written or oral agreement, plan or arrangement with any officer, director or employee of the Company or any Subsidiary (other than the Company Option Plans) (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing severance benefits or other benefits after the termination of employment regardless of the reason for such termination of employment, or (C) any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. The Company Disclosure Schedule contains a true and correct copy of the United Stationers Severance Plan dated February 10, 1995 as in effect on the date hereof.

          (ii) Except as disclosed in the SEC Documents filed prior to the date hereof, neither the Company nor any of its Subsidiaries is a party to any oral or written (A) agreement, contract, indenture or other instrument relating to the borrowing of money or the guarantee of any obligation for the borrowing of money material to the Company and its Subsidiaries taken as a whole or (B) other contract, agreement or commitment of the Company or its Subsidiaries material to the Company and its Subsidiaries taken as a whole (except those entered into in the ordinary course of business).

          (l) ERISA Compliance. Except as disclosed in the SEC Documents filed prior to the date hereof, the present value of all accrued benefits (vested and unvested) under all the "employee pension benefit plans" as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which are subject to Title IV of ERISA and which the Company or any Subsidiary of the Company maintains, or to which the Company or any Subsidiary of the Company is obligated to contribute (the "Company Pension Plans"), did not, as of the respective last annual valuation dates for such Company Pension Plans, exceed the value of the assets of such Company Pension Plans allocable to such benefits. Except as disclosed in the SEC Documents filed prior to the date hereof, none of the Company Pension Plans subject to
Section 302 of ERISA has incurred any "accumulated funding deficiency", as such term is defined in Section 302 of ERISA (whether or not waived), since the effective date of such Section 302. None of the Company, any Subsidiary of the Company, any officer of the Company or a

Subsidiary of the Company or any of the employee benefit plans of the Company and the Subsidiaries of the Company which are subject to ERISA, including the Company Pension Plans, or any trusts created thereunder, or any trustee or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code, which would subject the Company, any Subsidiary of the Company, any officer of the Company or a Subsidiary of the Company, any of such plans or any trust to any material tax or penalty on prohibited transactions imposed by such Section 4975 and would reasonably be expected to have a material adverse effect on the Company. Neither any of such Company Pension Plans subject to Title IV of ERISA nor any of their related trusts have been terminated, nor has there been any material "reportable event", as that term is defined in Section 4043 of ERISA, for which the 30 day reported request event have not been waived with respect thereto, which in any case would have a material adverse effect on the Company. The Company is not a contributing employer to any "multiemployer plan" as such term is defined in
Section 3(37) or Section 4001 (a)(3) of ERISA.

          (m) Patents, Trademarks, Etc. The Company and its Subsidiaries own or have the right to use all material patents, trademarks, trade names, service marks, trade secrets, copyrights and other proprietary intellectual property rights used in connection with the businesses of the Company and its Subsidiaries, the lack of which would have a material adverse effect on the Company. The Company does not have any knowledge of any conflict with the rights of the Company and its Subsidiaries therein or any knowledge of any conflict by them with the rights of others therein which in either case would have a material adverse effect on the Company. Notwithstanding anything to the contrary set forth in this Agreement, the representations and warranties contained in this Section 4.1(m) that the Company does not have knowledge of a fact shall not be breached by the existence of facts of which the Company could have been informed by conducting searches of records contained in filing offices, court records or other public or private records or databases.

          (n) Absence of Certain Changes or Events. Except as disclosed in the SEC Documents, since November 30, 1994, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course, and there has not been (i) any damage, destruction or loss to any property of the Company or its Subsidiaries, whether covered by insurance or not, which has or in the future would have a material adverse effect on the Company or the Surviving Corporation; (ii) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to any of the Company's capital stock (other than regular quarterly dividends of $.10 per share); (iii) except for the Executive Contracts and the United Stationers Severance Plan dated as of February 10, 1995, the execution of any agreement with any executive officer of the Company providing for his employment, or any increase in compensation or in severance or termination benefits payable or to become payable by the Company and its Subsidiaries to their officers or key employees, or any material increase in benefits under any collective bargaining agreement or in benefits under any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, insurance or other plan or arrangement or understanding (whether or not legally binding) providing benefits to any present or former employee of the Company (collectively, "the Company Employee Benefit Plans"), except in any case in the ordinary course of business consistent with prior practice; or (iv) any transaction, commitment, dispute or other event or condition of any character individually or in the aggregate having or which in the future would reasonably be expected to have a material adverse effect on the Company or the Surviving Corporation.

          (o) Certain Information. With respect to agreements with customers or suppliers which the Company has not disclosed to AHI prior to date hereof for competitive reasons, (i) such agreements were entered into in the ordinary course of the Company's business, (ii) the Company reasonably believes that such agreements are in the aggregate not materially adverse to the Company and its Subsidiaries taken as a whole and (iii) such agreements (A) do not contain terms permitting cancellation or termination thereof upon the consummation of the transactions contemplated hereby where such cancellation or termination would reasonably be expected to have individually or in the aggregate a material adverse effect on the Company and (B) if breached by the Company by reason of the consummation of this Agreement would result in damages against the Company which would reasonably be expected to have a material adverse effect on the Company.

          (p) Definition of Knowledge. For purposes of the Agreement, "to the knowledge of the Company" and words of similar import shall be limited to the actual knowledge of the executive officers of the Company and its Subsidiaries.

          4.2 Representations and Warranties of AHI. Subject to the qualifications and exceptions, if any, set forth in the disclosure letter from AHI (the "AHI Disclosure Schedule") to the Company of even date herewith, AHI represents and warrants to the Company as follows:

          (a) Organization, Standing and Power. Each of AHI and Associated Stationers Inc., a Delaware corporation ("Associated") and a wholly owned Subsidiary of AHI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a material adverse effect on AHI.

          (b) Capital Structure. The authorized capital stock of AHI consists of 5,000,000 shares of Class A common stock, $.01 par value, of which 954,911 shares are outstanding (subject to increase as permitted under Section 6.5), 5,000,000 shares of Class B Nonvoting Common Stock, $.01 par value, none of which are outstanding, 15,000 shares of Class A Preferred Stock, $.01 par value, of which 5,000 shares are outstanding (subject to increase for dividends accruing after the date hereof in accordance with the terms existing as of the date hereof), 15,000 shares of Class B Preferred Stock, $.01 par value, of which 6,724.4436 shares are outstanding (subject to increase for dividends accruing after the date hereof in accordance with the terms existing as of the date hereof) and 15,000 shares of Class C Preferred Stock, $.01 par value, of which 10,086.6657 shares are outstanding (subject to increase for dividends accruing after the date hereof in accordance with the terms existing as of the date hereof). 31,528 shares of AHI Common are reserved for issuance under outstanding stock options granted under the Associated Holdings, Inc. 1992 Management Stock Option Plan (the "AHI Option Plan"), and an additional 21,684 shares of AHI Common were reserved for issuance under stock options to be granted to certain executive officers of AHI prior to January 31, 1996 pursuant to Executive Stock Purchase Agreements dated January 31, 1992 (the "Executive Purchase Agreements"). No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote ("AHI Voting Debt") were issued or outstanding. All outstanding shares of the capital stock are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights. Except for options to purchase 31,528 shares of AHI Common issued pursuant to the AHI Option Plan, rights of certain executive officers under the Executive Purchase Agreements to receive options exercisable for an aggregate of 21,684 additional shares of AHI Common, a warrant exercisable for 23,129 shares of AHI Common issued to Boise Cascade Corporation and warrants exercisable for an aggregate of 201,275 shares of AHI Common Stock issued to certain lenders to AHI (collectively, the "AHI Options") there are no outstanding options, warrants, calls, rights, commitments or agreements of any character to which AHI or any Subsidiary of AHI is a party or by which it is bound obligating AHI or any Subsidiary of AHI to issue, deliver or sell, or cause to be issued, delivered or sold shares of capital stock or any Voting Debt of AHI or any Subsidiary of AHI or obligating AHI or any Subsidiary of AHI to grant, extend or enter into any such option, warrant, call right, commitment or agreement, except as and to the extent permitted pursuant to Section 6.5. AHI has no Subsidiaries other than Associated, and Associated has no Subsidiaries. Neither AHI nor Associated nor, to the knowledge of AHI, any affiliate of AHI owns any Company Shares (other than as purchased pursuant to the Offer).

          (c) Authority. AHI has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been approved by all necessary corporate action including the approval of the holders of capital stock of AHI in accordance with the DGCL. The execution and delivery of this Agreement by AHI and the consummation by AHI of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of AHI including the approval of the stockholders of AHI. This Agreement has been duly executed and delivered by AHI and constitutes a valid and binding obligation of AHI enforceable against AHI in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of the Certificate of Incorporation or By-laws of AHI or any Subsidiary of AHI or any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to AHI or any Subsidiary of AHI or their respective properties or assets, other than any such conflicts, violations or defaults which will be extinguished or satisfied on or before the Effective Time or which individually or in the aggregate do not and would not have a material adverse effect on AHI. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to AHI in connection with the execution and delivery of this Agreement by AHI or the consummation by AHI of the transactions contemplated hereby, except for (i) filings to be made and approval to be obtained under applicable state securities laws and state takeover laws,
(ii) the filing with the appropriate authorities of the Certificate of Merger and appropriate documents with the relevant authorities of other states and municipalities in which AHI is qualified to do business, and (iii) the filing of the Schedule

14D-1 with the Commission and such other compliance with the Exchange Act as may be required in connection with the transactions contemplated hereby.

          (d) Information Supplied. The information supplied by AHI to the Company in writing expressly for inclusion in the Information Statement and all information (including the pro forma financial information) relating to the Surviving Corporation, the proposed business and operation of the Company following consummation of the Offer and the Financing included in the Information Statement, at the date the Information Statement is first mailed to the stockholders of the Company, at the date of the stockholders meeting referred to in Section 6.3 (if held) and at the Effective Time, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by AHI to the Company in writing expressly for inclusion in the Schedule 14D-9, and all information relating to the Surviving Corporation, the business and operation of the Company following consummation of the Offer and the Financing included in the Schedule 14D-9 at the date the Schedule 14D-9 is first mailed to stockholders of the Company and at the Expiration Date will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of this representation and warranty, AHI shall be entitled to assume the accuracy in all material respects of the Company's representations and warranties in this Agreement.

          (e) Solvency. At the Effective Time and after giving effect to any changes in the Surviving Corporation's assets and liabilities as a result of the Merger and the Financing (as herein defined) therefor and the use of proceeds therefrom, the Surviving Corporation will not: (i) be insolvent either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair salable value of its assets will be less than the amount required to pay its probable liability on its debts (including any legal liability whether matured or unmatured, liquidated, absolute, fixed, or contingent with any contingent liability evaluated in light of all the facts and circumstances existing at the time of such valuation as the amount that can reasonably be expected to become an actual or matured liability) as they become absolute and matured; (ii) have unreasonably small capital with which to continue as a going concern and will not lack sufficient capital for its needs and anticipated needs; or (iii) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured. For the purpose of the representation and warranty contained in this Section 4.2(e), AHI shall be entitled to assume that the representations and warranties of the Company regarding its liabilities and the liabilities of its Subsidiaries are true and correct in all material respects and that there has been and will be no material change in the aggregate of the assets or liabilities of the Company after the date hereof except to the extent AHI has knowledge to the contrary.

          (f) Financing. AHI has obtained and furnished the Company with a true and correct copy of the commitment letter, dated February 13, 1995 from Chase. Such commitment letter of Chase, as the same may be amended as permitted herein, is herein referred to as the "Chase Commitment"; provided, however, that no such amendment shall increase the aggregate amount of indebtedness, reduce the amount of required equity contribution or materially increase the aggregate cost of funds. Pursuant to the Chase Commitment, Chase has committed to provide senior and subordinate debt financing in an aggregate amount sufficient (together with the equity infusion contemplated thereby) to (i) pay all amounts required to be paid to the stockholders of the Company upon consummation of the Offer and Merger, (ii) pay all amounts required to be paid in respect of employee stock options pursuant to Section 3.6 hereof, (iii) pay all expenses incurred in connection with the transactions contemplated by this Agreement (it being understood that, with respect to such expenses incurred or to be incurred by the Company, AHI may assume that the Company will not breach Section 6.6 hereof),
(iv) provide working capital to the Company immediately following consummation of the Offer, (v) provide for the Benefits Letter of Credit and Bonus Trust Letter of Credit (each as defined in Section 6.10(d) hereof), and (vi) pay all amounts owing (including penalties, prepayment fees and breakage fees identified in the Company Disclosure Schedule) under the indebtedness of the Company and its Subsidiaries to be refinanced under the Chase Commitment. The Chase Commitment is in full force and effect. It is understood that, in lieu of utilizing the subordinated debt financing provided in the Chase Commitment, AHI may, at its option, obtain such portion of the financing for the Merger through a public or private sale of subordinated debt and/or preferred stock issued by the Surviving Corporation (which debt and preferred stock will become obligations of the Company pursuant to the Merger) on terms satisfactory to AHI (subject to the terms of this Agreement). AHI believes and has a reasonable and informed basis for believing that the Financing will be available at the expiration of the Offer and upon consummation of the Merger. The financing contemplated by this Section 4.2(f) is herein called the "Financing." AHI has reviewed the form of Solvency Opinion and has no reason to believe that the Solvency Opinion will not be issued by the Appraiser (as defined in Section 6.11) without material change therein as required herein.

          (g) Offer Documents. The Offer Documents (other than information supplied by the Company to AHI in writing expressly for inclusion therein, as to which no representation or warranty is made), at the date the Offer Documents are first mailed to the stockholders of the Company and at the Expiration Date will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (h) Financial Statements. AHI has furnished to the Company true and correct copies of the audited balance sheets of AHI and its consolidated Subsidiaries at December 31, 1992, 1993 and 1994, respectively, and the audited statements of operations and cash flows of AHI and its consolidated Subsidiaries for the fiscal years then ended (collectively, the "AHI Financial Statements"). The AHI Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved and fairly present in all material respects the consolidated financial position of AHI and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended except as otherwise stated therein.

          (i) Compliance with Applicable Laws. The businesses of AHI and its Subsidiaries are not being conducted in violation of any law, ordinance, regulation, judgment, decree, injunction, rule or order of any Governmental Entity, except for violations which individually or in the aggregate do not, and would not reasonably be expected to have a material adverse effect on AHI. No investigation or proceeding before any Governmental Entity with respect to AHI or any of its Subsidiaries is pending or, to the knowledge and AHI, threatened, other than those the outcome of which would not reasonably be expected to have a material adverse effect on AHI.

          (j) Litigation. There is no suit, action or proceeding pending, or, to the knowledge of AHI or any of Subsidiary of AHI, threatened against AHI or any Subsidiary of AHI which has a reasonable probability of being decided adversely to AHI or such Subsidiary and which, if adversely determined, would reasonably be expected to have a material adverse effect on AHI, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against AHI or any Subsidiary of AHI having, or which in the future would reasonably be expected to have any such effect.

          (k) Liabilities. Neither AHI nor any of its Subsidiaries has any material liabilities or obligations (absolute, accrued, contingent or otherwise) of a nature required by generally accepted accounting principles to be recognized or disclosed in consolidated financial statements of AHI and its Subsidiaries, except those disclosed therein.

          (l) Title to Properties. AHI or one of its Subsidiaries has good and indefeasible title to all properties purported to be owned by it or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever except (i) statutory liens securing payments (including taxes) not yet due, (ii) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iii) such encumbrances as do not have a material adverse effect on AHI.

          (m) Leased Properties. AHI is the lessee of all leasehold estates reflected in the AHI Financial Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder and each lease is valid without material default thereunder by the lessee or, to AHI's knowledge, the lessor, except for such leases the invalidity of which or the material default under which in the future would not reasonably be expected to have a material adverse effect on AHI.

          (n) Taxes. Each of AHI and its Subsidiaries has filed, or has timely applied for extensions to file, all tax returns, reports, statements and other documents ("AHI Tax Returns") required to be filed, distributed, or prepared by any of them relating to any material taxes. Each of AHI and its Subsidiaries has paid (or AHI has paid on its behalf), or has set up a reserve believed by AHI, after consultation with its independent accountants, to be adequate for the payment of, all material taxes required to be paid, withheld, or deducted in respect of the periods covered by such AHI Tax Returns, and the most recent financial statements contained in the AHI Financial Statements reflect an adequate reserve for all taxes payable, or required to be withheld and remitted, by AHI and its Subsidiaries accrued through the date of such financial statements. Neither AHI nor any Subsidiary of AHI is delinquent in the payment of any material tax, assessment or governmental charge, except those which are not anticipated to be material to AHI and its Subsidiaries taken as a whole and except those which are being contested in good faith and for which adequate reserves have been established. No deficiencies material to AHI and its Subsidiaries taken as a whole for any taxes have been proposed, asserted or assessed against AHI or any of its Subsidiaries, and no requests for waivers of the time to assess any such tax, the granting of which would have a material adverse effect on AHI are pending.

          (o) Certain Agreements. Neither AHI nor any of its Subsidiaries is a party to any oral or written agreement, plan or arrangement with any officer, director or employee of AHI or any Subsidiary of AHI (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving AHI or any Subsidiary of AHI of the nature of any of the transactions contemplated by this Agreement, (ii) providing severance benefits or other benefits after the termination of employment regardless of the reason for such termination of employment, (iii) any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Neither AHI nor any of its Subsidiaries is a party to any oral or written (i) agreement, contract, indenture or other instrument relating to the borrowing of money or the guarantee of any obligation for the borrowing of money material to AHI and its Subsidiaries taken as a whole or (ii) other contract, agreement or commitment of AHI or its Subsidiaries material to AHI and its Subsidiaries taken as a whole (except those entered into in the ordinary course of business).

          (p) ERISA Compliance. The present value of all accrued benefits (vested and unvested) under all the "employee pension benefit plans" as such term is defined in Section 3(2) of ERISA which are subject to Title IV of ERISA, and which AHI or any Subsidiary of AHI maintains, or to which AHI or any Subsidiary of AHI is obligated to contribute (the "AHI Pension Plans"), did not, as of the respective last annual valuation dates for such AHI Pension Plans, exceed the value of the assets of such AHI Pension Plans allocable to such benefits. None of the AHI Pension Plans subject to Section 302 of ERISA has incurred any "accumulated funding deficiency", as such term is defined in
Section 302 of ERISA (whether or not waived), since the effective date of such
Section 302. None of AHI, any Subsidiary of AHI, any officer of AHI or a Subsidiary of AHI or any of the employee benefit plans of AHI and the Subsidiaries of AHI which are subject to ERISA, including the AHI Pension Plans, or any trusts created thereunder, or any trustee or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code, which could subject AHI, any Subsidiary of AHI, any officer of AHI or a Subsidiary of AHI, any of such plans or any trust to any material tax or penalty on prohibited transactions imposed by such Section 4975 and would reasonably be expected to have a material adverse effect on AHI. Neither any of such AHI Pension Plans subject to Title IV of ERISA nor any of their related trusts have been terminated, nor has there been any material "reportable event", as that term is defined in Section 4043 of ERISA, for which the 30 day reported request event have not been waived with respect thereto, which in any case would have a material adverse effect on AHI and its Subsidiaries taken as a whole. AHI is not a contributing employer to any "multiemployer plan" as such term is defined in Section 3(37) or Section 4001(a)(3) of ERISA.

          (q) Certain Information. With respect to agreements with customers or suppliers which AHI has not disclosed to the

Company prior to date hereof for competitive reasons, (i) such agreements were entered into in the ordinary cause of AHI's business, (ii) AHI reasonably believes that such agreements are in the aggregate not materially adverse to AHI and its Subsidiaries taken as a whole and (iii) such agreements (A) do not contain terms permitting cancellation or termination thereof upon the consummation of the transactions contemplated hereby where such cancellation or termination would reasonably be expected to have individually or in the aggregate a material adverse effect on AHI and (B) if breached by AHI by reason of the consummation of this Agreement would result in damages against AHI which would reasonably be expected to have a material adverse effect on AHI.

          (r) Absence of Certain Changes or Events. Since December 31, 1994 AHI and the Subsidiaries of AHI have conducted their respective businesses only in the ordinary course, and there has not been (i) any damage, destruction or loss to any property of AHI or its Subsidiaries, whether covered by insurance or not, which has or, in the future would reasonably be expected to have a material adverse effect on AHI or the Surviving Corporation; (ii) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to any of AHI's capital stock other than the accrual or payment of dividends on the AHI Preferred Stock in accordance with its terms; or (iii) any transaction, commitment, dispute or other event or condition by or with respect to AHI or its Subsidiary which, individually or in the aggregate, has had, or in the future would reasonably be expected to have, a material adverse effect on AHI or the Surviving Corporation.

          (s) Definition of Knowledge. For purposes of the Agreement, "to the knowledge of AHI" and words of similar import shall be limited to the actual knowledge of the executive officers of AHI and its Subsidiaries.

                                 ARTICLE 5

                   COVENANTS RELATING TO CONDUCT OF BUSINESS
                   -----------------------------------------

          5.1 Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, the Company (except as expressly permitted or contemplated by this Agreement or to the extent that AHI shall otherwise consent in writing) shall conduct its business as follows:

          (a) Ordinary Course. The Company and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such businesses, use reasonable efforts to preserve their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers and suppliers, except as any of the foregoing shall have been affected by the announcement of the transactions contemplated by this Agreement.

          (b) Dividends; Changes in Stock. The Company shall not and shall not propose to (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock except as permitted by Section 6.13 hereof,
(ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company or (iii) repurchase or otherwise acquire, or permit any Subsidiary of the Company to purchase or otherwise acquire, any shares of its capital stock (other than in accordance with the terms of the Company Option Plans) or Company options (except as contemplated by this Agreement).

          (c) Issuance of Securities. The Company shall not, and shall not permit any Subsidiary of the Company to, issue, deliver or sell, or authorize or propose the issuance, or delivery or sale of, any shares of its capital stock of any class, any Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Voting Debt or convertible securities (other than the issuance of no more than 10,000 shares of Company Common Stock upon the exercise of stock options granted under the Company Option Plans that are outstanding on the date of this Agreement in accordance with their present terms).

          (d) Governing Documents. The Company shall not, and shall not permit any Subsidiary to, amend or propose to amend its Certificate of Incorporation or bylaws except as contemplated by Section 1.1(a).

          (e) Takeover Proposals. From and after the date hereof and until the Effective Time (or earlier termination of this Agreement), provided that AHI is not in material breach of this Agreement, the Company shall not, nor shall it permit any Subsidiary of the Company to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney, accountant or other representative retained by the Company or any Subsidiary of the Company to, solicit, initiate or encourage submission of any proposal or offer (including by way of furnishing nonpublic information about the Company) from any person which constitutes, or may reasonably be expected to lead to, any Takeover Proposal (as defined below); provided, however, that the Company and such other persons shall be entitled to furnish information to any third party (and enter into agreements with respect to confidentiality and related matters with such third party) in response to an unsolicited inquiry and to engage in discussions to clarify and refine any details of any offers that may result from any such unsolicited inquiry to the extent the Company Board determines in good faith and after consultation with its legal counsel that the failure to do so would be inconsistent with its fiduciary duties. The Company shall promptly communicate to AHI the material terms of any proposal (other than the identity of the party making such proposal if such party requests that its identity remain confidential), which it may receive in respect of any actual or potential Takeover Proposal. As used in this Agreement, "Takeover Proposal" shall mean any proposal for a merger or other business combination involving the Company or any Subsidiary of the Company or any proposal or offer to acquire in any manner a substantial equity interest in the Company or any Subsidiary of the Company or a substantial portion of the assets of the Company or any Subsidiary of the Company. If the Company shall enter into any agreement with a third party (a "TPC Agreement") with respect to any of the matters set forth in that certain Confidentiality Agreement dated as of November 16, 1994, among the Company, Associated Stationers, Inc., and Wingate Partners, L.P., as supplemented by letter agreement dated as of November 16, 1994 (the "Confidentiality Agreement") and the material terms or condition of any TPC Agreement are less restrictive on the third party than the corresponding terms and conditions (excluding the no hire provisions) of the Confidentiality Agreement, the Confidentiality Agreement shall automatically be amended to such less restrictive terms and conditions.

          (f) No Acquisitions. The Company shall not, and shall not permit any Subsidiary of the Company to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof which acquisition, if consummated, would be, individually or in the aggregate, material to the Company. The Company shall not purchase assets (other than inventory and capital expenditures) with an aggregate purchase price of more than $5,000,000 in the aggregate.

          (g) No Dispositions. The Company shall not, and shall not permit any Subsidiary of the Company to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, assets with a fair market value in excess of $5,000,000 (individually or in the aggregate), except for inventory, accounts receivable, supplies obsolete or damaged assets and salvage items and excluding dispositions of assets which are or will be replaced with a similar type of asset.

          (h) Indebtedness. The Company shall not, and shall not permit any Subsidiary of the Company to, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of the Company or any Subsidiary of the Company or guarantee any debt securities of others other than in accordance with the Company Disclosure Schedule or for working capital purposes in the ordinary course of business or capital expenditures permitted hereunder and refinancings of existing bank indebtedness with the consent of AHI, which consent shall not be unreasonably withheld or delayed. To the extent available to the Company under agreements governing its bank indebtedness, the Company shall select an interest rate option based on LIBOR for an interest period not to exceed thirty (30) days.

          (i) Benefit Plans, Etc. Other than as provided in the Company Disclosure Schedule the Company shall not, and shall not permit any Subsidiary of the Company to, adopt or amend in any material respect any collective bargaining agreement or material employee benefit plan, stock option plan, phantom stock plan or material vacation plan other than in the ordinary course of business consistent with past practice or as contemplated by Section 3.6. Notwithstanding the foregoing, the Company

          (a) may (and after the Expiration Date, to the extent not already paid, shall) pay to plan participants the following employee benefit obligations on a date selected by it preceding the first date on which AHI purchases Company Shares pursuant to the Offer (i) so-called "top-hat" or supplemental retirement benefits for the benefit of present or past employees and directors of the Company and (ii) deferred compensation owing to present or past employees and directors, each as disclosed in the Company Disclosure Schedule assuming the Effective Time is June 30, 1995. The amounts payable shall be computed by the Company in accordance with its past practices and shall be in amounts which shall not exceed the amounts accrued on the Company's books through the end of the month preceding the date on which AHI first purchases Company Shares pursuant to the Offer, plus amounts which the Company estimates would be accrued through the Effective Time; and

          (b) the Company may (and after the Expiration Date, to the extent not already paid, shall) prior to the first date on which AHI purchases Shares in the Offer, make contributions (calculated in accordance with past practices) to its profit sharing plan for that portion of the fiscal year ending August 31, 1995 which it estimates will have elapsed through the Effective Time. The amount which the Company estimates would be contributed for such fiscal year if the Effective Time occurred on June 30, 1995 is set forth in the Company Disclosure Schedule.

          (j) Executive Compensation. The Company shall not, and shall not permit any Subsidiary of the Company to, (i) increase the aggregate amounts payable under or otherwise change in a manner materially (in reference to all Executive Contracts) adverse to the Company any other material term of the Executive Contracts or any other agreement with its executive officers except as and to the extent disclosed in the Company Disclosure Schedule and except for increases in the ordinary course of business consistent with past practice of the Company, (ii) enter into any employment agreement with any executive officer except with respect to prospective executive officers, except with the prior written consent of AHI which shall not be unreasonably withheld or delayed,
(iii) materially increase the compensation payable to any other officer or employee except for increases in the ordinary course of business consistent with past practice of the Company. For purposes of this paragraph (j) the wage freeze currently in effect for the Company shall not be considered part of the past practice of the Company.

          (k) No Capital Expenditures. The Company shall not, and shall not permit any Subsidiary of the Company to, make any capital expenditures or any commitments therefor which exceed 120% of the amount set forth in the Company Disclosure Schedule.

          (l) Company SEC Filings. The Company shall file all reports, schedules and definitive proxy statements (the "Company Filings") required to be filed by the Company with the SEC and shall provide copies thereof to AHI promptly upon the filing thereof. As of its respective date, each Company Filing will comply in all material respects with the requirements of the

Exchange Act and the applicable rules and regulations of the Commission thereunder and none of the Company Filings will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. As of their respective dates, the financial statements of the Company included in the Company Filings will have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q) and will fairly present in all material respects the consolidated financial position of the Company as at the dates thereof and the consolidated results of operations, cash flows or changes in financial position for the periods indicated therein. Upon the filing of a Company Filing, the Company Filing shall be considered as an SEC Document for all purposes of this Agreement.

          (m) Other Actions. The Company shall not, and shall not permit any Subsidiary of the Company to, take any action that would or might result in any of the representations and warranties of the Company set forth in this Agreement becoming untrue or in any of the conditions to the Merger set forth in Article 7 not being satisfied.

          (n) Advice of Changes. The Company shall promptly advise AHI orally or in writing of any change or event having, or which would have, a material adverse effect on the Company other than any changes or events arising from general economic conditions or generally affecting the industry in which the Company operates.

          5.2 Covenants of AHI. During the period from the date of this Agreement and continuing until the Effective Time, AHI shall (except as expressly permitted by this Agreement or to the extent that the Company shall otherwise consent in writing) conduct its business as follows:

          (a) Ordinary Course. AHI and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such businesses, use reasonable efforts to preserve their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers and suppliers, except as any of the foregoing shall have been affected by the announcement of the transactions contemplated by this Agreement.

          (b) Dividends; Changes in Stock. AHI shall not and shall not propose to (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock other than the accrual of dividends on the AHI Preferred Stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of AHI or (iii) repurchase or otherwise acquire, or permit any Subsidiary of AHI to purchase or otherwise acquire, any shares of its capital stock.

          (c) Issuance of Securities. Except as contemplated by the AHI Options, Chase Commitment and Section 6.5 hereof, AHI shall not, and shall not permit any Subsidiary of AHI to, issue, deliver or sell, or authorize or propose the issuance, or delivery or sale of, any shares of its capital stock of any class, any Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Voting Debt or convertible securities.

          (d) Governing Documents. Except to the extent necessary to permit the issuance of capital stock as provided in the Chase Commitment or as permitted under Section 6.5, AHI shall not, and shall not permit any Subsidiary of AHI to, amend or propose to amend their Certificate of Incorporation or By-laws.

          (e) No Acquisitions. AHI shall not, and shall not permit any Subsidiary of AHI to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof which acquisition, if consummated would be material, individually or in the aggregate, to AHI.

          (f) No Dispositions. AHI shall not, and shall not permit any Subsidiary of AHI to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, which are material, individually or in the aggregate, to AHI, except in the ordinary course of business consistent with prior practice.

          (g) Indebtedness. Except as contemplated by the Chase Commitment, AHI shall not, and shall not permit any Subsidiary of AHI to, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of AHI or any Subsidiary of AHI or guarantee any debt securities of others other than for working capital purposes in the ordinary course of business.

          (h) Benefit Plans, Etc. AHI shall not, and shall not permit any Subsidiary of AHI to, adopt or amend in any material respect any collective bargaining agreement or employee benefit plan other than in the ordinary course of business consistent with prior practice.

          (i) Executive Compensation. AHI shall not, and shall not permit any Subsidiary of AHI to, grant to any executive officer any material increase in compensation or in severance or termination pay, or enter into any employment agreement with any executive officer, except as set forth in the AHI Disclosure Schedule, as may be required under employment or termination agreements in effect on the date of this Agreement and included in the AHI Disclosure Schedule or in the ordinary course of business consistent with prior practice.

          (j) No Capital Expenditures. AHI shall not, and shall not permit any Subsidiary of AHI to, make any capital expenditures or any commitments therefor other than in the ordinary course of business.

          (k) Advice of Changes. AHI shall promptly advise the Company orally or in writing of any change or event having, or which would have, a material adverse effect on AHI, other than changes or events arising from economic conditions or generally affecting the business in which AHI operates.


                                   ARTICLE 6

                             ADDITIONAL AGREEMENTS
                             ---------------------

          6.1  Information Statements; Offering Documents.

          (a) The Company will prepare and file, as promptly as practicable and in no event later than ten days after the date hereof, a preliminary Information Statement (with confidential treatment requested) with the Commission relating to matters to be acted on by the stockholders of the Company after consummation of the Offer. AHI agrees to provide to the Company as promptly practicable and be solely responsible for all information (including all proforma financial information) relating to AHI and its Subsidiaries and the description, operations and conduct of the business of the Company following the purchase of Company Shares in the Offer. The Company will use its reasonable best efforts to respond to any comments of the Commission and to cause the Information Statement to be mailed to the Company's stockholders at the earliest practicable time following consummation of the Offer. The Company will provide to AHI and its counsel a full opportunity to review and comment upon the preliminary and definitive Information Statement prior to filing with the Commission. The Company will notify AHI promptly of the receipt of any comments from the Commission or its staff and of any request by the Commission or its staff for amendments or supplements to the Information Statement or for additional information and will supply AHI with copies of all correspondence between the Company or any of its representatives, on the one hand, and the Commission or its staff, on the other hand, with respect to the Information Statement or the Merger. If at any time prior to the Effective Time any event shall occur which should be set forth in an amendment of, or a supplement to, the Information Statement, the Company will promptly prepare and mail such an amendment or supplement. The Company will not mail the Information Statement, or any amendment thereof or supplement thereto, to the Company's stockholders unless it has first obtained the consent of AHI to such mailing, which consent shall not be unreasonably withheld.

          (b) AHI will prepare and submit to its stockholders, as promptly as practicable after the date hereof and in a manner in conformance with all applicable laws, all disclosures required by applicable law. Such action by AHI will be exempt from the registration requirements of Federal and applicable state securities laws.

          6.2 Access to Information. Each of the Company and AHI shall (and shall cause each of its Subsidiaries to) afford to the other party and to the other party's accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, financial statements, books, contracts, commitments and records and, during such period, each of the Company and AHI shall (and shall cause each of its Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal and state securities laws and (b) all other information concerning its business, properties and personnel as the other party may reasonably request; provided, however, that neither party shall be required to furnish to the other or permit access to information relating to customers, suppliers, marketing strategy or the like deemed by such party to be sensitive from a competitive point of view. All information obtained pursuant to this Agreement by or on behalf of AHI or any Subsidiary of AHI shall be subject to the provisions of the Confidentiality Agreement.

          6.3  Stockholder Approval.

          (a) If required by applicable law in order to consummate the Merger, the Company shall promptly following the date which the Offer is consummated call a meeting of its stockholders for the purpose of adopting this Agreement and approving the Merger and related matters. Subject to the fiduciary duties of the Company Board under applicable law, the Company shall, through its Board of Directors, otherwise use its reasonable best efforts (including the engagement of a proxy solicitation firm acceptable to AHI) to obtain stockholder approval of this Agreement. If a vote or consent of the stockholders is required under the DGCL or requested, AHI shall vote all AHI-owned Shares to be voted in favor of adopting this Agreement and approving the Merger.

          (b) AHI shall as soon as practicable following the date hereof give to its stockholders notice that this Agreement has been adopted and the transactions contemplated hereby approved by action by written consent of AHI's majority stockholder.

          6.4 Legal Conditions to Merger. Each of AHI and the Company will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it or any of its Subsidiaries with respect to the Offer or Merger and will promptly cooperate with and furnish information in connection with any such requirements imposed upon it or any of its Subsidiaries in connection with the Offer or Merger. Each of AHI and the Company will take, and will cause its Subsidiaries to take, all reasonable actions necessary to obtain (and will cooperate with the other party and its Subsidiaries in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity, and will take all reasonable actions necessary to obtain any consent of any other third party, required to be obtained or made by the Company or any of its Subsidiaries (or by AHI or any of its Subsidiaries) in connection with the Merger or the taking of any action contemplated thereby or by this Agreement. The Company shall use reasonable best efforts to obtain the consent of the parties with respect to the matters identified on Exhibit D-1 hereto (the "Company Material Consents"). AHI will use reasonable best efforts to obtain the consents of the party with respect to the matters identified in Exhibit D-2 hereto. Notwithstanding the foregoing, in no event shall AHI or the Company be required to agree or consent to the divestiture of any material amount of assets of AHI, the Company, the Surviving Corporation or their respective Subsidiaries, or any restriction on the right of AHI or Wingate Partners, L.P. to control the business of the Surviving Corporation or any of its Subsidiaries following the Merger.

          6.5 Financing. AHI will use its reasonable best efforts to obtain the Financing in accordance with the Chase Commitment and enter into definitive documentation with respect thereto, including without limitation the filing and diligent prosecution of all filings with the Commission and state securities or blue sky authorities, as may be necessary to effect the Financing, the Offer and the Merger. AHI agrees that no shares of capital stock or rights to acquire capital stock of the Company, the Surviving Corporation or any Subsidiary of either given in connection with the Financing shall dilute the percentage ownership in the Surviving Corporation of the holders of Company Shares which are converted pursuant to Section 3.1(a) hereof. The Company acknowledges that AHI intends to cause all or substantially all of the indebtedness of the Company to be refinanced concurrently with the consummation of the Offer as and to the extent provided in the Chase Commitment. In connection with the Financing, AHI will issue additional shares of AHI Common for an aggregate consideration of not less than $12,000,000 cash and an average equivalent price per share of Company Common Stock of not less than $10 per share and warrants, options and other rights to purchase common stock. AHI will promptly but in any event within one business day issue a public announcement upon entering into definitive documentation with respect to the Financing.

          6.6 Expenses. Except as set forth in Section 8.2(c), all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses and, for the purposes of this Section 6.6, expenses to be paid by the Company shall include expenses incurred in connection with the preparation and mailing of the Information Statement; provided, however, that each party shall pay one-half of all fees and expenses of any consultants retained by mutual agreement of the parties (other than their respective attorneys, which shall be paid by their retaining party) in connection with obtaining, or seeking to obtain necessary approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and provided, further, that the Company covenants and agrees that the aggregate third party expenses (other than legal and accounting fees and expenses) incurred by it in connection with this Agreement and the transactions contemplated hereby prior to the Expiration Date shall not exceed $2.75 million (subject to an increase by the amount by which certain fees payable by the Company disclosed to AHI prior to the date hereof increase if the price paid in the Offer increases), and that all such third party expenses will be paid or accrued in full prior to the Closing Date.

          6.7 Brokers or Finders. Each of AHI and the Company represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Blair and Lazard, both of whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm (copies of which have been delivered by the Company to AHI prior to the date of this Agreement), and Chase Securities, Inc. and Chase, whose fees and expenses will be paid by AHI in accordance with AHI's agreement with such firms, and each of AHI and the Company shall indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

          6.8  Indemnification and Insurance.

          (a) AHI (from and after the purchase of Company Shares in the Offer), the Surviving Corporation (and, prior to the Effective Time, the Company), hereby jointly and severally agree that until June 30, 2000, the Company (prior to the Effective Time) and the Surviving Corporation (at and after the Effective
Time) shall provide officers' and directors' liability insurance covering each present and former director, officer, employee and agent of the Company and each Subsidiary of the Company and each present and former director, officer, employee, agent or trustee of any employee benefit plan for employees of the Company (individually, an "Indemnified Person", and collectively, the "Indemnified Persons"), who is currently covered by the Company's officers' and directors' liability insurance or will be so covered on the Expiration Date or the Closing Date with respect to actions and omissions occurring (or alleged to have occurred) on or prior to the Effective Time (including, without limitation, any which arise out of or relate to the transaction contemplated by this Agreement), which liability insurance is no less favorable than such insurance maintained in effect by the Company on the date hereof in terms of coverage and amount; provided, however, that if the premiums for such insurance exceed in any year 175% of the premiums for such insurance paid by the Company for the twelve month period ended October 31, 1995, such insurance may be modified to provide the maximum coverage available for 175% of the amount of such premiums for such period. Proof of such insurance, including a certificate or certificates of insurance (along with a copy of the underlying policy with respect to which the certificate is issued) shall be furnished by AHI to the Company on or prior to the Closing Date and thereafter shall be furnished by AHI to any Indemnified Persons upon request during such period. On or before each June 30 of each year the Company or the Surviving Corporation shall furnish a certificate executed by its chief financial or accounting officer certifying and showing compliance with the requirements of this Section 6.8 to Joel D. Spungin, in care of Altheimer & Gray, Attn: Phillip Gordon, 10 South Wacker Drive, Suite 4000, Chicago, Illinois 60606.

          (b) The Surviving Corporation (and, prior to the Effective Time, the Company) shall indemnify and hold harmless to the fullest extent permissible under the DGCL each of the Indemnified Persons against any losses, claims, damages, liabilities, costs, expenses (including, without limitation, reasonable attorneys fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative ("Indemnifiable Claim"), arising out of or related to any action or omission occurring on or prior to the Closing Date (including, without limitation, any which arise out of or relate to the transactions contemplated by this Agreement), whether asserted or commenced prior to, on or after the Closing Date (excluding, however, actions brought by the Company against persons who are Indemnified Persons for repayment amounts alleged to have been improperly paid under the Benefits Trust Agreement.

          (c) The Surviving Corporation (and, prior to the Effective Time, the Company) hereby agrees that, until at least June 30, 2000, the provisions of the Certificate of Incorporation and By-Laws of the Surviving Corporation shall provide indemnification to the Indemnified Persons on terms, in a manner, and with respect to matters, which are no less favorable (in favor of persons indemnified) than the Certificate of Incorporation and By-Laws of the Company and its Subsidiary, United Stationers Supply Co. ("USSC"), as in effect on the date hereof, and further agree that such indemnification provisions shall not be modified or amended except as required by law, unless such modification or amendment clearly expands the rights of the Indemnified Persons to indemnification. Without limiting the generality of the foregoing, the Surviving Corporation shall advance, from time to time, as incurred, expenses (including reasonable attorneys' fees) to each such Indemnified Person.

          (d) In the event of any Indemnifiable Claim (whether asserted or commenced before, on or after the Closing Date), (i) the Indemnified Person(s) may retain counsel satisfactory to them, and the Company or the Surviving Corporation after the Effective Time, shall pay all fees and expenses of such counsel for the Indemnified Person(s) promptly as statements therefor are received (whether or not such fees and expenses are incurred prior to the actual disposition of such Indemnifiable Claim), and (ii) the Company and, after the Effective Time, the Surviving Corporation shall use their respective best efforts to assist the Indemnified Person(s) in the defense of any such matter; provided that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent, which consent, however, shall not be unreasonably withheld or delayed. Any Indemnified Person wishing to claim indemnification under this Section 6.8, upon learning of any Indemnifiable Claim, shall notify the Surviving Corporation thereof, provided their failure to provide any such notice shall not relieve the Surviving Corporation of its obligations under this Section 6.8, except to the extent the Surviving Corporation is actually and materially prejudiced by such lack of notice. The Indemnified Persons as a group with respect to the same Indemnifiable Claim may retain only one (1) law firm to represent them with respect to any such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two (2) or more Indemnified Persons, in which case such Indemnified Persons may retain such number of additional counsel as are necessary to eliminate all conflicts of the type referred to above.

          (e) AHI, the Company and the Surviving Corporation expressly acknowledge the indemnification and like obligations of the Company and USSC contained in their respective Certificates of Incorporation and By-Laws and hereby agree, from and after the Expiration Date, to honor in accordance with their terms all such obligations and further acknowledge that said obligations (along with the indemnification and like obligations in the Certificate of Incorporation and By-Laws of the Surviving Corporation) constitute a contract between the Company and/or USSC (and/or the Surviving Corporation), as the case may be, on the one hand, and the Indemnified Person(s), on the other hand, creating binding obligations on the part of the indemnitors and binding rights on the part of the Indemnified Persons. Without limiting the foregoing obligations of AHI, the Company and the Surviving Corporation in this Section 6.8, upon consummation of the transactions contemplated by this Agreement, the Company and USSC shall continue to honor, and the Surviving Corporation will be bound by and honor such obligations of the Company and USSC referred to in the next preceding sentence and will reimburse an Indemnified Person for its expenses in enforcing its rights under this Section 6.8, including reasonable attorneys fees.

          (f) If the Company or the Surviving Corporation or its successors or assigns shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns thereof shall assume the obligations set forth in this Section 6.8; provided, however, no such assignment or assumption shall relieve the Surviving Corporation (or any successor or assign) of its obligations set forth in (or imposed pursuant to) this Section 6.8.

          (g) Nothing contained in this Section 6.8, or elsewhere in this Agreement, shall limit an Indemnified Person's right (or impose any obligation upon an Indemnified Person) to pursue (whether separately, simultaneously or in seriatim) recovery of the obligations of indemnification provided for in this
Section 6.8, or affect the obligations of the Company prior to the expiration of the Offer, and the pursuit of one or more rights of indemnification by an Indemnified Person shall not be deemed to be a waiver of the right to pursue any other remedy. Nothing herein contained shall be deemed or construed as allowing an Indemnified Person to recover an aggregate amount in excess of the amount for which the Indemnified Person is entitled to indemnification. Nothing in this
Section 6.8 shall be deemed to require the Company (prior to the Effective Time) or the Surviving Corporation to take any action in violation of applicable law.

          6.9 Additional Agreements. Subject to the terms and conditions of this Agreement, each of the parties hereto will use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject, if applicable, to the appropriate approval of stockholders of the Company required so to approve, and, subject in the case of the Company to the exercise by the Company Board prior to the Expiration Date of its fiduciary duties under applicable law as advised by legal counsel. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of the Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either the constituent corporations, the proper officers and directors of each corporation that is a party to this Agreement shall take all such necessary action.

          6.10 Employee Contracts and Employee Benefit Plans.

          (a) From and after the earlier to occur of the consummation of the Offer and the Effective Time, the Company and the Surviving Corporation shall cause to be maintained and honored the severance policy of the Company and USSC for terminated employees as in effect on the date hereof, copies of which appear in the Company Disclosure Schedule, or shall replace such policy with, and keep in effect, a policy providing to the employees a severance policy which equals or has more favorable terms, compensation and benefits than the severance policy for the Company or USSC, for a period of not less than one (1) year after the Effective Time.

          (b) From and after the earlier to occur of the consummation of the Offer and the Effective Time, the Company and the Surviving Corporation hereby agree to duly and punctually perform (or cause to be performed) all obligations of the Company and its Subsidiaries under all of their existing agreements with directors, officers, employees and former employees, including, without limitation, the Executive Contracts and the agreements set forth in the Company Disclosure Schedule. To the extent not prohibited by applicable law the Company and the Surviving Corporation shall cause service with the Company prior to the Effective Time to be treated as service for benefit plan purposes at least to the extent that service with AHI prior to the Effective Time is treated as service for benefit plan purposes (including, without limitation, for purposes of pre-existing conditions limitations, waiting period and vesting requirements).

          (c) The Company (and, following the Effective Time, the Surviving Corporation) shall not amend the provisions of the United Stationers Pension Plan ("US Pension Plan") which prescribe the interest rate assumption, mortality table assumption and any other factors that determine the actuarial equivalent of different forms of payment under the US Pension Plan if the amendment would result in lump sum options smaller than the lump sum options calculated by using the interest rate assumption, mortality table assumption, and other factors which would otherwise be prescribed by the US Pension Plan as in effect on the date of this Agreement.

          (d) Prior to the acceptance for payment of Company Shares pursuant to the Offer, (i) the Company shall execute and deliver the Benefits Trust Agreement substantially in the form of Exhibit E hereto (the "Benefits Trust Agreement") and the Bonus Plan Trust Agreement substantially in the form of Exhibit F hereto (the "Bonus Plan Trust") and (ii) AHI shall give its written consent to the Benefits Trust Agreement and Bonus Plan Trust. Simultaneous with the payment for Company Shares accepted for payment pursuant to the Offer, AHI shall deposit with American National Bank and Trust Company, (A) as trustee under the Benefits Trust Agreement ("Benefits Trustee") a Letter of Credit issued by Chase in the face amount of $24,000,000 substantially in the form of Exhibit G hereto (the "Benefits Letter of Credit") and (B) as trustee under the Bonus Plan Trust a Letter of Credit issued by Chase substantially in the form of Exhibit H hereto (the "Bonus Letter of Credit") in a face amount, as reasonably estimated by the Company, equal to the sum of (x) in respect of the Executive Bonus Plan, amounts accrued by the Company on its books through the first day on which Shares are purchased in the Offer plus amounts which the Company estimates will be accrued through the end of the month in which the Effective Time occurs; provided, that if the Effective Date occurs on or before the tenth day of the month, the estimate will be of amounts accrued to the Effective Date (less amounts theretofore paid under such plan), plus (y) in respect of the Management Incentive Plan, amounts accrued by the Company on its books through the first date on which Shares are purchased in the Offer plus amounts which the Company estimates will be accrued for the remainder of the fiscal year ending August 31, 1995. The accruals under such plans shall be made in accordance with the terms of the plans. The amounts which the Company currently estimates will be accrued if the Effective Time occurs on June 30, 1995 are (X) in respect of the Executive Bonus Plan, $1,001,000, and (Y) in respect of the Management Incentive Plan, $4,207,000. The Company shall give written notice to AHI of the amount of the Bonus Letter of Credit not later than two days prior to the then scheduled Expiration Date. The face amount of the Bonus Letter of Credit shall not exceed $6,000,000.

          (e) The Surviving Corporation shall make contributions to the Company's 401(k) plan in amounts required by such plan for the portion of its fiscal year elapsed through the Effective Time.

          6.11 Financial Condition. AHI shall use its reasonable best efforts to cause to be executed and delivered to the Company prior to or simultaneous with the acceptance for payment of the Company Shares pursuant to the Offer, (a) financial condition certificate in the same form to be delivered to Chase which certificates will address matters customarily addressed in such certificates (the "Financial Condition Certificate") and (b) the opinion of Valuation Research Corporation (the "Appraiser") addressed to the Company (among others) substantially in the form attached hereto as Exhibit I (the "Solvency Opinion").

          6.12 Compliance Certificates.

          (a) Prior to the acceptance of Shares for payment pursuant to the Offer Expiration Date (as then scheduled), AHI shall deliver to the Company a certificate executed on behalf of AHI by the chief executive officer and chief accounting officer of AHI, stating that the representations and warranties of AHI set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the date of such certificate as though made on and as of the date of such certificate, except as otherwise permitted by this Agreement or if any such representation or warranty is untrue in any material respect, specifying the respect in which the same is untrue.

          (b) Prior to the acceptance of Shares for payment pursuant to the Offer (as then scheduled), the Company shall, if requested by AHI, deliver to AHI a certificate executed on behalf of the Company by the chief executive officer and chief financial officer of the Company, stating that the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of such certificate as though made on and as of the date of such certificate, except as otherwise permitted by this Agreement, or if any such representation or warranty is untrue in any material respect, specifying the respect in which the same is untrue.

          6.13 Company Dividends. Notwithstanding anything to the contrary contained in this Agreement, (a) prior to the Expiration Date the Company shall declare and thereafter promptly pay to stockholders a cash dividend of $.10 per share in respect of the fiscal quarter ended February 28, 1995 and (b) if the Merger shall not have occurred on or before June 15, 1995, the Company shall, if approved by the Company Board (prior to the Expiration Date) or the Continuing Directors (after the Expiration Date) and, if AHI, any of its Subsidiaries or Affiliates owns any Company Shares, AHI shall cause the Company to, on or about June 16, 1995 declare and thereafter promptly pay to stockholders of record as of a date no later than one day prior to the Effective Time a cash dividend of $.10 per share.

          6.14 AHI Stockholder Agreements. Prior to the Expiration Date, AHI will use its reasonable best efforts to deliver to the Company within ten days from the date of this Agreement a letter signed by each beneficial owner of 5% or more of the outstanding Shares of AHI Common (including holders of rights to acquire 5% or more of the AHI Common) agreeing not to sell their shares of Company Common Stock received in the Merger for a period of one year after the Effective Time, such letter to be in a form reasonably satisfactory to the Company and AHI. The Surviving Corporation shall not waive the obligations of rights such beneficial owners under such letters. The AHI Disclosure Schedule contains a true and correct copy of certain Letter Agreements between AHI and certain of its lenders dated February 10, 1995 (the "Bank Letters"). AHI, and following the Effective Time, the Surviving Corporation, shall not amend, release or relinquish its rights under such Bank Letters. AHI and the Surviving Corporation shall not waive any obligation of any stockholder or warrantholder to not sell its shares or warrants.

          6.15 Agreements to be Assumed by the Company. At the Effective Time, each outstanding option, warrant, or other right to acquire AHI Common or AHI Class B Common (collectively, "AHI Options") shall be deemed to have been assumed by the Company, without further action by the Company, and shall thereafter be deemed an option to acquire, on the same terms and conditions as were applicable under such AHI Option, a number of Company Shares equal to the number of Company Shares that would have been received in respect of such AHI Option if it had been exercised immediately prior to the Effective Time; provided, however, that no fractional shares shall be issued on exercise of any such assumed AHI Option and, in lieu thereof, the shares issuable on any such exercise shall be rounded to the nearest whole share. Also at the Effective Time the Company shall be deemed to have assumed, without further action by the Company, the obligations of AHI under Stockholders Agreement, Executive Stock Purchase Agreements, Voting Trust Agreement, Stockholders Registration Rights Agreement, the Warrants, Warrant Agreements and Lenders Registration Rights Agreement, each in substantially the form included in the AHI Disclosure Schedule, with the effect that after the Effective Time all such agreements shall be applicable to an appropriate number and class of Company Shares (based on the exchange ratio of Company Shares for AHI Common Stock pursuant to Section 3.1(c)) in lieu of the shares of AHI Common or Class B Common Stock of AHI subject thereof immediately prior to the Effective Time. Also after the Effective Time, no additional options shall be granted under the AHI Stock Option Plan.

          6.16 Subsidiary Merger. Immediately following (and in no event prior to) the Effective Time, the Company shall cause Associated (which as a result of the Merger will become a wholly-owned Subsidiary of the Company) to be merged with and into the

Company's wholly-owned Subsidiary, United Stationers Supply Company. In accordance with Treasury Regulation (S) 1.1502-76(b)(1)(ii)(B), each party to this Agreement hereby acknowledges and agrees, on its own behalf and on behalf of all persons related to such party under section 267(b) of the Internal Revenue Code of 1986, as amended (a "Related Party"), to treat such subsidiary merger as occurring for federal income tax purposes at the beginning of the day following the Effective Time, and each party to this Agreement shall, and shall cause all Related Parties with respect to such party to, file all relevant federal, state, and local income tax returns in a manner consistent with such treatment.


                                   ARTICLE 7

                              CONDITIONS PRECEDENT
                              --------------------

          7.1 Conditions to Each Party's Obligations. The respective obligation of each party to effect the Merger is subject to the satisfaction prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. This Agreement shall have been approved and adopted by the requisite vote or consent of the stockholders of the Company, if such vote or consent is required by applicable law.

          (b) Other Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained.

          (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

          (d) No Action. No action shall have been taken nor any statute, rule or regulation shall have been enacted by any government (or any governmental body or agency) of the United States or any state thereof or any foreign country that makes the consummation of the Merger illegal.

          (e) Financial Condition.  The certificates and opinion referred to in
Section 6.11 shall have been executed and delivered to the Company as of the Closing Date.

          7.2 Conditions to Obligations of AHI. Unless AHI shall have purchased Company Shares pursuant to the Offer, the obligations of AHI to effect the Merger are subject to the satisfaction of the following conditions unless waived by AHI, it being understood that if AHI designates a majority of the directors of the Company Board pursuant to Section 2.3(a) or otherwise, the provisions of this Section 7.2 shall not apply:

          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise permitted by this Agreement and except for changes in any representations and warranties which do not have a material adverse effect on the Company, and AHI shall have received a certificate signed on behalf of the Company by the chief executive officer and by the chief accounting officer of the Company to such effect.

          (b) Performance of Obligations of the Company. The Company shall have performed all obligations required to be performed by it under this Agreement on or prior to the Closing Date including, without limitation, all obligations which the Company would be required to perform at the Closing if the transaction contemplated hereby was consummated, and AHI shall have received a certificate signed on behalf of the Company by the chief executive officer and by the chief financial officer of the Company to such effect.

               (c) Proceeds of the Financing. The proceeds of the Financing shall have been received.

          7.3 Conditions to Obligations of the Company. Unless AHI shall have purchased Company Shares pursuant to the Offer, the obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions unless waived by the Continuing Directors.

          (a) Representations and Warranties. The representations and warranties of AHI set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise permitted by this Agreement and except for changes in any representations and warranties which do not have a material adverse effect on the Company, and the Company shall have received a certificate signed on behalf of AHI by the chief executive officer and by the chief financial officer of each of AHI, respectively, to such effect.

          (b) Performance of Obligations of AHI. AHI shall have performed all obligations required to be performed by it under this Agreement prior to the Closing Date including, without limitation, all obligations which AHI would be required to perform at the Closing if the transaction contemplated hereby was consummated, and the Company shall have received a certificate signed on behalf of AHI by the chief executive officer and by the chief financial officer of AHI to such effect.


                                   ARTICLE 8

                       TERMINATION, AMENDMENT AND WAIVER
                       ---------------------------------

          8.1 Termination. This Agreement may be terminated prior to the Effective Time, and the transactions contemplated hereby abandoned:

          (a) by mutual written consent of the Boards of Directors of AHI and the Company provided that following the purchase of Company Shares pursuant to the Offer such consent by the Company must be approved by a majority of the Continuing Directors;

          (b) by either AHI or the Company (i) if the Merger shall not have been consummated on or before 5:00 p.m. New York City Time May 15, 1995 (or such later date, but not beyond June 30, 1995, to which the Chase Commitment may be extended (the "Deadline Time")); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; and provided further that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to AHI if AHI acquires any Company Shares pursuant to the Offer; or (ii) if any court or governmental authority of competent jurisdiction shall have issued an order, decree or ruling or taken other action, permanently restraining, enjoining or otherwise prohibiting the making and consummation of the Offer or consummation of the Merger, and such order shall be final and nonappealable;

          (c) by AHI, if the Offer is not commenced, or terminates or expires without AHI having purchased any shares of Company Common Stock thereunder, in any case because of the occurrence and remaining in effect of the events or conditions set forth in paragraphs (a) through (h) on Annex A hereto;

          (d) by the Company, if the Offer is not commenced in accordance with
Section 2.1(a) hereof; provided, however, that the Company shall have no right to terminate under this Section 8.1(d) if the Offer is not commenced due to a failure of the Company to fulfill any of its obligations under this Agreement;

          (e) by the Company, if the Offer shall expire or terminate without any Shares being purchased thereunder prior to the Deadline Time;

          (f) by AHI, if no Shares have been purchased pursuant to the Offer and there has been (i) a material breach of any material agreement on the part of the Company which, if curable, has not been cured or adequate (in the reasonable judgement of AHI) assurance of cure given, in either case within five (5) business days following notice of such breach from AHI or, if less, the time remaining to the then scheduled Expiration Date or (ii) a breach of a representation or warranty of the Company (assuming that such representation or warranty were remade as of the date of such notice) herein which (individually or, together with other such breaches, in the aggregate) has or would reasonably be expected to have a material adverse effect on the Company and which has not been cured within five (5) business days (or, if less, the time remaining to the then scheduled Expiration Date) following notice of such breach from AHI; or

          (g) by the Company, so long as AHI has not purchased Company Shares pursuant to the Offer:

               (i) if there has been (A) a material breach of any material agreement herein on the part of AHI which, if curable, has not been cured or adequate (in the Company's reasonable judgment) assurance of cure given, in either case within five (5) business days following notice of such breach from the Company or, if less, the time remaining to the then scheduled Expiration Date (it being agreed that any breach by AHI of its obligations under Section 6.10(d) or 6.11 is a material breach of a material agreement herein) or (B) a breach of a representation or warranty of AHI herein (assuming that such representation or warranty were remade as of the date of notice of breach given by the Company) which (individually or, together with other such breaches, in the aggregate) has or would reasonably be expected to have a material adverse effect on AHI or the Surviving Corporation and which has not been cured within five (5) business days (or, if less, the time remaining to the then scheduled Expiration
          Date) after notice from the Company; or

               (ii) if the Company determines to accept a Superior Takeover Proposal (as defined below), provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this clause
          (ii) unless the Company has provided AHI with twenty-four hours' (or if less, the period then remaining to 4:59 p.m., New York City time, on the then scheduled Expiration Date) prior written notice of its intent to so terminate this Agreement (together with a summary of the material terms of such Superior Takeover Proposal). As used in this Agreement, "Superior Takeover Proposal" means a Takeover Proposal which the Company Board determines in good faith (A) is on terms more favorable to the stockholders of the Company than the Offer and Merger taken as a whole and (B) has a reasonable prospect of being consummated in accordance with its terms.

               (h) by AHI if (i) the Company shall enter into a definitive agreement or agreements related to or providing for any Takeover Proposal, or
(ii) any person shall announce its intention to commence a tender offer for all or any portion of the outstanding shares of Company Common Stock or make a Takeover Proposal and the Offer has remained open for at least twenty business days and at least a majority of the outstanding shares of Company Common Stock shall not have been properly tendered and unwithdrawn prior to the expiration of the Offer, (iii) the Company Board shall withdraw, modify, or change in a manner adverse to AHI its recommendation of the Offer or this Agreement as set forth in
Section 2.2(a) (i) (A) hereof (an "Adverse Change in Recommendation"), unless simultaneously with such Adverse Change in Recommendation the Company shall deliver to AHI notice of termination of this Agreement pursuant to Section 8.1(g) (ii) and shall publicly announce that it has done so or (iv) any person (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) acquires beneficial ownership of 40% of the outstanding Company Common Stock. Notwithstanding the immediately preceding sentence, AHI may not terminate this Agreement pursuant to Section 8.1(h) (iii) if at the time of such Adverse Change in Recommendation and at all times thereafter the Minimum Condition (as defined in Annex A) is and remains satisfied; provided, however, that even if the Minimum Condition is and remains satisfied, AHI may terminate this Agreement pursuant to the first sentence of this Section 8.1(h) (iii), (x) at any time after an Adverse Change in Recommendation if AHI has been advised in writing by Chase that the Financing will not be made available, or (y) at the opening of business on the scheduled Expiration Date (as it may be extended by AHI in accordance with this Agreement) if any of the events or circumstances described in clauses (a) through (i), inclusive of Annex A shall have occurred and be continuing. It is understood that a termination of this Agreement by the Company under this Section 8.1 shall not, in and of itself, be deemed to be an Adverse Change in Recommendation.

          8.2    Effect of Termination.
                 ---------------------

          (a) Effect on Agreement. In the event of termination of this Agreement by either the Company or AHI as provided in Section 8.1, this Agreement shall forthwith become void, the transactions contemplated hereby shall be abandoned and there shall be no liability or obligation on the part of AHI or the Company or their respective officers or directors except with respect to Section 6.2 (last sentence), Section 6.7, and this Section 8.2 and except for liability for material breach of this Agreement. Termination of this Agreement shall have no effect on the rights and obligations of the parties under the Confidentiality Letter.

          (b) Return of Documents. Each party, if so requested by the other party, will return promptly every document furnished to it by or on behalf of the other party in connection with the transaction contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof (except for copies of documents publicly available) which may have been made, and will use reasonable efforts to cause its representatives and any representatives of financial institutions and others to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made.

          (c)  Expense Reimbursement.
               ---------------------

               (i) If this Agreement is terminated by the Company pursuant to
          Section 8.1(g)(ii) or by AHI pursuant to Section 8.1(h)(i), the Company shall pay to AHI or its designee the sum of $5,000,000 plus the amount of AHI's Expenses (as herein defined) up to $2,500,000 in cash by wire transfer of immediately available funds to an account designated by AHI immediately following such termination.

               (ii) If this Agreement is terminated by AHI pursuant to Section 8.1(h)(ii) or 8.1(h)(iv) and the Company within 135 days after such termination enters into a letter of intent, memorandum of understanding or similar agreement or definitive transaction agreement with the person or group acquiring such 40% beneficial ownership or any affiliate of such person or group (or member of such group or affiliate of such member) (in the case of Section 8.1(h)(iv)) or the person or group or any affiliate of such person or group (or member of such group or affiliate of such member) making the Takeover Proposal (in the case of Section 8.1(h)(ii)) then the Company shall pay to AHI immediately upon consummation of the transaction contemplated by such letter of intent, memorandum, similar agreement or definitive transaction agreement the sum of $5,000,000 plus an amount equal to AHI's Expenses up to $2,500,000 in cash by wire transfer of immediately available funds.

                    (iii)  If this Agreement is terminated by AHI pursuant to
               Section 8.1(h)(iii), then the Company shall pay to AHI the sum of $7,500,000 plus the amount of its Expenses up to $2,500,000 in cash by wire transfer of immediately available funds to an account designated by AHI immediately following such termination.

                    (iv) The Company shall reimburse AHI for all costs incurred by AHI in connection with the collection of any amounts due AHI under clauses (i) through (iii), including reasonable attorneys' fees.

          For purposes of this paragraph (c), "Expenses" includes all out-of-pocket costs and expenses incurred by AHI or the Company, as the case may be, including fees and disbursements of counsel, accountants, financial advisors and other third parties, commitment fees, printing mailing and filing fees and similar fees incurred in connection with the transactions contemplated by this Agreement. Each party acknowledges and agrees that the other party's Expenses exceed $2,500,000 and releases the other party fully and finally from any obligation to furnish any evidence of such expenses. In the event AHI has received in full the amounts payable under Section 8.1(c)(i), (ii) or (iii), AHI shall not assert or pursue in any manner, directly or indirectly, any claim or cause of action against the Company or the party making a Takeover Proposal or engaging in a transaction with the Company based in whole or in part upon the events giving rise to the termination of this Agreement which triggered the payment of such amounts; provided, however, that this sentence shall not apply to and shall in no way restrict the right of AHI to assert a counterclaim in (or any claim asserted in response to) any action brought by the Company or such party with respect to such events.

          8.3 Amendment. Subject to Section 2.3(c), this Agreement may be amended by the parties hereto, by action taken by their respective boards of directors, at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of the Company but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further stockholder approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          8.4 Extension; Waiver. Subject to Section 2.3(c), at any time prior to the Effective Time, the parties hereto, by action taken by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                   ARTICLE 9

                               GENERAL PROVISIONS
                               ------------------

          9.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the earlier to occur of (i) the Effective Time and (ii) the termination of this Agreement and the agreements made herein shall terminate at the Effective Time or earlier termination of this Agreement except for the agreements as set forth in Section
6.2 (last sentence) and Sections 6.5, 6.6, 6.7 and 8.2.

          9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally upon request of telecopy confirmation when telecopied, upon receipt if sent by recognized overnight courier service or two business days after being mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a)  if to AHI, to

                    1075 Hawthorn Drive
                    Itasca, Illinois 60143
                    Attention: Daniel H. Bushell
                    Telecopy: (708) 775-7509

                    With a copy to:

                    Weil, Gotshal & Manges
                    100 Crescent Court
                    Suite 1300
                    Dallas, Texas 75201-6950
                    Attention: Lawrence D. Stuart, Jr.
                    Telecopy: (214) 746-7777

                    Wingate Partners, L.P.

                    750 North St. Paul Street
                    Suite 1200
                    Dallas, Texas  75201
                    Attention:  Thomas W. Sturgess
                    Telecopy:  (214) 871-8799

               (b)  if to the Company, to

                    2200 East Golf Road
                    Des Plaines, Illinois  60016-1267
                    Attention:  Joel D. Spungin
                    Telecopy:  (708) 699-0891

                    with a copy to:

                    Altheimer & Gray
                    Suite 4000
                    10 South Wacker
                    Chicago, Illinois  60606
                    Attention:  Phillip Gordon
                                Mark Kindelin
                    Telecopy:  (312) 715-4800

          9.3 Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes", or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

          9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          9.5 Entire Agreement; Third Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder (except for Sections 6.5, 6.8 and 6.14). Any breach by the Company of Section 6.13 may be enforced for the benefit of the stockholders of the Company entitled to dividends under Section 6.13 by any one or more of the persons named as Continuing Directors on behalf of such stockholders. This Agreement is not intended to supersede the

Confidentiality Agreement which shall continue in full force and effect. Each Exhibit, schedule and the Company Disclosure Schedule and AHI Disclosure Schedule shall be considered incorporated into this Agreement. Any matter which is disclosed in any portion of a Disclosure Schedule is deemed to have been disclosed for the purposes of all relevant provisions of this Agreement. The inclusion of any item in a Disclosure Schedule is not evidence of the materiality of such item for the purposes of this Agreement. The parties make no representations or warranties to each other, except as contained in this Agreement, and any and all prior representations and warranties made by any party or its representatives, whether verbally or in writing, are deemed to have been merged into this Agreement, it being intended that no such prior representations or warranties shall survive the execution and delivery of this Agreement. The Company and AHI each acknowledge that they have conducted an independent investigation satisfactory to them in all respects (including, without limitation, with respect to the financial condition, assets, liabilities, properties and projected operations of the Company) in making its determination as to the propriety of the transaction contemplated by this Agreement, and in entering into this Agreement, has relied solely on the results of said investigation and on the representations and warranties of the Company expressly contained in this Agreement.

          9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws rules.

          9.7 Publicity. Except as otherwise required by law, so long as this Agreement is in effect, neither the Company or AHI shall, or shall permit any of their Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

          9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. AHI may collaterally assign its rights under this Agreement in connection with the Financing or replacement thereof.

     IN WITNESS WHEREOF, AHI and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                              ASSOCIATED HOLDINGS, INC.

                              By: /s/ Thomas W. Sturgis
                                  -------------------------------
                              Its:    Chairman
                                  -------------------------------


                              UNITED STATIONERS INC.

                              By: /s/ Joel D. Spungin
                                  -------------------------------
                              Its:    Chairman
                                  -------------------------------

                                                                         ANNEX A
                                                                         -------

          Notwithstanding any other provision of the Offer, AHI will not be required to accept for payment, purchase or pay for any Company Shares tendered, and may postpone the acceptance for payment, the purchase of, or payment for, Company Shares, and, subject to the terms of the Agreement, may amend, extend or terminate the Offer if (i) a number of Company Shares, when added to the Company Shares then beneficially owned by AHI, which is not less than a majority of the Company Shares outstanding on a fully diluted basis (or, if a lesser number, at the option of AHI, on an issued and outstanding basis) shall have not been validly tendered pursuant to the Offer and not withdrawn prior to the Expiration Date (the "Minimum Condition"), or (ii) at any time on or after February 13, 1995 and prior to acceptance for payment of any Company Shares tendered pursuant to the Offer, any of the following events shall occur or circumstances exist:

          (a) there shall be in effect any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the Offer or the Merger, which shall remain in effect as of the Expiration Date;

          (b) there shall be any action taken or any statute, rule or regulation enacted, applicable to the Offer or the Merger by any government (or any governmental body or agency) of the United States or any state thereof or any foreign country that makes illegal the consummation of the Offer or the Merger;

          (c) any authorization, consent, order or approval of, or declaration or filing with, or expiration of waiting period imposed by, any Governmental Entity necessary for the consummation of the Offer shall not have been filed, occurred or been obtained;

          (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or National Association of Securities Dealers Automated Quotations System, (ii) a declaration of a banking moratorium or any limitation or suspension of payments by any U.S. governmental authority on the extension of credit by lending institutions, (iii) a commencement of war or armed hostilities directly involving the United States, (iv) any limitation (whether or not mandated) by any governmental authority which will materially adversely affect the extension of credit by banks or other lending institutions in the United States, or (v) in the case of any of the foregoing existing on or before February 13, 1995, a material acceleration or worsening thereof;

          (e) the Agreement shall have been terminated by the Company, on the one hand, or AHI, on the other hand, in accordance with its terms or AHI and the Company shall have reached an agreement providing for the termination of the Offer;

          (f)  AHI shall have failed to obtain the proceeds of Financing;

          (g) The representations and warranties of the Company set forth in the Agreement shall be untrue in any material respect and the facts or events causing the representation or warranty to be untrue shall have or would reasonably be expected to have a material adverse effect on the Company;

          (h) The Company shall have failed to perform in all material respects its material obligations under the Merger Agreement to be performed by it on or prior to the Expiration Date; or

          (i) The Company shall not have obtained the Material Consents on or prior to the Expiration Date.

          The foregoing conditions (i) may be asserted by AHI regardless of the circumstances (including any action or inaction by AHI or any of its affiliates) giving rise to such condition and are for the sole benefit of AHI and its affiliates. The foregoing conditions, other than the Minimum Condition, may be waived by AHI in whole or in part at any time and from time to time in its sole discretion. The failure by AHI at any time to exercise any of the foregoing rights will not be deemed a waiver of any other rights and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

                                                                       EXHIBIT A
                                                                       ---------


               AMENDMENT TO COMPANY CERTIFICATE OF INCORPORATION


      Article FOURTH of the Restated Certificate of Incorporation of United Stations Inc. (the "Charter") shall be amended and restated to read in its entirety as follows:

      FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 46,500,000 shares, consisting of (a) 1,500,000 shares of a class designated as Preferred Stock, par value $.01 per share (the "Preferred Stock"), (b) 40,000,000 shares of a class designated as Common Stock, par value $.10 per share (the "Common Stock"), and (c)
                                                ------------
5,000,000 shares of a class designated as Nonvoting Common Stock, par value $.01 per share (the "Nonvoting Common Stock").
                ----------------------

     The designations and the powers, preferences, rights, qualifications, limitations, and restrictions of the Preferred Stock, Common Stock and Nonvoting Common Stock are as follows:

     1.   Provisions Relating to the Preferred Stock.

          (a) The Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations and powers, preferences, and rights, and qualifications, limitations, and restrictions thereof, as are stated and expressed herein and in the resolution or resolutions providing for the issue of such class or series adopted by the board of directors of the Corporation as hereafter prescribed.

          (b) Authority is hereby expressly granted to and vested in the board of directors of the Corporation to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, and with respect to each class or series of the Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

               (i) Whether or not the class or series is to have voting rights, full, special, or limited, or is to be without voting rights, and whether or not such class or series is to be entitled to vote as a separate class either alone or together with the holders of one or more other classes or series of stock;

              (ii) the number of shares to constitute the class or series and the designations thereof;

             (iii) the preferences, and relative, participating, optional, or other special rights, if any, and the qualifications, limitations, or restrictions thereof, if any, with respect to any class or series;

              (iv) whether or not the shares of any class or series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities, or other property), and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

               (v) whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the annual amount thereof, and the terms and provisions relative to the operation thereof;

              (vi) the dividend rate, whether dividends are payable in cash, stock of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

             (vii) the preferences, if any, and the amounts thereof which the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

            (viii) whether or not the shares of any class or series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock, securities, or other property of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

              (ix) such other special rights and protective provisions with respect to any class or series as may to the board of directors of the Corporation seem advisable.

          (c) The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects. The board of directors of the Corporation may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The board of directors of the Corporation may decrease the number of shares of the Preferred Stock designated for any existing class or series by a resolution subtracting from such class or series authorized and unissued shares of the Preferred Stock designated for such existing class or series, and the shares so subtracted shall become authorized, unissued, and undesignated shares of the Preferred Stock.

     2.   Provisions Relating to the Common Stock and Nonvoting Common Stock.

          (a)  Identical Rights.  Except as otherwise provided in this ARTICLE
               -----------------
FOURTH, all shares of Common Stock and Nonvoting Common Stock shall be identical and shall entitle the holder thereof to the same rights and privileges.

          (b) Dividends. From and after the date of issuance, the holders of outstanding shares of Common Stock and Nonvoting Common Stock shall be entitled to receive dividends on the shares of Common Stock and Nonvoting Common Stock when, as, and if declared by the Board of Directors, out of funds legally available for such purpose. All holders of shares of Common Stock and Nonvoting Common Stock shall share ratably, in accordance with the numbers of shares held by each such holder, in all dividends or distributions on shares of Common Stock payable in cash, in property or in securities of the Corporation (other than shares of Common stock). All dividends or distributions declared on shares of Common Stock and Nonvoting Common Stock which are payable in shares of Common Stock or Nonvoting Common Stock shall be declared on both classes of shares at the same rate, provided that any such dividend or distribution shall be payable in shares of the class of Common Stock or Nonvoting Common Stock held by the stockholder to whom the dividend or distribution is payable.

          (c) Stock Splits, Etc. The Corporation shall not in any manner
              ------------------
subdivide (by stock split, stock dividend, or otherwise), or combine (by reverse stock split, or otherwise) the outstanding shares of Common Stock or Nonvoting Common Stock unless the outstanding shares of the other class shall be proportionately subdivided or combined. No reclassification or any other adjustment or modification of the rights or preferences shall be effected (including without limitation pursuant to a merger, consolidation or liquidation involving the Corporation) with respect to either the Common Stock or the Nonvoting Common Stock unless both the Common Stock and Nonvoting Common Stock are reclassified or the rights or preferences are adjusted or modified in exactly the same manner and at the same time. In this regard, and without limiting the generality of the foregoing, in the case of any consolidation or merger of the Corporation with or into any other entity (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of the Common Stock), or in case of any sale or transfer of all or substantially all the assets of the Corporation, or the reclassification of the Common Stock into any other form of capital stock of the Corporation, whether in whole or in part, the holder of each share of Nonvoting Common Stock shall, after such consolidation, merger, sale, or transfer or reclassification, have the right to convert such share of Nonvoting Common Stock into the kind and amount of shares of stock and other securities and property which such holder would have been entitled to receive upon such consolidation, merger, sale, or transfer or reclassification if such holder had held such Common Stock issuable upon the conversion of such share of Nonvoting Common Stock immediately prior to such consolidation, merger, sale, or transfer or reclassification.

          (d) Liquidation. In the event of any voluntary or involuntary
              -----------
liquidation, dissolution, or winding up of the affairs of the Corporation, the holders of shares of Common Stock and Nonvoting Common Stock shall be entitled to share ratably, in accordance with the number of shares held by each such holder, in all of the assets of the Corporation available for distribution to the holders of shares of Common Stock.

          (e) Voting Rights. Except as otherwise provided herein or by law, the
              -------------
entire voting power of the Corporation shall be vested in the holders of shares of Common Stock and each holder of shares of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder; provided
                                                                       --------
that, without the consent of the holders of record of at least 51% of Nonvoting Common Stock at the time outstanding (assuming, for the purposes of this provision, that the holders of rights to acquire shares of Nonvoting Common Stock shall be deemed to be the holders of the shares of Nonvoting Common Stock which are at the time issuable upon the full exercise thereof whether or not such holders are then entitled to exercise such rights pursuant to the terms thereof), given in writing or by the vote at any regular or special meeting of stockholders of the Corporation, the Corporation shall not:

               (i) amend, alter, modify, or repeal any provision of this Certificate of Incorporation or the By-Laws of the Corporation in any manner which adversely affects the relative rights, preferences, qualifications, powers, limitations or restrictions of the Nonvoting Common Stock, or amend, alter, modify, or repeal this Section 2(e);

              (ii) increase or decrease the authorized number of shares of any class of capital stock of the Corporation or authorize, issue, or otherwise create securities convertible into or exercisable for any shares of capital stock of the Corporation other than the shares of Common Stock and Nonvoting Common Stock authorized hereunder and the shares of Class A, Class B, and Class C Preferred Stock designated in that certain Certificate of the Powers, Designations, Preferences, and Rights of the Class A Preferred Stock, Class B Preferred Stock and Class C Preferred Stock dated __________ __, 1995;

             (iii) voluntarily effect an exchange or reclassification of shares of Nonvoting Common Stock into shares of another class of capital stock of the Corporation; or

              (iv) effect a merger or consolidation of the Corporation with another corporation, unless the certificate or articles of incorporation of the surviving corporation shall provide that the shares of the capital stock of such surviving corporation into which the shares of Nonvoting Stock hereunder shall be converted shall have the identical rights and privileges as the shares of capital stock of such surviving corporation into which the shares of Common Stock hereunder shall be converted, other than the voting rights in this Section 2(e) and the conversion and other rights in Section 3 below which shall not be adversely affected by such merger or consolidation.

          3.  Conversion.
              ----------

          (a)  Right to Conversion. Subject to and upon compliance with the
               -------------------
provisions of this Section 3, any holder of shares of Nonvoting Common Stock shall be entitled at any time and from time to time to convert each share of Nonvoting Common Stock held by such holder into a share of Common Stock at the conversion rate of one share of Common Stock for one share of Nonvoting Common Stock.

          (b)  Procedure.  The conversion of any shares of Nonvoting Common
               ---------
Stock into shares of Common Stock shall be effected by the holder of the shares of Nonvoting Common Stock to be converted surrendering the certificate therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the shares of Common Stock or at such other place as the Corporation is willing to accept such surrender accompanied by written notice to the Corporation at such office or other place that it elects to so convert and stating the number of shares of Nonvoting Common Stock being converted. Thereupon the Corporation shall promptly issue and deliver at such office or other place to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled, registered in the name of such holder or a designee of such holder as specified in such notice. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the shares to be converted in accordance with the procedure set forth in the first sentence of this Section 3(b), and the Person entitled to receive the shares issuable upon such conversion shall be treated for all purposes as having become the record holder of such shares at such time. In the event of the conversion of less than all of the shares of Nonvoting Common Stock into shares of Common Shares evidenced by the certificate so surrendered, the Corporation shall execute and deliver to or upon the written order of such holder, without charge to such holder, a new certificate evidencing the shares of Nonvoting Common Stock not converted.

          (c)  Reservation.  The corporation shall at all times reserve and keep
               -----------
available out of its authorized but unissued shares of Common Stock, or any shares of Common Stock held in its treasury, solely for the purpose of issue upon conversion of the shares of Nonvoting Common Stock as provided herein, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Nonvoting Common Stock. The shares of Common Stock so issuable shall when so issued be duly and validly issued, fully paid, and nonassessable.

          (d)  Certain Legal Requirements.  No person subject to the provisions
               --------------------------
of Regulation Y shall, and no such Person shall permit any of its Bank Holding Company Affiliates to, convert any shares of Nonvoting Common Stock held by it into shares of Common Stock, if after giving effect to such conversion, (i) such Person and its Bank Holding Company Affiliates would own more than 5% of the total issued and outstanding shares of Common Stock or (ii) such Person would Control the Corporation (and, for purposes of this clause (ii), a reasoned opinion of counsel to such Person (which is based on facts and circumstances deemed appropriate by such counsel) to the effect that such Person does not control the Corporation shall be conclusive).


     4.   Definitions.
          -----------

          As used in this ARTICLE FOURTH, the terms indicated below shall have the following respective meanings:

          "Bank Holding Company Affiliate" shall mean, with respect to any
           ------------------------------
Person subject to the provisions of Regulation Y, (i) if such Person is a bank holding company, any company directly or indirectly controlled by such bank holding company, and (ii) otherwise, the bank holding company that controls such Person and any company (other than such Person) directly or indirectly controlled by such bank holding company.

          "Control" (including, with its correlative meanings, "controlled by"
           -------                                              -------------
and "under common control with") shall mean, with respect to any Person, the
     -------------------------
possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

          "Person" means an individual, partnership, association, joint venture,
           ------
corporation, business, trust, estate, unincorporated organization, or government or any department, agency or subdivision thereof.

          "Regulation Y" shall mean Regulation Y promulgated by the Board of
           ------------
Governors of the Federal Reserve System (12 C.F.R. (S) 225) or any successor regulation.

     Article EIGHTH of the Charter shall be amended and restated to read in its entirety as follows:

     EIGHTH: The Corporation shall indemnify any person who was, is, or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (i) is or was a director or officer of the Corporation or (ii) while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the Delaware General Corporation Law, as the same exists or may hereafter be amended. Such right shall be a contract right and as such shall run to the benefit of any director or officer who is elected and accepts the position of director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while this Article EIGHTH is in effect. Any repeal or amendment of this Article EIGHTH shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this Article EIGHTH. Such right shall include the right to be paid by the Corporation expenses incurred in investigating or defending any such proceeding in advance of its final disposition to the maximum extent permitted under the Delaware General Corporation Law, as the same exists or may hereafter be amended. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense is not permitted under the Delaware General Corporation Law, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors or any committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the Corporation (including its board of directors or any committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible. In the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, by-law, resolution of stockholders or directors, agreement, or otherwise.

     The Corporation may additionally indemnify any employee or agent of the Corporation to the fullest extent permitted by law.

     Without limiting the generality of the foregoing, to the extent permitted by then applicable law, the grant of mandatory indemnification pursuant to this Article EIGHTH shall extend to proceedings involving the negligence of such person.

     As used herein, the term "proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

     Article NINTH of the Charter shall be amended and restated to read in its entirety as follows:

     NINTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or amendment of this Article NINTH by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation arising from an act or omission occurring prior to the time of such repeal or amendment. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the foregoing provisions of this Article NINTH, a director shall not be liable to the Corporation or its stockholders to such further extent as permitted by any law hereafter enacted, including without limitation any subsequent amendment to the Delaware General Corporation Law.

                                   EXHIBIT B

                              AGREEMENT TO TENDER
                              -------------------

     This Agreement to Tender (the "Agreement") dated as of February 13, 1995 among Associated Holdings, Inc., a Delaware corporation ("AHI"), and the persons whose names are set forth on Schedule A hereto (individually a "Shareholder" and collectively the "Shareholders").


                                   Recitals:
                                   --------

     A. AHI and United Stationers Inc., a Delaware corporation (the "Company") are simultaneously herewith entering into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"), which provides, among other things, that AHI, upon the terms and subject to the conditions thereof, will make a cash tender offer for up to 92.5% of the outstanding shares of common stock, par value $.10 per share, of the Company (the "Shares") at a price of $15.50 per Share, pursuant to an Offer to Purchase and related Letter of Transmittal which together constitute the "Offer" included in a Tender Offer Statement on Schedule 14D-1 filed by AHI with the Securities and Exchange Commission (the "Offer Statement"), or such higher price per share pursuant to the Offer. Upon completion of the Offer, AHI will merge with the Company (the "Merger") and each then outstanding Share (other than certain Shares identified in Section 3.1(b) of the Merger Agreement) would be converted as provided in
Section 3.1(a) of the Merger Agreement (the Offer and Merger being collectively referred to as the "Transaction").

     B. As a condition to entering into the Merger Agreement, AHI has requested, and each of the Shareholders has agreed, to make certain agreements and covenants with AHI, upon the terms and subject to the conditions hereinafter set forth with respect to the respective number of Shares set forth on Schedule A hereto opposite the name of each of the Shareholders.


     NOW, THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                           Agreement to Tender Shares
                           --------------------------


     Section 1.1 Tender. Subject to the terms and conditions of this Agreement and of the Offer, each Shareholder agrees severally for itself only to tender to AHI pursuant to the Offer in accordance with the terms thereof ("Tender") and not withdraw except as permitted hereby all Shares held by such Shareholder.

The approximate number of Shares owned by the Shareholder are set forth on Schedule A hereto opposite the name of such Shareholder and AHI shall accept for payment and pay for all of such Shares Tendered by such Shareholder at the price of $15.50 per Share or such higher price to be paid under the terms of the Offer by means of a wire transfer to an account as specified by the Shareholder at the following time: one business following the Expiration Date (as defined in the Offer Statement) if the aggregate number of shares Tendered are less than the Maximum Number (as defined in the Offer Statement) or one business day following the announcement of the final proration factor should more than the Maximum Number be Tendered. In the event that any Shareholder acquires any additional Shares prior to the Tender of its Shares hereunder, all such additional Shares shall be subject to the terms of this Agreement. Notwithstanding the foregoing, no Shareholder shall be required to Tender Shares and, if such Shareholder has Tendered Shares, shall be permitted to withdraw its Shares, if this Agreement is terminated as set forth in Section 6.1 hereof.

     Section 1.2 Adjustment Upon Changes in Capitalization. In the event of any change in the Shares by reason of any stock dividends, split-ups, mergers, recapitalizations or other changes in the corporate or capital structure of the Company, the number and kind of Shares subject to this Agreement shall be appropriately adjusted.


                                   ARTICLE II

                                Related Matters
                                ---------------


     Section 2.1 Acquisition Transaction. The parties acknowledge that AHI would not have entered into the Merger Agreement without the concurrent execution of this Agreement and that each Shareholder and AHI would not have entered into this Agreement without the concurrent execution of the Merger Agreement.

     Section 2.2 Agreement to Vote. Subject to Section 6.1 hereof, each Shareholder agrees to vote all their shares set forth on Schedule A, at any meeting of shareholders, in favor of the Merger Agreement, the Merger and all transactions arising out of the Merger Agreement which require shareholder approval. The Shareholder's agreement to vote their shares shall include an agreement to execute written consents in lieu of a meeting.

                                  ARTICLE III

                                Representations
                       and Warranties of the Shareholders
                       ----------------------------------


     Each of the Shareholders, severally, and not jointly, hereby represents and warrants to AHI as follows:

     Section 3.1 Ownership of the Shares. Such Shareholder is the record or beneficial owner with full or shared voting power of the number of Shares set forth opposite such Shareholder's name on Schedule A hereto (which are all the Shares which such Shareholder so owns of record or beneficially), and at the time of Tender will have good title, and (subject to the provisions of Section
2.2 hereof) full voting power, with respect to all such Shares, free and clear of all liens, charges, encumbrances, equities, claims and options or other defects in title which may restrict such Shareholder's ability or authority to tender, sell, and deliver such Shares hereunder.

     Section 3.2 Authorization; Valid and Binding Agreement. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a valid and binding agreement of such Shareholder enforceable against such Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or equity). Except as set forth in the Merger Agreement, no consent or approval or any court, federal or state governmental agency, or any other person or entity is required in connection with the execution and consummation of the transactions contemplated by this Agreement to permit each to carry out its obligations hereunder.

     Section 3.3 No Conflicts. Neither the execution and delivery of this Agreement nor the consummation by such Shareholder of the transactions contemplated hereby will constitute a violation of, or conflict with, or constitute a default under, any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which such Shareholder is a party or by which such Shareholder is bound or any judgment, decree or order applicable to such Shareholder.

                                  ARTICLE IV

                              Representations and
                               Warranties of AHI
                               -----------------


          AHI hereby represents and warrants to the Shareholders as follows:

          Section 4.1 Authorization; Valid and Binding Agreement. AHI has all requisite corporate power and authority to enter into this Agreement, and this Agreement has been duly authorized by all necessary corporate action on the part of AHI. This Agreement has been duly and validly executed and delivered by AHI, and constitutes a valid and binding obligation of AHI, enforceable against AHI in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principle of equity including principles of good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or equity).

          Section 4.2 Securities Matters. AHI is acquiring the Shares for its own account and not with a view to the public distribution thereof and will not offer to sell or otherwise dispose of the Shares acquired in violation of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                   ARTICLE V

                                   Covenants
                                   ---------

          Section 5.1 Other Transactions. Each Shareholder agrees severally, and for itself only, that, prior to the termination of this Agreement, such Shareholder shall not engage in any action or omission that would have the effect of preventing or disabling such Shareholder from Tendering its Shares to AHI. Without limiting the foregoing and except as provided in this Agreement, until the termination of this agreement such Shareholder agrees not to sell or transfer, or agree to sell or transfer, any of the Shares provided, however, that a Shareholder may transfer his or her Shares to a person, partnership, trust, or other entity so long as such person or entity agrees in writing to be bound by the terms, provisions and conditions of this Agreement. Upon such transfer, the transferor shall be released from the terms of this Agreement with regard to such transferred Shares.

                                  ARTICLE VI

                                  Termination
                                  -----------


          Section 6.1 Termination. This Agreement shall terminate automatically upon the occurrence of any of the following: (i) the Effective Time (as defined in the Merger Agreement), (ii) the termination of the Merger Agreement for any reason, (iii) any time following the public announcement by any person of an offer to acquire at least a majority of the outstanding Shares which the Shareholder reasonably believes is likely to be consummated and offers a higher economic value to the Shareholder than the Offer and where the Shareholder gives notice to AHI of such termination, or (iv) the Company Board (as defined in the Merger Agreement) shall withdraw, modify or change in a manner adverse to Purchaser, its recommendation set forth in Section 2.2(a)(i)(A) of the Merger Agreement, provided that the Company Board shall have received an opinion of counsel that the Company Board is required to so withdraw, modify or change such recommendation in the exercise of its fiduciary duties.

          Section 6.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 6.1, this Agreement (including, without limitation, the voting agreement set forth herein) shall forthwith become void and have no effect, without liability on the part of any party or its trustees, partners, beneficiaries, directors, officers, and shareholders or affiliates. Nothing contained in this Article VI shall relieve any party from liability for any material breach of this Agreement or the Offer.

                                  ARTICLE VII

                                 Miscellaneous
                                 -------------


          Section 7.1 Expenses. Each of the parties hereto will pay all fees and expenses it incurs in connection with this Agreement, including without limitation the fees and expenses of its financial and legal advisors. Each Shareholder represents and warrants to AHI that such Shareholder has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated herein.

          Section 7.2 Survival of Representations, Warranties and Agreements. The representations, warranties and agreements of AHI and the Shareholders in this Agreement or in any instrument delivered by AHI and the Shareholders pursuant to this Agreement shall not survive the consummation of the Merger.

          Section 7.3  Assignment; Parties in Interest.  Except as permitted by
Section 5.2 hereof or as required by operation of law, this Agreement shall not be assignable by the parties hereto without the prior written consent of the other parties. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

          Section 7.4 Entire Agreement; Amendments. This Agreement and the documents referred to herein or delivered pursuant hereto which form a part hereof, contain the entire understanding of the parties with respect to its subject matter. There are no representations, warranties, agreements, promises, covenants or undertakings other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by all the parties. Any condition to a party's obligations hereunder may be waived in writing by such party.

          Section 7.5 Notices. All notices, claims, certificates, requests, demands and other communications ("Notices") required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, upon receipt of the telecopy confirmation when telecopied, upon receipt if sent by a nationally recognized overnight courier service or two
(2) business days after being mailed (registered or certified mail, postage prepaid, return receipt requested), addressed as follows:

          (a)  If to AHI, to:

               1075 Hawthorn Drive
               Itasca, Illinois  60143
               Telecopy: (708) 775-7509
               Attention: Daniel H. Bushell

               With copies to:

               Weil, Gotshal & Manges
               100 Crescent Court
               Dallas Texas  75201-6950
               Telecopy: (214) 746-4777
               Attention:  Lawrence D. Stuart, Jr.

               and:

               Wingate Partners, L.P.
               750 North St. Paul Street
               Suite 1200
               Dallas, Texas  75201
               Attention:  Thomas W. Sturgess

          (b) If to the Shareholders, to each Shareholder at the address set forth on their respective signature page to this Agreement:

               With copies to:

               Altheimer & Gray
               10 South Wacker Drive
               Suite 4000
               Chicago, Illinois  60606
               Telecopy (312) 715-4800
               Attention:  Phillip Gordon

or to such other address as the person to whom Notice is to be given may have previously furnished to the other in writing in the manner set forth above.

     Section 7.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

     Section 7.7 Severability of Provisions. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     Section 7.8 Counterparts; Headings. This Agreement may be executed simultaneously in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument. The article and section headings contained herein are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

     Section 7.9 Remedies. The parties hereto agree that if for any reason any party hereto shall have failed to perform its obligations under this Agreement, then any other party hereto seeking to enforce this Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that any party hereto may have against any other party hereto for any failure to perform its obligations under this Agreement.

     Section 7.10 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective agreement to tender and vote contemplated by this Agreement.

     Section 7.11 Exculpation. Notwithstanding anything to the contrary contained herein, with respect to Shareholders which are partnerships or trusts, there shall be no personal liability hereunder on any partners or trustees with respect to the terms, conditions, representations, warranties or covenants contained in this Agreement. AHI shall look solely to such Shareholder and not to any partners or trustees of those Shareholders for the satisfaction of all remedies which AHI may have hereunder.
                                    [*****]

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                              ASSOCIATED HOLDINGS, INC.



                              By: _______________________________________
                                    Title: ______________________________

                      [Signatures continued on next pages]

FISHMAN FAMILY
INVESTMENT PARTNERSHIP



By: /s/ Joan Fishman
   --------------------------------
   Joan Fishman, General Partner

Address:



/s/ Phillip Gordon
- -----------------------------------
Phillip Gordon, not personally,
but as Trustee of the Joan
Fishman Charitable Remainder
Trust u/a/d 2/1/95

Address:

JEROLD A. HECKTMAN
FAMILY INVESTMENT
PARTNERSHIP



By: /s/ Jerold A. Hecktman               /s/ Jerold A. Hecktman
   --------------------------------      --------------------------------
   Jerold A. Hecktman,                   Jerold A. Hecktman
   General Partner

Address:                                 Address:



/s/ Phillip Gordon
- -----------------------------------
Phillip Gordon, not personally,
but as Trustee of the Jerold
and Ruth Hecktman Charitable
Remainder Trust u/a/d 2/1/95

Address:

MELVIN L. HECKTMAN
FAMILY INVESTMENT
PARTNERSHIP



By: /s/ Melvin L. Hecktman               /s/ Melvin L. Hecktman
   --------------------------------      --------------------------------
   Melvin L. Hecktman,                   Melvin L. Hecktman
   General Partner

Address:                                 Address:



MLH INVESTMENT PARTNERSHIP              /s/ Phillip Gordon
                                        --------------------------------
                                        Phillip Gordon, not
                                        personally, but as
By: /s/ Melvin L. Hecktman              Trustee of the Melvin and Judith
   --------------------------------     Hecktman Charitable
   Melvin L. Hecktman,                  Remainder Trust
   Managing General Partner             u/a/d 2/1/95

Address:

                                        Address:

MILLS FAMILY
INVESTMENT PARTNERSHIP



By: /s/ Barbara Mills
   ------------------------------
   Barbara Mills,
   General Partner

Address:



    /s/ Phillip Gordon
- ---------------------------------
Phillip Gordon, not personally,
but as Trustee of the Barbara
Mills Charitable Remainder Trust
u/a/d 2/1/95

Address:

WOLF FAMILY
INVESTMENT PARTNERSHIP



By: /s/ Barbara Wolf
   -------------------------------
   Barbara  Wolf Savage,
   General Partner

Address:



    /s/ Phillip Gordon
- ----------------------------------
Phillip Gordon, not personally,
but as Trustee of the Barbara
Wolf Savage Charitable Remainder
Trust u/a/d 2/1/95

Address:

    /s/ Joel D. Spungin                 JOEL D. SPUNGIN
- ----------------------------------      INVESTMENT PARTNERSHIP
Joel D. Spungin



    /s/ Marilyn G. Spungin                 By: /s/ Joel D. Spungin
- ----------------------------------         ---------------------------
Marilyn G. Spungin                         Joel D. Spungin,
                                           Partner



    /s/ Debra A. Spungin                    /s/ Marc A. Spungin
- ----------------------------------      ------------------------------
Debra A. Spungin                        Marc A. Spungin


    /s/ Steven M. Spungin
- ----------------------------------
Steven M. Spungin




    /s/ Phillip Gordon                      /s/ Marilyn G. Spungin
- ----------------------------------      ------------------------------
Phillip Gordon, not personally,         Marilyn G. Spungin, not
but as Trustee of the Joel D.           personally, but as Co-
Spungin Charitable Remainder            Trustee of the Joel D.
Trust u/a/d 11/15/90                    Spungin Family Trust
                                        u/a/d 11/15/90



                                            /s/ Robert B. Scadron
                                        ------------------------------
                                        Robert B. Scadron, not
                                        personally, but as Co-
                                        Trustee of the Joel D.
                                        Spungin Family Trust
                                        u/a/d 11/15/90


                                            /s/ Phillip Gordon
                                        ------------------------------
                                        Phillip Gordon, not
                                        personally, but as
                                        Trustee of the Joel and
                                        Marilyn Spungin
                                        Charitable
                                        Remainder Trust u/a/d
                                        2/1/95

                                  SCHEDULE A
                                  ----------


                                                              Number of Shares
                                                              ----------------
    /s/ Douglas K. Chapman                                         28,000
- ---------------------------------
Douglas K. Chapman
United Stationers Inc.
2200 East Golf Road
Des Plaines, Illinois 60016


    /s/ Doreen Chapman                                              7,000
- ---------------------------------
Doreen Chapman
United Stationers Inc.
2200 East Golf Road
Des Plaines, Illinois 60016

                                  SCHEDULE A
                                  ----------


                                                              Number of Shares
                                                              ----------------
    /s/ E. David Coolidge III                                      20,000
- ---------------------------------
E. David Coolidge III
United Stationers Inc.
2200 East Golf Road
Des Plaines, Illinois 60016

                                  SCHEDULE A
                                  ----------


                                                              Number of Shares
                                                              ----------------
    /s/ Ira A. Eichner                                             9,175
- ---------------------------------
Ira A. Eichner
United Stationers Inc.
2200 East Golf Road
Des Plaines, Illinois 60016


    /s/ Barbara Eichner                                            1,000
- ---------------------------------
Barbara Eichner
United Stationers Inc.
2200 East Golf Road
Des Plaines, Illinois 60016

                                  SCHEDULE A
                                  ----------


                                                              Number of Shares
                                                              ----------------
    /s/ Jeffrey K. Hewson                                          32,750
- ---------------------------------
Jeffrey K. Hewson
United Stationers Inc.
2200 East Golf Road
Des Plaines, Illinois 60016

                                  SCHEDULE A
                                  ----------


                                                              Number of Shares
                                                              ----------------
    /s/ David R. Smith                                            107,644
- ----------------------------------
David R. Smith
United Stationers Inc.
2200 East Golf Road
Des Plaines, Illinois 60016


    /s/ David R. Smith                                             10,000
- ----------------------------------
David R. Smith as Trustee of the
Trust u/a/d/ December 21, 1993 for
the benefit of Kareen Kanaga.



    /s/ George L. Smith                                              same
- ----------------------------------
George L. Smith as Trustee of the
Trust u/a/d/ December 21, 1993 for
the benefit of Kareen Kanaga.


    /s/ George L. Smith                                            56,347
- ----------------------------------
George L. Smith as Trustee of the
Trust under Article Fourth of the
Will of Joan P. Smith.


    /s/ George L. Smith                                             1,000
- ----------------------------------
George L. Smith as Custodian under
the Uniform Gift to Minors Act for
the Benefit of Colleen M. Smith.


    /s/ George L. Smith                                             1,000
- ----------------------------------
George L. Smith as Custodian under
the Uniform Gift to Minors Act for
the Benefit of Maureen E. Smith.

                                  SCHEDULE A
                                  ----------


                                                              Number of Shares
                                                              ----------------
    /s/ Jack Twyman                                                 1,000
- ---------------------------------
Jack Twyman
United Stationers Inc.
2200 East Golf Road
Des Plaines, Illinois 60016

                                   SCHEDULE A
                                   ----------

                   Shareholder                            Number of
                   -----------                             Shares
                                                          ---------
Fishman Family Investment Partnership                       586,134

Joan Fishman Charitable Remainder Trust u/a/d                50,000
2/1/95

Jerold A. Hecktman Family Investment Partnership            902,795

Jerold A. Hecktman                                            4,385

Jerold and Ruth Hecktman Charitable Remainder               200,000
Trust u/a/d 2/1/95

Melvin Hecktman                                               6,667

Melvin L. Hecktman Family Investment Partnership            203,835

Melvin and Judith Hecktman Charitable Remainder              80,000
Trust u/a/d 2/1/95

MLH Investment Partnership                                  863,670

Mills Family Investment Partnership                         533,197

Barbara Mills Charitable Remainder Trust u/a/d               50,000
2/1/95

Wolf Family Investment Partnership                          921,057

Barbra Wolf Savage Charitable Remainder Trust               133,333
u/a/d 2/1/95

Joel D. Spungin                                             101,468

Joel and Marilyn Spungin Charitable Remainder                33,333
Trust u/a/d 2/1/95

Joel D. Spungin Investment Partnership                        1,000

Joel D. Spungin Family Trust                                 57,682

Marilyn G. Spungin                                            7,648

Debra A. Spungin                                              4,856

Marc A. Spungin                                               4,868

Steven M. Spungin                                             4,856
                                                          ---------
                             Total                        4,750,784

                                                                       EXHIBIT C

                            UNITED STATIONERS INC.

                   CERTIFICATE OF THE POWERS, DESIGNATIONS,
                        PREFERENCES, AND RIGHTS OF THE
                           CLASS A PREFERRED STOCK,
                            CLASS B PREFERRED STOCK
                          AND CLASS C PREFERRED STOCK


                    Pursuant to Section 151 of the General
                   Corporation Law of the State of Delaware

     The following resolutions were duly adopted by unanimous written consent of the Board of Directors (the "Board of Directors") of United Stationers Inc., a
                             ------------------
Delaware corporation (the "Corporation"), pursuant to the provisions of Section
                           -----------
151 of the General Corporation Law of the State of Delaware (the "DGCL"), on
                                                                  ----
- --------------  ----, 1995.

     WHEREAS, the Board of Directors is authorized, within the limitations and restrictions stated in the Corporation's Certificate of Incorporation, as amended to date (as amended, the "Certificate of Incorporation"), to fix by
                                  ----------------------------
resolution or resolutions the designation of each series of preferred stock and the powers, preferences, and relative participating, optional, or other special rights, and qualifications, limitations, or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution, or the distribution of assets, conversion, or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the DGCL; and

     WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of two classes of preferred stock and the number of shares constituting each of such classes;

     NOW, THEREFORE, BE IT RESOLVED, that the Corporation hereby fixes the designations and preferences and relative, participating, optional, and other special rights, and qualifications, limitations, and restrictions of (i) a class of preferred stock consisting of 15,000 shares (of which 5,000 shares will be initially issued) to be designated Class A Preferred Stock (the "Class A
                                                                 -------
Preferred Stock"), (ii) a class of preferred stock consisting of 15,000 shares
- ---------------
(of which 6,724.4436 shares will be initially issued) to be designated Class B Preferred Stock (the "Class B Preferred Stock") and (iii) a class of preferred
                      -----------------------
stock consisting of 15,000 shares (of which

10,086.6657 shares will be initially issued) to be designated Class C Preferred Stock (the "Class C Preferred Stock");
            -----------------------
     RESOLVED FURTHER, that the Corporation hereby fixes the designations and preferences and relative, participating, optional, and other special rights, and qualifications, limitations, and restrictions of the Class A Preferred Stock, Class B Preferred Stock and Class C Preferred Stock; and

     RESOLVED FURTHER, that the Class A Preferred Stock, Class B Preferred Stock and Class C Preferred Stock are hereby authorized on the terms and with the provisions herein set forth:

I.   Terms Applicable to the Class A Preferred Stock.
     -----------------------------------------------

     1.1  Dividends. (a) Subject to the provisions of Sections 1.1(b), 1.2(f),
          ---------
and 1.2(h) the holders of Class A Preferred Stock shall be entitled to receive, as and when declared by the Board of Directors of the corporation out of funds legally available for such purpose, dividends on the outstanding shares of Class A Preferred Stock at the Class A Preferred Dividend Rate, payable on each Preferred Dividend Payment Date to holders of record as they appear on the stock transfer books of the Corporation on such record dates, not more than 60 days nor less than 10 days preceding the payment dates for such dividends, as are fixed by the Board of Directors (or, to the extent permitted by applicable law, a duly authorized committee thereof). Such dividends shall be cumulative and shall accrue with respect to each share of Class A Preferred Stock, whether or not declared, whether or not restricted by the terms of the Debt Agreements or otherwise pursuant to the provisions hereof, and whether or not there are funds legally available for the payment thereof until paid. The dividends on the Class A Preferred Stock may be declared payable in cash or in additional shares of Class A Preferred Stock valued at $1,000 per share, in the discretion of the Board of Directors. No other dividends may be declared or paid to the holders of Class A Preferred Stock. All dividends declared by the Board of Directors upon shares of Class A Preferred Stock in accordance with this Section 1.1(a) shall be declared and paid pro rata with respect to all shares of Class A Preferred Stock then outstanding.

     (b) If at any time the Corporation shall have failed to pay any accumulated dividends on any shares of Class A Preferred Stock on any Preferred Dividend Payment Date as provided above, or if at any time the corporation shall have failed to redeem shares of Class A Preferred Stock as required by Section 1.2(a) for any reason, the Corporation shall not

     (i) declare or pay any dividend on any Junior Shares or make any payment on account of, or set apart money for, a sinking or other analogous fund for the purchase, redemption, or other retirement of any Junior Shares or make any distribution with respect thereto, either directly or indirectly and whether in cash or property or in obligations or shares (other than in Junior Shares) of the corporation or any Subsidiary,

     (ii) purchase any shares of Class A Preferred Stock (except for a consideration payable in Junior Shares) or redeem fewer than all of the shares of Class A Preferred Stock then outstanding, or

     (iii) permit any Subsidiary to purchase any Junior Shares or permit any Subsidiary to purchase fewer than all of the shares of Class A Preferred Stock then outstanding,

unless, at the time of any such dividend, payment, distribution, purchase, or redemption, all accrued and unpaid dividends on shares of Class A Preferred Stock are contemporaneously paid in full in cash or additional shares of Class A Preferred Stock and all shares of Class A Preferred Stock which the Corporation shall have so failed to redeem are contemporaneously redeemed.

     1.2  Redemption.
          ----------

     (a)  Scheduled Redemption. Subject to any limitations contained elsewhere
          --------------------
in this Certificate of the Powers, Designations, Preferences, and Rights of the Class A Preferred Stock, Class B Preferred Stock and Class C Preferred Stock (this "Certificate of Designations"), the Corporation shall redeem all, but not less than all, shares of Class A Preferred Stock on July 31, 1999, out of funds legally available for such purpose, at a price per share equal to the Redemption Price.

     (b)  Mandatory Redemption. Subject to any limitations contained elsewhere
          --------------------
in this Certificate of Designations, in the event of the occurrence of a Cash-Out Event, the Corporation agrees, at the election of any holder of then outstanding shares of Class A Preferred Stock made as set forth in Section 1.2
(i) below, to redeem all, but not less than all, of such holder's shares of Class A Preferred Stock then outstanding, out of funds legally available for such purpose, at a price per share equal to the Redemption Price therefor. If pursuant to such Cash-Out Event the holders of Common Stock of the Corporation receive cash, Marketable Securities, or a combination thereof, then, at the option of the Corporation, the Corporation may, in lieu of the cash redemption contemplated in the immediately preceding sentence, redeem such Class A Preferred Stock by converting each such share into such cash, Marketable Securities, or a combination thereof, in the same proportions as the holders of Common Stock of the Corporation so receive, the value of which shall equal the Redemption Price.

     (c)  Redemptions at Option of Corporation. At any time, and from time
          -------------------------------------
to time, the Corporation may, at its election, redeem, out of funds legally available for such purpose, any portion or all of the Class A Preferred Stock then outstanding at a price per share equal to the Redemption Price. Any redemption of shares pursuant to this Section 1.2(c) will be made ratably (as nearly as practicable) among the holders of the Class A Preferred Stock based upon the number of shares held by each such holder.

     (d)  Optional Redemption through Note Exchange.
          ------------------------------------------

     (i) Subject to the provisions of subdivision (iv) of this Section 1.2(d), at the option of the Corporation, the Corporation may, at any time out of funds legally available for such purpose, redeem all, but not less than all, shares of the Class A Preferred Stock then outstanding in exchange for, and through the issue by the Corporation in the manner provided in this subdivision of, Class A Exchange Notes to be issued under the Class A Indenture. Such exchange, if any, shall be a redemption of the Class A Preferred Stock in exchange for the Class A Exchange Notes. The Class A Exchange Notes issued to each holder shall be in an aggregate principal amount equal to the Liquidation Value of the shares of Class A Preferred Stock redeemed by the Corporation in exchange therefor.

     (ii) Not more than 60 nor less than 30 days prior to the exchange date, the Corporation shall mail irrevocable written notice, by registered or certified mail, postage prepaid and return receipt requested, to each record holder (and, to the extent such holder is a corporation, to the attention of its Chief Executive Officer and its Corporate Secretary), specifying the exchange date and the time and place where certificates representing shares of Class A Preferred Stock are to be surrendered for Class A Exchange Notes. Upon mailing such notice, the Corporation will be obliged to redeem all shares of Class A Preferred Stock in exchange for the Class A Exchange Notes on the exchange date specified in such notice. Upon surrender in accordance with such notice of the certificates evidencing any shares of

     Class A Preferred stock so exchanged (properly endorsed or signed for transfer, if the Corporation shall require and the notice shall so state), the Corporation will cause the Class A Exchange Notes to be authenticated and issued in exchange for such shares of Class A Preferred Stock and to be mailed to the holder of the shares of Class A Preferred Stock at such holder's address of record or such other address as the holder shall specify upon such surrender of such certificates.

       (iii) On the exchange date, (A) the shares of Class A Preferred Stock subject to such exchange and redemption shall cease to be entitled to any dividends accruing after the exchange date, (B) all rights of the respective holders of such shares, as stockholders of the Corporation by reason of the ownership of such shares, except the right to receive the Class A Exchange Notes upon surrender (and endorsement, if required by the Corporation) of the respective certificates representing such shares, shall cease, (C) such shares shall cease to be outstanding, and (D) the person or persons entitled to receive the Class A Exchange Notes issuable upon such exchange shall be treated for all purposes as the registered holder or holders of Class A Exchange Notes; provided, however, that interest shall
                                        --------  -------
     not begin to accrue on any such Class A Exchange Note issuable to a holder of Class A Preferred Stock until such time as such holder surrenders the certificate or certificates evidencing such shares of Class A Preferred Stock.

        (iv) The Corporation may redeem shares of Class A Preferred Stock in exchange for Class A Exchange Notes only if, on the Exchange Date, (x) the Corporation has paid all accrued dividends on all outstanding shares of Class A Preferred Stock and (y) the Class A Indenture shall be executed and delivered by the corporation and the trustee thereunder.

         (e) Redemption Price. For each share of Class A Preferred Stock which
             ----------------
is to be redeemed for cash the Corporation will be obligated on the Redemption Date to pay to the holder thereof (upon surrender of the certificate representing such share to the Corporation's stock transfer agent, or if none, to the Corporation at its principal office) an amount in cash equal to the Redemption Price. If the funds of the Corporation legally available for redemption of shares of Class A Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of shares ratably (as nearly as practicable) among the holders of the shares to be redeemed based upon the aggregate Redemption Price of such shares held by each such holder. As and when additional funds of the Corporation are legally available for the redemption of shares, such funds shall as soon as practicable be used to redeem the balance of the shares which the Corporation has become obligated to redeem on any Redemption Date.

     (f) Dividends after Redemption Date. Subject to any limitations contained
         -------------------------------
elsewhere in this Certificate of Designations, no share of Class A Preferred Stock is entitled to any dividends accruing after the redemption of such share. Subject to any limitations contained elsewhere in this Certificate of Designations, on the date of such redemption dividends will cease to accrue, all rights of the holder of such share as such holder will cease, and such shares will be deemed not to be outstanding.

     (g)  Redeemed or Otherwise Acquired Shares. Any shares of Class A Preferred
          -------------------------------------
Stock which are redeemed or otherwise acquired by the Corporation will be retired and cancelled and may not be reissued.

     (h)  Restrictions on Dividends and Redemptions. Notwithstanding anything in
          -----------------------------------------
this Certificate of Designations to the contrary, no dividend payment or other distribution or redemption may be made with respect to Class A Preferred Stock is such payment or other distribution or redemption will be in contravention of the restrictions or limitations on such payments or other distributions or redemptions contained in (i) this Certificate of Designations, (ii) the Debt Agreements, (iii) the Subordinated Note, or (iv) any and all applicable state or federal laws, rules, and regulations or in any and all orders of any state or federal governmental authority.

     (i)  Redemption Methods.
          ------------------

     (i) In order to effect a redemption under either Section 1.2(a) or 1.2(c) above, the Corporation shall deliver written notice, by registered or certified mail, postage prepaid and return receipt requested, to the holders of record (and, to the extent any such holder is a corporation, to the attention of its Chief Executive Officer and its Corporate Secretary) of the shares to be redeemed, addressed to such holders at their last addresses as shown on the stock transfer books of the corporation. Each such notice of redemption shall specify the date fixed for redemption (to be a date not less than 30 days from the date of such notice), the Redemption Price, places of payment, that payment will be made upon presentation and surrender of the certificates representing shares to be redeemed and that on and after the date of such redemption (or such earlier date as permitted hereunder) dividends will cease to accumulate on such shares. Any notice which is mailed as herein provided shall be conclusively presumed to have been duly given when mailed, and failure to give such notice by mail, or any defect in such notice, to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares to be redeemed on or after the date fixed for redemption as stated in such notice. Each holder of the shares called for redemption shall surrender its certificate or certificates evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price in cash, with respect to any redemption under Sections 1.2(a) or 1.2(c). If less than all shares evidenced by any such surrendered certificate are redeemed, a new certificate shall be issued evidencing the unredeemed shares.

     (ii) In order to effect a redemption under Section 1.2(b) above, within 30 days after the date of the occurrence of a Cash-Out Event the Corporation shall deliver notice by registered or certified mail, postage prepaid and return receipt requested, to the holders of record (and, to the extent such holder is a corporation, to the attention of its Chief Executive Officer and its Corporate Secretary) of the shares to be redeemed, addressed to such holders at their last addresses as shown on the stock transfer books of the Corporation. Each such notice of redemption shall specify the date fixed for redemption (to be a date not less than 30 days from the date of such notice), the Redemption Price, places of payment, that payment will be made upon presentation and surrender of the certificates representing shares to be redeemed, a description in reasonable detail of the applicable Cash-Out Event giving rise to the redemption, and a description in reasonable detail of any Marketable Securities to be included, and that on or after the date of such redemption (or such earlier date as permitted hereunder) dividends will cease to accumulate on such shares. Any notice which is mailed as herein provided shall be conclusively presumed to have been duly given when mailed, and failure to give such notice by mail, or any defect in such notice, to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares to be redeemed on or after the date fixed for redemption as stated in such notice. Each holder of the shares called for redemption who elects to exercise the right of redemption under Section 1.2(b) above must surrender its certificate or certificates evidencing all such shares to the Corporation on or before the date set for redemption and at the place designated in the Corporation's notice and shall thereupon be entitled to receive payment of the Redemption Price in cash, Marketable Securities, or a combination thereof, as applicable. Any failure on the part of any holder notified as provided above to surrender such certificate or certificates on or before the date set for redemption at the place designated for redemption as provided above, shall be conclusively deemed to have not elected to redeem such holder's shares under and pursuant to Section 1.2(b) above and shall not be entitled to receive the Redemption Price as provided above.

     (iii) Notwithstanding any other provision of this Certificate of Designations, if on or after the date on which any notice of redemption is first sent to the holders of shares to be redeemed, funds necessary for the redemption shall be available therefor and shall have been irrevocably deposited or set aside, then, notwithstanding that the certificates evidencing any shares so called for redemption shall not have been surrendered, the dividends with respect to the shares so called shall cease to accrue after the date fixed for redemption, the shares shall no longer be deemed outstanding, holders thereof shall cease to be stockholders, and all rights whatsoever with respect to the shares so called for redemption (except the right of the holders to receive the Redemption Price without interest upon surrender of their certificates therefor) shall terminate.

     1.3  Voting Rights.  Except as set forth below and as otherwise required by
          --------------
law, holders of shares of Class A Preferred Stock shall have no voting rights. In connection with any right to vote, each holder of Class A Preferred Stock will have one vote for each share held. Any shares of Class A Preferred Stock held by the Corporation or its Subsidiaries shall not have voting rights hereunder and shall not be counted in determining the presence of a quorum. So long as the Class A Preferred Stock is outstanding, the Corporation shall not, without the affirmative vote or written consent of the holders of at least 51% of all outstanding Class A Preferred Stock voting separately as a class:

          (a) amend, alter, modify, or repeal any provision of the Certificate of Incorporation or the By-Laws of the Corporation in any manner which affects materially and adversely the relative rights, preferences, qualifications, powers, limitations, or restrictions of the Class A Preferred Stock;

          (b) increase the authorized number of shares of Preferred Stock of the Corporation, authorize, issue, or otherwise create securities convertible into any shares of capital stock of the Corporation other than Junior Shares.

          (c) voluntarily effect any reclassification of the Class A Preferred Stock.

          Whenever dividends on the Class A Preferred Stock shall be in arrears in an amount equal to at least six quarterly dividends (whether or not consecutive, (i) the number of members of the Board of Directors of the Corporation shall be increased by one, effective as of the time of election of such directors as hereinafter provided and (ii) the holders of the Class A Preferred Stock (voting separately as a class) will have the exclusive right to vote for and elect such one additional director of the Corporation at any meeting of the stockholders of the Corporation at which directors are to be elected held during the period such dividends remain in arrears. The right of the holders of the Class A Preferred Stock to vote for such one additional director shall terminate when all accrued and unpaid dividends on the Class A Preferred Stock have been declared and paid in cash or in additional shares of Class A Preferred Stock or set apart for payment. The term of office of any director so elected shall terminate immediately upon the termination of the right of the holders of the Class A Preferred Stock to vote for such one additional director.

          The foregoing right of the holders of the Class A Preferred Stock with respect to the election of one director may be exercised at any annual meeting of the stockholders of the Corporation or at any special meeting of the stockholders of the Corporation held for such purpose. If the right to elect an additional director shall have accrued to the holders of the Class A Preferred Stock more than 90 days preceding the date established for the next annual meeting of stockholders, the President of the Corporation shall, within 20 days after the delivery to the Corporation at its principal office of a written request for a special meeting signed by the holders of at least 10% of the Class A Preferred Stock then outstanding, call a special meeting of the holders of the Class A Preferred Stock to be held within 60 days after the delivery of such request for the purpose of electing such additional directors.

     The holders of the Class A Preferred Stock voting as a class shall have the right to remove without cause at any time and replace any director such holders shall have elected pursuant to this Section.

     1.4  Liquidation. (a) In the event of any voluntary or involuntary
          -----------
liquidation, dissolution, or winding-up of the Corporation, the holders of shares of Class A Preferred Stock shall be entitled to receive the Class A Preferred Liquidation Value of such shares held by them in preference to and in priority over any distributions upon Junior Shares. Upon payment in full to the holders of shares of Class A Preferred Stock of the Class A Preferred Liquidation Value of such shares, the holders of shares of Class A Preferred Stock shall not be entitled, as such holders, to any further participation in any distribution of assets of the Corporation. If the assets of the Corporation are not sufficient to pay in full the Class A Preferred Liquidation Value payable to the holders of shares of Class A Preferred Stock, the holders of all such shares shall share ratably (to the exclusion of any other holders of capital stock) in such distribution of assets.

     (b) Neither a consolidation or merger of the Corporation with or into any other corporation, nor a sale or transfer of all or part of the Corporation's assets for cash, securities, or other property, nor a merger of any other corporation with or into the Corporation shall be considered a liquidation, dissolution, or winding-up of the Corporation within the meaning of this Section 1.4.

II.  Terms Applicable to Class B and Class C Preferred Stock.
     -------------------------------------------------------

     2.1  Identical Rights. Except as otherwise provided in this Certificate of
          ----------------
Designations, all shares of Class B Preferred Stock and Class C Preferred Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

     2.2  Dividends. (a) Subject to the provisions of Sections 2.2(b), 2.3(f),
          ---------
and 2.3(h), the holders of Class B and Class C Preferred Stock shall be entitled to receive, as and when declared by the Board of Directors of the Corporation out of funds legally available for such purpose, dividends on the outstanding shares of Class B and Class C Preferred Stock at the Class B and Class C Preferred Dividend Rates, payable on each Preferred Dividend Payment Date to holders of record as they appear on the stock transfer books of the Corporation on such record dates, not more than 60 days nor less than 10 days preceding the payment dates for such dividends, as are fixed by the Board of Directors (or, to the extent permitted by applicable law, a duly authorized committee thereof). Such dividends shall be cumulative and shall accrue with respect to each share of Class B and Class C Preferred Stock, whether or not declared, whether or not restricted by the terms of the Debt Agreements or otherwise pursuant to the provisions hereof, and whether or not there are funds legally available for the payment thereof until paid. The dividends on the Class B and Class C Preferred Stock may be declared payable in cash or in additional shares of the same series of Preferred Stock, in the discretion of the Board of Directors; provided that dividends on Class C Preferred Stock may be payable in additional shares of Class C Preferred Stock only for Dividend Payment Dates occurring on or prior to January 31, 1999. No other dividends may be declared or paid to the holders of Class B or Class C Preferred Stock. All dividends declared by the Board of Directors upon shares of Class B or Class C Preferred Stock in accordance with this Section 2.2(a) shall be declared and paid pro rata with respect to all shares of Class B and Class C Preferred Stock then outstanding.

      (b) If at any time the Corporation shall have failed to pay any accumulated dividends on any shares of Class B and Class C Preferred Stock on any Preferred Dividend Payment Date as provided above, or if at any time the Corporation shall have failed to redeem shares of Class B or Class C Preferred Stock as required by Section 2.3(a) for any reason, the Corporation shall not:

      (i) declare or pay any dividend on any Junior Shares or make any payment on account of, or set apart money for, a sinking or other analogous fund for the purchase, redemption or other retirement of any Junior Shares or make any distribution with respect thereto, either directly or indirectly and whether in cash or property or in obligations or shares (other than in Junior Shares) of the Corporation or any Subsidiary;

     (ii) purchase any shares of Class B or Class C Preferred Stock (except for a consideration payable in Junior Shares) or redeem fewer than all of the shares of Class B and Class C Preferred Stock then outstanding (except in a manner consistent with the last sentence of Section 2.3(c)); or

        (iii) permit any Subsidiary to purchase any Junior Shares or permit any Subsidiary to purchase fewer than all of the shares of Class B and Class C Preferred Stock then outstanding;

unless, at the time of any such dividend payment, distribution, purchase or redemption, all accrued and unpaid dividends on shares of Class B and Class C Preferred Stock are contemporaneously paid in full in cash or additional shares of Class B or Class C Preferred Stock, as applicable, and all shares of Class B or Class C Preferred Stock which the Corporation shall have so failed to redeem are contemporaneously redeemed.

          (c) Notwithstanding any other provision in this Certificate of Designations, the Corporation shall not, and shall not permit any of its Subsidiaries to, take any of the actions specified in subsections 2.2(b)(i),
(ii), or (iii) above in excess of $1 million in the aggregate for all such actions, unless at the time such action is taken:

          (i) the Corporation has redeemed for cash all shares of Class B and Class C Preferred Stock, if any, which have been issued to the holders of Class B and Class C Preferred Stock, respectively, as in-kind dividends on the Class B or Class C Preferred Stock, respectively, pursuant to Section 2.2(a) above;

         (ii) the Corporation and its wholly-owned Subsidiaries, on a consolidated basis, have common equity computed in accordance with generally accepted accounting principles, after giving effect to any purchases, redemptions, payments, distributions or disbursements under subsections 2.2(b)(i), (ii), or (iii) above, of at least $26 million;

        (iii) if any such purchases, redemptions, payments, distributions, or disbursements specified in subsections 2.2(b)(i), (ii), or (iii) above are to be made on or after July 31, 1999, then all shares of Class B Preferred Stock shall have been redeemed or otherwise retired; and

         (iv) if any such purchases, redemptions, payments, distributions, or disbursements specified in subsections 2.2(b)(i), (ii), or (iii) above are to be made on or after the dates required for redemptions of shares of Class C Preferred Stock pursuant to Section 2.3(c) below, then that portion of such Class C Preferred Stock so required to be redeemed as of such dates shall have been redeemed or otherwise retired;

provided, however, nothing in this Section 2.2(c) shall limit or impair the
- --------  -------
Corporation's obligation to make payments or disbursements for any amount it is obligated to pay under or pursuant to the Warrant Agreement dated January 31, 1992 between the Corporation (as successor-in-interest to Associated Holdings,
Inc., a Delaware corporation merged into the Corporation on              , 1995)
                                                           ---------- ---
and Chase Manhattan Investment Holdings, Inc., and further provided, nothing in
                                                   ------- --------
this Section 2.2(c) shall limit the Corporation or its Subsidiaries from re-purchasing Common Stock or options to purchase Common Stock of the Corporation held by any employee of the Corporation or its Subsidiaries in connection with the termination of such employee's employment.

     2.3  Redemption.
          ----------
     (a)  Scheduled Redemption. Subject to any limitations contained elsewhere
          --------------------
in this Certificate of Designations, the Corporation shall redeem all shares of Class B Preferred Stock on July 31, 1999. The Corporation shall redeem all shares of Class C Preferred Stock by January 31, 2002, such redemption to be made in four equal (as nearly as practicable) quarterly installments of principal on April 30, 2001, July 31, 2001, October 31, 2001, and January 31, 2002. Scheduled redemptions shall be made out of funds legally available for such purpose, at a price per share equal to the Redemption Price.

     (b)  Mandatory Redemption. Subject to any limitations contained elsewhere
          --------------------
in this Certificate of Designations, in the event of the occurrence of a Cash-Out Event, the Corporation agrees, at the election of any holder of then outstanding shares of Class B or Class C Preferred Stock, as applicable, made as set forth in Section 2.3(i) below, to redeem all, but not less than all, of such holder's shares of Class B or Class C Preferred Stock, as applicable, then outstanding, out of funds legally available for such purpose, at a price per share equal to the Redemption Price therefor. If pursuant to such Cash-Out Event the holders of Common Stock of the Corporation received cash, Marketable Securities, or a combination thereof, then, at the option of the Corporation, the Corporation may, in lieu of the cash redemption contemplated in the immediately preceding sentence, redeem such Class B or Class C Preferred Stock, as applicable, by converting each such share into such cash, Marketable Securities or a combination thereof, in the same proportions received by the holders of Common Stock of the Corporation, the value of which shall equal the Redemption Price.

     (c)  Redemptions at Option of Corporation. At any time, and from time to
          ------------------------------------
time, the Corporation may, at its
election, redeem, out of funds legally available for such purpose, any portion or all of the Class B and Class C Preferred Stock then outstanding at a price per share equal to the Redemption Price. Any redemption of shares pursuant to this Section 2.3(c) will be made ratably (as nearly as practicable) among the holders of the Class B and Class C Preferred Stock based upon the number of shares held by each such holder without distinction between classes.

     (d)  Optional Redemption through Note Exchange.
          -----------------------------------------

     (i) Subject to the provisions of subdivision (iv) of this Section 2.3(d), at the option of the Corporation, the Corporation may, at any time out of funds legally available for such purpose, redeem all, but not less than all shares of the Class B and Class C Preferred Stock then outstanding in exchange for, and through the issue by the Corporation in the manner provided in this subdivision of, Class B Exchange Notes (with respect to exchanges of Class B Preferred Stock) and Class C Exchange Notes (with respect to exchanges of Class C Preferred Stock). The Class B Exchange Notes shall be issued under the Class B Indenture and the Class C Exchange Notes shall be issued under the Class C Indenture. The Class B Exchange Notes or Class C Exchange Notes issued to each holder shall be in an aggregate principal amount equal to the Liquidation Value of the shares of Class B and Class C Preferred Stock redeemed by the Corporation in exchange thereof.

     (ii) Not more than 60 nor less than 30 days prior to the exchange date, the Corporation shall mail irrevocable written notice, by registered or certified mail, postage prepaid and return receipt requested, to each record holder (and, to the extent such holder is a corporation, to the attention of its Chief Executive Officer and its Corporate Secretary), specifying the exchange date and the time and place where certificates representing shares of Class B and Class C Preferred Stock are to be surrendered for Class B and Class C Exchange Notes. Upon mailing such notice, the Corporation will be obliged to redeem all shares of Class B and Class C Preferred Stock in exchange for the Exchange Notes on the exchange date specified in such notice. Upon surrender in accordance with such notice of the certificates evidencing the shares of Class B or Class C Preferred Stock so exchanged (properly endorsed or signed for transfer, if the Corporation shall require and the notice shall so state), the Corporation will cause the Class B or Class C Exchange Notes, as applicable, to be authenticated and issued in exchange for such shares of Class B or Class C Preferred Stock and to be mailed to the holders of the shares of Class B or Class C Preferred Stock at such holder's address of record or such other address as the holder shall specify on such surrender of such certificates.

     (iii) On the exchange date, (A) the shares of Class B and Class C Preferred Stock subject to such exchange and redemption shall cease to be entitled to any dividends accruing after that date, (B) all rights of the respective holders of such shares, as stockholders of the Corporation by reason of the ownership of such shares, except the right to receive the Class B and Class C Exchange Notes upon surrender (and endorsement, if required by the Corporation) of the respective certificates representing such shares, shall cease, (C) such shares shall cease to be outstanding, and (D) the person or persons entitled to receive the Class B or Class C Exchange Notes, as applicable, issuable upon such exchange shall be treated for all purposes as the registered holder or holders of Class B or Class C Exchange Notes, as applicable; provided, however, that interest shall not begin to accrue on any
              --------  -------
  such Class B or Class C Exchange Notes issuable to a holder of Class B or Class C Preferred Stock, as applicable, until such time as such holder surrenders the certificate or certificates evidencing such shares of Class B or Class C Preferred Stock, as applicable.

     (iv) The Corporation may redeem shares of Class B and Class C Preferred Stock in exchange for Class B and Class C Exchange Notes only if, on the Exchange Date, (x) the Corporation has redeemed any outstanding shares of Class A Preferred Stock and, if such redemption of Class A Preferred Stock is effected by the issuance of a Class A Exchange Note, such Class A Exchange Notes shall be senior to any Class B or Class C Exchange Note issued in exchange for Class B or Class C Preferred Stock, (y) the Corporation has paid all accrued dividends on all outstanding shares of Class B or Class C Preferred stock, as applicable, and (z) the Class B Indenture or the Class C Indenture, as applicable, shall be executed and delivered by the Corporation and the applicable trustee thereunder.

     (e)  Redemption Price. For each share of Class B and Class C Preferred
          ----------------
Stock which is to be redeemed for cash, the Corporation will be obligated on the Redemption Date to pay to the holder thereof (upon surrender of the certificate representing such share to the Corporation's stock transfer agent, or if none, to the Corporation at its principal office) an amount in cash equal to the Redemption Price. If the funds of the Corporation legally available for redemption of shares of Class B and Class C Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of shares ratably (as nearly as practicable) among the holders of the shares to be redeemed based upon the aggregate Redemption Price of such shares held by each such holder. As and when additional funds of the Corporation are legally available for the redemption of shares, such funds shall as soon as practicable be used to redeem the balance of the shares which the Corporation has become obligated to redeem on any Redemption Date.

     (f)  Dividends after Redemption Date.  Subject to any limitations contained
          -------------------------------
elsewhere in this Certificate of Designations, no share of Class B or Class C Preferred Stock is entitled to any dividends accruing after the redemption of such share. On the date of such redemption dividends will cease to accrue, all rights of the holder of such share as such holder will cease, and such shares will not be deemed to be outstanding.

     (g)  Redeemed or Otherwise Acquired Shares.  Any shares of Class B or
          -------------------------------------
Class C Preferred Stock which are redeemed or otherwise acquired by the Corporation will be retired and cancelled and may not be reissued.

     (h)  Restrictions on Dividends and Redemptions.  Notwithstanding anything
          -----------------------------------------
in this Certificate of Designations to the contrary, no dividend payment or other distribution or redemption may be made with respect to Class B or Class C Preferred Stock if such payment or other distribution or redemption will be in contravention of the restrictions or limitations on such payments or other distributions or redemption contained in (i) this Certificate of Designations,
(ii) the Debt Agreements, (iii) the Subordinated Note or (iv) any and all applicable state or federal laws, rules, and regulations or in any and all orders of any state or federal governmental authority.

     (i)  Redemption Methods.  Any redemption of shares of Class B or Class C
          ------------------
Preferred Stock under and pursuant to Sections 2.3(a), 2.3(b), or 2.3(c) shall be conducted in the same applicable manner as described with respect to the Class A Preferred Stock in Section 1.2(i) above. Notwithstanding any other provision of this Certificate of Designations, if on or after the date on which any notice of redemption is first sent to the holders of shares to be redeemed, funds necessary for the redemption shall be available therefor and shall have been irrevocably deposited or set aside, then, notwithstanding that the certificates evidencing the shares so called for redemption shall not have been surrendered, the dividends with respect to the shares so called shall cease to accrue after the date fixed for redemption, shares shall no longer be deemed outstanding, owners thereof shall cease to be stockholders, and all rights whatsoever with respect to the shares so called for redemption (except the right of the holders to receive the Redemption Price without interest thereon upon surrender of their certificates therefor) shall terminate.

          2.4 Voting Rights. Except as otherwise set forth below and otherwise
              -------------
required by law, holders of shares of Class B or Class C Preferred Stock shall have no voting rights. In connection with the right to vote, each holder of Class B Preferred Stock will have one vote for each share held and each holder of Class C Preferred Stock shall have one vote for each share held. Any shares of Class B or Class C Preferred Stock held by the Corporation or its Subsidiary shall not have voting rights hereunder and shall not be counted in determining the presence of a quorum. So long as the Class B Preferred Stock or Class C Preferred Stock is outstanding, the Corporation shall not without the affirmative vote or written consent of the holders of all outstanding Class B and Class C Preferred Stock, each voting as a separate class:

          (a) amend, alter, modify, or repeal any provision of the Certificate of Incorporation or the By-Laws of the Corporation in any manner which affects adversely the relative rights, preferences, qualifications, powers, limitations, or restrictions of that series of Preferred Stock;

          (b) increase the authorized number of shares of capital stock of the Corporation, or authorize, issue, or otherwise create securities convertible into any shares of capital stock of the Corporation other than shares of Class A (only for purposes of paying dividends in-kind on Class A Preferred Stock), Class B or Class C Preferred Stock, Common Stock and/or Junior Shares; or

          (c) voluntarily effect any reclassification of the Class B or Class C Preferred Stock.

          Whenever dividends on Class B Preferred Stock shall be in arrears in an amount equal to at least six quarterly dividends (whether or not consecutive), (i) the number of members of the Board of Directors of the Corporation shall be increased by one, effective as of the time of the election of such directors as hereinafter provided and (ii) the holders of Class B Preferred Stock (voting separately as a class) will have the exclusive right to vote for and elect one additional director of the Corporation at any meeting of the stockholders of the Corporation at which directors are to be elected held during the period such dividends remain in arrears. The right of the holders of Class B Preferred Stock to vote for such one additional director shall terminate when all accrued and unpaid dividends on the Class B Preferred Stock have been declared and paid in cash or in-kind or set apart for payment. The term of office of any director so elected shall terminate immediately upon the termination of the right of the holders of the Class B Preferred Stock to vote for such one additional director.

     Whenever dividends on Class C Preferred Stock shall be in arrears in an amount equal to at least six quarterly dividends (whether or not consecutive),
(iii) the number of members of the Board of Directors of the Corporation shall be increased by one, effective as of the time of the election of such directors as hereinafter provided and (iv) the holders of Class C Preferred Stock (voting separately as a class) will have the exclusive right to vote for and elect one additional director of the Corporation at any meeting of the stockholders of the Corporation at which directors are to be elected held during the period such dividends remain in arrears. The right of the holders of Class C Preferred Stock to vote for such one additional director shall terminate when all accrued and unpaid dividends on the Class B Preferred Stock have been declared and paid in cash or in-kind or set apart for payment. The term of office of any director so elected shall terminate immediately upon the termination of the right of the holders of the Class C Preferred Stock to vote for such one additional director.

     The foregoing right of the holders of Class B and Class C Preferred Stock with respect to the election of one director per class may be exercised at any annual meeting of the stockholders of the Corporation or at any special meeting of the stockholders of the Corporation held for such purpose. If the right to elect an additional director shall have accrued to the holders of Class B Preferred Stock or Class C Preferred Stock more than 90 days preceding the date established for the next annual meeting of stockholders, the President of the Corporation shall, within 20 days after the delivery to the Corporation at its principal office of a written request for a special meeting signed by the holders of at least 10% of the Class B Preferred Stock or Class C Preferred Stock, as applicable, then outstanding, call a special meeting of the holders of the Class B or Class C Preferred Stock, as applicable, to be held within 60 days after the delivery of such request for the purpose of electing such additional directors. The holders of the Class B Preferred Stock voting as a class shall have the right to remove without cause at any time and replace any director such holder shall have elected pursuant to this Section. The holders of the Class C Preferred Stock voting as a class shall have the right to remove without cause at any time and replace any director such holder shall have elected pursuant to this Section.

     2.5  Liquidation.  (a) In the event of any voluntary or involuntary
          ------------
liquidation, dissolution or winding-up of the corporation,the holders of shares of Class B and Class C Preferred Stock shall be entitled to receive the Class B or Class C Preferred Liquidation Value of such shares held by them in preference to and in priority over any distributions upon Junior Shares. Upon payment in full to the holders of shares of Class B and Class C Preferred Stock of the Class B and Class C Preferred Liquidation Values of such shares, the holders of shares of Class B or Class C Preferred Stock shall not be entitled, as such holders, to any further participation in any distribution of assets of the Corporation. If the assets of the Corporation are not sufficient to pay in full the Class B and C Preferred Liquidation Value payable to the holders of shares of Class B or Class C Preferred Stock, the holders of all such shares shall share ratably (to the exclusion of any other holders of capital stock) in such distribution of assets.

     (b) Neither a consolidation or merger of the Corporation with or into any other corporation, nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other property, nor a merger of any other corporation with or into the Corporation, shall be considered a liquidation, dissolution, or winding-up of the Corporation within the meaning of this
Section 2.5.

III.  Definitions.
      ------------

     As used in this Certificate of Designations, the terms indicated below shall have the following respective meanings:

     "Affiliate", with respect to any Person, means any other Person directly or
      ---------
indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, by contract or otherwise. Additionally, with respect to Wingate

Partners, L.P., the term "Affiliate" for purposes of the definition of Change of Control shall be deemed to include James T. Callier, Jr., Frederick B. Hegi, Jr., Thomas W. Sturgess, James A. Johnson, Dennis J. Johnson, Sue Goddard, Wallace R. Hawley, Lee Walton, Bud Applebaum, Estate of Howard Beasley, Callier Buy-Out Partners, as defined in the Agreement of Limited Partnership of Wingate Partners, L.P.,Peter J. Wodtke, and pension plans for the benefit of such individuals or entities.

      "Bank Holding Company Affiliate" shall mean, with respect to any Person
       ------------------------------
subject to the provisions of Regulation Y, (i) if such Person is a bank holding company, any company directly or indirectly controlled by such bank holding company, and (ii) otherwise, the bank holding company that controls such Person and any company (other than such Person) directly or indirectly controlled by such bank holding company.

     "Business Sale" means a transaction or a series of transactions, whether
      -------------
effected by sale or exchange of securities or assets, merger or consolidation, or otherwise, that results in the sale of the Corporation or its business to an Independent Third Party or group of Independent Third Parties, pursuant to which such Independent Third Party or group of Independent Third Parties would acquire
(a) capital stock of the Corporation possessing the voting power under normal circumstances to elect a majority of the Board of (b) all or substantially all of the Corporation's assets determined on a consolidated basis.

     "Cash-Out Event" means the occurrence of a Business Sale, a Change in
      --------------
Control, a Qualified Public Offering, or a Recapitalization. In the case of the Class C Preferred Stock, "Cash-Out Event" shall also include the expiration
                              --------------
of the [supply agreement], dated as of             , 1995, between Supply Co.
                                       --------  --
(as successor-in-interest to Associated Stationers, Inc., a Delaware corporation
merged into the Supply Co. on            , 1995) and Affiliated Computer
                              -------- --
Services, Inc. (together with all amendments thereto and extensions, modifications, and waivers thereof, the "Supply Agreement") providing for the furnishing of information systems services to Supply Co., or the early termination of the Supply Agreement for any reason other than termination of such agreement by Affiliated Computer Services, Inc.

      "Change in Control" means an occurrence by which Wingate Partners and its
       -----------------
Affiliates and Cumberland Capital Corporation and its Affiliates shall have collectively sold or otherwise disposed of and received the pecuniary benefit of

33-1/3% of the Common Stock legally or beneficially owned by them collectively
as of            , 1995 [day after closing of Merger], subject to appropriate
     -------- ---
adjustment in the event of a stock split, reverse stock split or similar transaction and excluding any sales or other dispositions made by any of them to employees of the Corporation or of any of its Subsidiaries of up to 10% of such holdings.

     "Class A Exchange Notes" means the Class A Subordinated Exchange Notes
      ----------------------
which may be issued by the Corporation to the holders of the Class A Preferred Stock upon a redemption pursuant to Section 1.2(d). Such Class A Exchange Notes shall have a maturity date of July 31, 1999 and shall bear interest at the rate of 10% for interest paid in cash and 13% for interest paid in-kind in additional Class A Exchange Notes. Such interest shall be payable quarterly in arrears, either in cash or in-kind, on the Preferred Dividend Payment Dates. Such Class A Exchange Notes will permit a required prepayment to the same amounts on the same dates as would have applied to an optional or mandatory redemption of the Class A Preferred Stock (assuming that the exchange pursuant to Section 1.2(d) had not occurred), shall not contain any financial covenants by, or other restrictive covenants (other than limitations imposed by senior debt and applicable law) on, the Corporation, and shall provide for an event of default only upon the Corporation's failure to make payments in accordance with its terms or upon a bankruptcy filing by or against the Corporation which filing is not dismissed within 60 days after filing. The payment of principal, interest, and premium (if any) will be subordinated to senior debt (to be defined as any obligation of the Corporation or its subsidiaries for borrowed money including the obligations under the Subordinated Note).

     "Class A Indenture" means an indenture for the Class A Exchange Notes that
      -----------------
qualifies under and is in compliance with the Trust Indenture Act to be entered into between the Corporation and a trustee acceptable to the Corporation and a majority of the holders of Class A Exchange Notes and containing such terms and provisions as are approved by the Board of Directors of the Corporation.

     "Class B and Class C Exchange Notes" means the Class B Subordinated
      ----------------------------------
Exchange Notes and the Class C Subordinated Exchange Notes which may be issued by the Corporation to the holders of the Class B or Class C Preferred stock, as applicable, upon a redemption pursuant to Section 2.3(d). Class B Exchange Notes shall have a maturity date of July 31, 1999. The Class C Exchange Notes shall have a maturity date of January 31, 2002, with payments to be made thereon in four equal (as nearly as practicable) installments of principal on April 30, 2001, July 31, 2001, October 31, 2001, and January 31, 2002. Both Class B and Class C Exchange Notes shall bear interest at the rate of 11% for interest paid in cash and 12% for interest paid in-kind in additional Class B or Class C Exchange Notes, as applicable. Such interest shall be payable quarterly in arrears, either in cash or in-kind as would have applied to the Class B and Class C Preferred Stock Dividend on the Preferred Dividend Payment Dates. Such Notes will permit or require prepayments in the same amounts and at the same dates as would have applied to an optional or mandatory redemption of the Class B and Class C Preferred Stock (assuming that the exchange pursuant to Section 2.3(d) had not occurred), shall not contain any financial covenants by, or other restrictive covenants (other than limitations imposed by senior debt and applicable law) on, the Corporation, and shall provide for an event of default only upon the Corporation's failure to make payments in accordance with its terms or upon a bankruptcy filing by or against the Corporation, which filing is not dismissed within 60 days after filing. The payment of principal, interest, and premium (if any) will be subordinated to senior debt (to be defined as any obligation of the Corporation for borrowed money including the obligations under the Subordinated Note) and payments in respect of Class A Exchange Notes.

          "Class B Indenture" means an indenture for the Class B Exchange Notes
           -----------------
that qualifies under and is in compliance with the Trust Indenture Act to be entered into between the Corporation and a trustee acceptable to the Corporation and a majority of the holders of Class B Exchange Notes and containing such terms and provisions as are approved by the Boards of Directors of the Corporation.

          "Class A Preferred Dividend Rate" means a rate of 10% per annum,
           -------------------------------
computed on the basis of a 360-day year and twelve 30-day months, to be applied to the Dividend Base for the Class A Preferred Stock as from time to time adjusted; provided that in the event of and during continuance of a failure by the Corporation to pay in cash a dividend on the Class A Preferred Stock on any Preferred Dividend Payment Date or to make any redemption payment when due, the dividend rate shall be increased to 13% per annum, and shall remain at said rate until such failure is cured, such increase to be effective retroactive to the first days of the accrual period for which the dividend was not paid.

     "Class A, Class B, and Class C Preferred Liquidation Value" of any share
      ---------------------------------------------------------
of Class A, Class B, or Class C Preferred Stock means as of any particular date an amount equal to the sum of $1,000 plus the aggregate of accrued and unpaid dividends on such share to such date, subject to appropriate adjustment in the event of a stock split, reverse stock split, or similar transaction.

     "Class B or Class C Preferred Dividend Rate" means a rate of 9% per annum
      ------------------------------------------
computed on the basis of a 360-day year and twelve 30-day months, to be applied to the Dividend Base for the Class B or Class C Preferred Stock as from time to time adjusted; provided that in the event of and during continuance of a failure by the Corporation to pay in cash a dividend on the Class B or Class C Preferred Stock on any Preferred Dividend Payment Date or to make any redemption payment when due, the dividend rate shall be increased to 10% per annum, and shall remain at said rate until such failure is cured, such increase to be effective retroactive to the first day of the accrual period for which the dividend was not paid.

     "Class C Indenture" means an indenture for the Class C Exchange Notes that
      -----------------
qualifies under and is in compliance with the Trust Indenture Act to be entered into between the Corporation and a trustee acceptable to the Corporation and a majority of the holders of Class C Exchange Notes and containing such terms and provisions as are approved by the Board of Directors of the Corporation.

     "Control" (including, with its correlative meanings, "controlled by" and
      -------                                              -------------
"under common control with") shall mean, with respect to any Person, the
 -------------------------
possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

     "Debt Agreements" means the [Credit Agreement] dated as of                ,
      ---------------                                           ---------------
1995 [description to come], and the notes and other documents and instruments executed and delivered in connection therewith, as said agreement and notes and other documents and instruments may from time to time be amended or supplemented, and any agreements evidencing any renewal, extension, refinancing, refunding or replacement thereof.

     "Dividend Base" of any share of Class A, Class B, or Class C Preferred
      -------------
Stock means $1,000, subject to appropriate adjustment in the event of a stock split, reverse stock split or similar transaction.

     "Independent Third Party" means any person who, immediately prior to the
      -----------------------
contemplated transaction, does not own in excess of 5% of the Common Stock on a fully diluted and converted basis (a "5% Owner"), who is not controlling,
                                      --------
controlled by, or under common control with the Corporation or any such 5% Owner, and who is not the spouse or descendant (by birth or adoption) of any such 5% Owner or a trust for the benefit of such 5% Owner and/or such other persons.

     "Junior Shares" means with respect to the priority of any class or series
      -------------
of Preferred Stock, shares of Common Stock, or shares of any other series or class of Preferred Stock of the Corporation which are designated as junior to such series in the Certificate of Incorporation or any amendment thereto, or in the resolution designating the class or series of such Preferred Stock and any Warrants, options, or other rights to acquire or purchase such securities. The shares of Class B and Class C Preferred Stock are Junior Shares in relation to the Class A Preferred Stock. Any shares of Additional Preferred Stock, regardless of designation, shall be deemed Junior Shares in relation to the Class A, Class B, and Class C Preferred Stock.

     "Liquidation Date" means as to any series of Preferred Stock, the first
      ----------------
date on which the assets of the Corporation are distributed to the holders of such series of Preferred Stock in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation.

     "Marketable Securities" shall mean Common Stock or common stock or other
      ---------------------
securities of any corporation that is the successor to substantially all of the business or assets of the Corporation or the ultimate parent of such successor which is (or will, upon distribution thereof, be) listed on the New York Stock Exchange, the American Stock Exchange, or approved for quotation on the Nasdaq National Market System.

     "Person" means an individual, partnership, association, joint venture,
      ------
corporation, business, trust, estate, unincorporated organization, or government or any department, agency or subdivision thereof.

     "Preferred Dividend Payment Date" shall mean each April 30, July 31,
      -------------------------------
October 31, and January 31, or the next business day following each such date of any year commencing with the initial payment April 30, 1992.

     "Qualified Public Offering" means a sale in a public offering or series of
      -------------------------
public offerings, registered under the

Securities Act, of Common Stock; provided, however, that such offering or series
                                 --------  -------
of offerings shall not be deemed to be a Qualified Public Offering unless such
                                                                   ------
offering or offerings shall have resulted in (A)(i) public ownership of not less than 20% of the Common Stock of the Corporation on a fully-diluted basis (which such shares of Common Stock are listed upon the New York Stock Exchange, the American Stock Exchange, or are approved for quotation on the Nasdaq National Market System), and (ii) such offering or offerings shall have resulted in receipt by the Corporation of aggregate cash proceeds (after deduction of underwriter discounts and the costs associated with such offering or offerings) of at least $37.5 million, or (B) the holders of Common Stock of the Corporation receive, as a result of such offering or offerings, cash, Marketable Securities, or a combination thereof valued at not less than $1 million.

     "Recapitalization" means a recapitalization of the Corporation pursuant to
      ----------------
which the holders of Common Stock of the Corporation receive cash, securities (other than shares junior to the Class B or Class C Preferred Stock), property, or other assets and such consideration is valued at not less than $1 million.

     "Redemption Date" as to any share of Class A, Class B, or Class C Preferred
      ---------------
Stock means the date specified in the notice of any redemption at the Corporation's option or the applicable date specified herein in the case of any other redemption; provided that no such date will be a Redemption Date unless
                  --------
the applicable Redemption Price is actually paid or has been set aside for payment to such stockholder in full as of such date, and if not so paid or set aside for payment to such stockholder in full, the Redemption Date will be the date on which such Redemption Price is fully paid.

     "Redemption Price" of any share of Class A, Class B, or Class C Preferred
      ----------------
Stock means as of the Redemption Date an amount equal to the sum of $1,000 plus the aggregate of accrued and unpaid dividends on such share to such date, subject to appropriate adjustment in the event of a stock split, reverse stock split, or similar transaction.

     "Regulation Y" shall mean Regulation Y promulgated by the Board of
      ------------
Governors of the Federal Reserve System (12 C.F.R. (S)(S)225) or any successor regulation.

     "Securities Act" means the Securities Act of 1933, as amended, and the
      --------------
rules and regulations promulgated thereunder.

          "Subordinated Note" means the [Subordinated Loan Agreement] dated as
           -----------------
of                , 1995 [description to come], and the notes and other
   ------------ --
documents and instruments executed and delivered in connection therewith, as said agreement and notes and other documents and instruments may from time to time be amended or supplemented, and any agreements evidencing any renewal, extension, refinancing, refunding or replacement thereof.

          "Subsidiary" means any corporation, a majority (by number of votes) of
           ----------
the voting securities of which shall, at the time as of which any determination is being made, be owned by the Corporation, directly or indirectly through one or more Subsidiaries.

          "Supply Co." means United Stationers Supply Co., an Illinois
           ----------
corporation and wholly-owned subsidiary of the Corporation.

          "Trust Indenture Act" means the Trust Indenture Act of 1939, as
           -------------------
amended, the rules and regulations promulgated thereunder, and any successor legislation thereto.

     IN WITNESS WHEREOF, United Stationers Inc. has caused this certificate to be signed on its behalf by its President and attested by its Secretary, this
        day of            , 1995
- -------       ------------

                                        UNITED STATIONERS INC.


                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------

ATTEST:

- ---------------------------------
Name:
     ----------------------------
Title:
      ---------------------------

                                  EXHIBIT D-1

                                      TO

                         AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                           ASSOCIATED HOLDINGS, INC.

                                      AND

                            UNITED STATIONERS INC.


1.  Norcross, Georgia - Consent of the necessary parties with respect to the
    -----------------
    $7,500,000 Gwinnett County Bond Issuance.

2.  Des Plaines, Illinois - Consent of the necessary parties with respect to
    ---------------------
    the $7,500,000 City of Des Plaines Bond Issuance.

3.  Harmans, Maryland - Consent of the necessary parties with respect to the
    -----------------
    $8,000,000 Anne Arundel County Bond Issuance.

4.  Edison, New Jersey - Consent of the necessary parties with respect to the
    ------------------
    $8,000,000 New Jersey Economic Development Authority Bond Issuance.

5.  Twinsburg, Ohio - Consent of the necessary parties with respect to the
    ---------------
    $6,800,000 City of Twinsburg Bond Issuance.

6.  1606 Linn Street, Kansas City, Kansas - Consent of the Landlord.
    -------------------------------------

7.  3843 Harbor Avenue, Memphis, Tennessee - Consent of the Landlord.
    --------------------------------------

8.  3615 Highpoint, San Antonio, Texas - Consent of the Landlord.
    ----------------------------------

                                                                     EXHIBIT D-2
                                                                     -----------

                             AHI MATERIAL CONSENTS

. The Second Amended and Restated Credit Agreement, dated as of October 27, 1992, among ASI, AHI, Lynn-Edwards Corp. ("LE"), the lenders party thereto, and Chase Manhattan National Bank (National Association) ("Chase Bank"), as amended, provides that AHI shall not merge into an affiliate or enter into any transaction with or for the benefit of any affiliate.

. The Warrant Agreement, dated as of January 31, 1992, between AHI and Boise Cascade Corporation, as amended, prohibits (i) prohibits the issuance of AHI stock and (ii) prohibits transactions with affiliates (including merging with an affiliate), (iii) provides for preemptive rights with respect to the sale or issuance of capital stock of AHI and (iv) prohibit AHI from paying to Wingate Partners, L.P. ("WPLP"), Cumberland Capital Corp. ("Cumberland") or any of their affiliates any fees in excess or $25,000 per month plus $20,000 per year.

. Warrant Agreement, dated as of January 31, 1992, among AHI, ASI, and Chase Bank, together with warrants granted thereunder (i) prohibit the issuance of AHI stock, (ii) prohibits transactions with affiliates (including merging with an affiliate), (iii) grant put rights to the holders thereof in the event that AHI enters into a nonsurviving merger or prepays the Tranche B Term Loan under the Second Amended and Restated Credit Agreement described above, (iv) provide for preemptive rights with respect to the sale or issuance of capital stock of AHI and (v) prohibit AHI from paying to WPLP, Cumberland or any of their affiliates any fees in excess of $25,000 per month plus $200,000 per year.

. The Lease Agreement with Carol Point Builders I General Partnership, relating to 898 Carol Court, Carol Stream, Illinois, prohibits the assignment of such agreement.

. Lease Agreement with Amli Partners Ltd. 85-II, relating to 1075 Hawthorne Drive, Itasca, Illinois, prohibits the assignment of such agreement.

. Lease Agreement with MLH Income Realty Partnership V, relating to 1630 Westbelt Drive, Columbus, Ohio, prohibits the assignment of such agreement.

. Lease Agreement with Samdoz, Inc., relating to 707 Parkway Drive, Pittsburgh, Pennsylvania, prohibits the assignment of such agreement.

. Lease Agreement with Gilliam Traughber and J.T. Craine, relating to 727 Massman Drive, Nashville, Tennessee, prohibits the assignment of such agreement.

                                   EXHIBIT E

                                TRUST AGREEMENT

                                    between

                            UNITED STATIONERS INC.,

                                  as settlor,

                                      AND

              AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO,

            not in its individual capacity but solely as Trustee of

                          USI EMPLOYEE BENEFITS TRUST,

                          Dated as of __________, 1995

     THIS TRUST AGREEMENT ("Agreement") is made as of the ____ day of _____, 1995 between United Stationers Inc., a Delaware corporation (the "Company"), as settlor, and American National Bank and Trust Company of Chicago, not in its individual capacity but solely as trustee (herein, together with its permitted successors in the trusts hereunder, called the "Trustee").

     WHEREAS, Associated Holdings, Inc., a Delaware corporation, and the Company have entered into an Agreement and Plan of Merger dated as of February 13, 1995 (the "Agreement and Plan of Merger"); and

     WHEREAS, the Board of Directors of the Company has approved the merger of Associated Holdings, Inc. into the Company (the "Merger"), pursuant to which the Company will be the surviving corporation; and

     WHEREAS, at the effective time of the Merger, certain of the officers, other employees and retirees of the Company may have certain "Contract Rights" (as hereinafter defined) with respect to severance payments, executive compensation, indemnities, life insurance policies, payments for medical insurance and expenses, fringe benefits and other employee benefits; and

     WHEREAS, to secure the provision to such employees of their respective employee benefits the Company has caused the LOC (hereinafter defined) to be issued to the Trustee; and

     WHEREAS, the Company and the Trustee desire to specify the terms and conditions pursuant to which the Trustee shall hold the LOC and manage other security from time to time comprising the Trust Estate;

     NOW THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, the Company and the Trustee agree as follows:


                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

     SECTION 1.1    General.
                    -------

     For the purpose of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the terms defined in this Agreement include the plural as well as the singular, the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, and Section references refer to Sections and subsections of this Agreement. Other terms not defined in this Article are defined elsewhere in this Agreement.

     SECTION 1.2    Specific Terms.
                    --------------

     "Accountant" means, for any Beneficiary, any firm of independent public accountants of national reputation retained by such Beneficiary to certify as to certain matters specified in this Agreement. For purposes hereof, firms of independent public accountants of national reputation means Price Waterhouse, Ernst & Young, Arthur Andersen LLP, KPMG Peat Marwick, Coopers & Lybrand and Deloitte Touche LLP.

     "Agreement" means this Trust Agreement as originally executed and, if from time to time supplemented or amended by one or more amendments entered into pursuant to the applicable provisions hereof, as so supplemented or amended.

     "Arbitrator" means the Person selected under the terms and provisions of any Officer Beneficiary's Employment Agreement to arbitrate disputes concerning the Company's obligation to provide Stay Bonus Benefits to such Officer Beneficiary.

     "Base Salary Payment" means, for each Officer Beneficiary, the amount so identified on the Schedule of Benefits.

     "Beneficiary" means an individual listed in the Schedule of Benefits, except as expressly herein otherwise provided.

     "Business Day" means any day other than (a) a Saturday or a Sunday, or (b) another day on which banking institutions in Chicago, Illinois, or New York, New York, are authorized or obligated by law, executive order, or governmental decree to be closed.

     "Closing Date" means the closing date as defined in the Agreement and Plan of Merger.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" means United Stationers Inc., a Delaware corporation, its successors and assigns.

     "Company Medical Plan" means the Medical Plan Document For United Stationers Inc. (Plan Document No. 30401A), as may be amended from time to time by the Company.

     "Consulting Benefits" means, for Spungin, the base salary and consulting compensation amounts set forth on the Schedule of Benefits.

     "Contract Benefits" means, for any Beneficiary, such Beneficiary's right, title and interest in and to all amounts, contingent or vested, which have or may become payable as Consulting Benefits, Severance Benefits, Stay Bonus Benefits, Transition Services Payment, Transition Benefits, Parachute Indemnity Benefits, Life Insurance Benefits or Medical Benefits to such Beneficiary.

     "Covered Medical Expenses" means those medical expenses which are considered deductible under section 213 or any successor provision of the Code (without regard to any applicable threshold for deductibility).

     "Dependent" means those persons considered to be covered dependents under the Company Medical Plan.

     "Designated Beneficiaries" means the following Beneficiaries: Joel D. Spungin and Melvin L. Hecktman. After the resignation, disability or death of any Designated Beneficiary, such

Designated Beneficiary's legal representative shall succeed him as one of the Designated Beneficiaries upon furnishing notice of his legal status to the Trustee; and if no legal representative of the original Designated Beneficiaries is willing to serve as a Designated Beneficiary, then 51% or more of all of the Beneficiaries with surviving Contract Rights shall appoint the Designated Beneficiaries from time to time by notice to the Trustee.

     "Eligible Investments" means any of the following obligations or securities, to the extent permitted by law, on which neither the Company nor any of its affiliates is an obligor: (a) Government Obligations with a maturity of not more than 360 days; (b) interest bearing deposit accounts (which may be represented by certificates of deposit or time deposits) constituting direct obligations of any Qualifying Institution, which obligations are fully insured as to principal by either the Bank Insurance Fund or the Savings Association Insurance Fund, each administered by the Federal Deposit Insurance Corporation or, if not so insured, are fully collateralized with Government Obligations (provided, any such Government Obligations must be held by a trustee who is not the provider of the collateral or by any Federal Reserve Bank or Depositary as custodian for the institution issuing such deposits, and such trustee shall have a perfected lien in the Government Obligations serving as collateral, and such collateral shall be free of all third party liens); and (c) interests in any money market fund or trust, the investments of which are restricted to obligations described in clauses (a) or (b) of this definition, provided that such trust or money market fund is rated at the time of purchase in any of the two highest rating categories for unit investment trusts or money market funds by at least two Rating Agencies and may hold a de minimis amount of investments which are not described in clause (a) or (b) above.

     "Eligible Issuer" means The Chase Manhattan Bank, National Association, and, if not such bank, then any other depositary institution or trust company organized under the laws of the United States or any one of the states thereof, which may include the Trustee and its affiliates, and which at all times has a rating for investment purposes of not less than "A" or "P-1" by Moody's or "A" or "A-1" by S&P or "A" or "F-1" by Fitch or a comparable rating by another Rating Agency, meeting the following criteria: (a) its capital and surplus are in excess of $200,000,000, (b) its deposits are insured to the full extent permitted by law by the Federal Deposit Insurance Corporation and (c) it is subject to supervision and examination by Federal or state authorities. If such depository institution publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

     "Eligible Trustee" means American National Bank and Trust Company of Chicago, any institution capable of serving as an Eligible Issuer or any trustee selected by the Company with the approval of the Designated Beneficiaries.

     "Employment Agreements" means, for any Officer Beneficiary, the employment agreements, termination agreements and other written agreements between such Officer Beneficiary and the Company in effect as of February 13, 1995, including amendments to such agreements, if any, after the consummation of the contemplated transactions on the Closing Date.

     "Evidence of Payment" means, for purposes of evidencing to the Trustee the payment or other satisfaction of Contract Benefits, (a) a copy of the Company's or Beneficiary's cancelled check or other form of verifiable payment in respect of the benefits in question, or
(B) any written waiver signed by a Beneficiary and the Company relating to the Contract Benefits in dispute.

     "Excise Tax" means the tax imposed by section 4999 or any successor provision of the Code.

     "Expiration Date" means, for each Officer Beneficiary, the date of expiration of his Term of Employment, either the date disclosed by the Company to the Trustee within thirty (30) days after the date of this Agreement, or, if the Trustee fails to receive such notice, the date which is one (1) year after the date of this Agreement.

     "Final Determination" means a written binding decision or finding by the Arbitrator resolving factual or legal disputes concerning an Officer Beneficiary's entitlement to Stay Bonus Benefits.

     "Fitch" means Fitch Investors Service, a corporation organized and existing under the laws of the State of Delaware, its successors and their assigns.

     "Government Obligations" means the direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed as to full and timely payment by the full faith and credit of, the United States of America.

     "Gross-up Payment" means the gross-up payment as defined in Section 16 of the Spungin Agreement.

     "Hewson" means Mr. Jeffrey K. Hewson.

     "Life Insurance Benefits" means, for any Beneficiary entitled thereto, the aggregate amount which such Beneficiary may obtain from the Trustee to pay premiums required from time to time to be paid to keep the Life Insurance Policies in full force and effect, as set forth on the Schedule of Benefits.

     "Life Insurance Policies" means, for Spungin and Allen B. Kravis, their respective split dollar life insurance policies, identified on the Schedule of Benefits, and the individual conversion policies they may hereafter obtain under the group term life insurance policy maintained from time to time by the Company. For Spungin, Life Insurance Policies shall also mean that certain life insurance policy, insuring Spungin's life and naming the Company as a beneficiary, which is intended to fund the survivor benefits to Spungin's spouse required under section 14(c) of the Spungin Agreement.

     "LOC" means an irrevocable, unconditional letter of credit issued by an Eligible Issuer, substantially in the form of Schedule 1 hereto, in an amount equal to the LOC Amount.

     "LOC Amount" means initially $24 million and thereafter the outstanding amount under the LOC from time to time after giving effect to the provisions of Sections 3.5 and 3.6.

     "LOC Draw Event" means (a) the Trustee receives written notice or an opinion of counsel to the effect that there is a threat of a failure of the LOC Issuer to honor drafts on the LOC presented by the Trustee arising from the purported subjection of LOC Proceeds to the jurisdiction of any bankruptcy trustee in proceedings involving the Company or the pending or threatened insolvency or failure of the LOC Issuer, (b) the occurrence of a Non-Renewal Event or (c) the

Trustee receives written notice or an opinion of counsel to the effect that a Sale or Merger Transaction has occurred.

     "LOC Issuer" means the depository institution or trust company issuing the LOC from time to time held by the Trustee pursuant to this Agreement.

     "LOC Proceeds" means the amounts from time to time paid to the Trustee by the LOC Issuer as a result of draws made on the LOC.

     "LOC Termination Date" means the earliest of (a) the date on which all Beneficiaries (or the executor, administrator or legal representative of a Beneficiary who has become incompetent, disabled or died) with surviving Contract Rights have delivered to the Trustee waivers of their rights as Beneficiaries in the form of Schedule 2 hereto, or (b) the date which is thirty
(30) days after the Company's Accountant delivers an audited consolidated balance sheet (as filed with the Securities and Exchange Commission or as otherwise distributed to the stockholders of the Company) to the Trustee for the Company's two (2) most recent fiscal years, prepared in accordance with generally accepted accounting principles consistently applied with past practices of the Company, showing that the stockholders' equity of the Company (excluding the value of any preferred stock or treasury shares) in each of such years was at least $250 million, (c) the date, occurring after the date of death of the last surviving Beneficiary known to the Trustee, on which no notice of any Unpaid Claim has been submitted to the Trustee by any Beneficiary then entitled to request a draw on the LOC in respect of such Unpaid Claim or (d) the date which is thirty (30) years after the date of this Agreement.

     "Managing Beneficiaries" shall have the meaning set forth in Section
3.8(b).

     "Marilyn" means Marilyn G. Spungin.

     "Medical Benefits" means the benefits to be provided to the Officer Beneficiaries pursuant to Section 3.1(f) hereof and to Spungin, Marilyn and/or Barbara Savage pursuant to Section 3.1(g) hereof.

     "Moody's" shall mean Moody's Investors Service, Inc., a corporation organized and existing under the laws of the State of Delaware, its successors and their assigns.

     "Non-Renewal Event" means, in the event that the LOC Issuer gives notice that it is unwilling to permit the automatic, annual renewal of the LOC at the LOC Amount then required by the Trustee pursuant to Section 3.5 hereof or is otherwise intending to terminate its obligations under the LOC, or in the event that the LOC Issuer fails to remain qualified as an Eligible Issuer, the failure of the Company to provide to the Trustee a new LOC issued by an Eligible Issuer, substantially in the form of the old LOC at the LOC Amount then required by the Trustee pursuant to Section 3.5 hereof, at least thirty (30) days prior to the stated expiration date of the old LOC (in case of threatened non-renewal) or within sixty (60) days after the LOC Issuer fails to qualify as an Eligible Issuer.

     "Officer Beneficiaries" means the Beneficiaries identified as such on the Schedule of Benefits.

     "Officer Medical Beneficiaries" means the Beneficiaries identified as such on the Schedule of Benefits.

     "Parachute Indemnity Benefits" means the payment of the Gross-Up Payment to Spungin and, if pursuant to the Spungin Agreement the Company undertakes the defense or settlement of any assessment or threatened assessment by the Internal Revenue Service of the Excise Tax, the indemnification and hold harmless of Spungin against all liabilities and other amounts as set forth in Section 16 of the Spungin Agreement sustained by Spungin as a result of or arising out of or by virtue of the Company's undertaking.

     "Parachute Reservation" means the sum of Two Million Nine Hundred Seven Thousand Dollars ($2,907,000) reserved in the LOC Amount to ensure payment of Parachute Indemnity Benefits.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust or unincorporated organization.

     "Plan of Liquidation" means a plan (including by operation of law) that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously) (a) the sale, lease, conveyance or other disposition of all or substantially all of the assets of the referent Person otherwise than as an entirety or substantially as an entirety and (b) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of the referent Person to the holders of the capital stock, shares, interests, participations, rights in or other equivalents of the referent Person.

     "Rating Agency" shall mean Fitch or Moody's or S&P, or any other recognized national credit rating agency of comparable standing, which provides a rating for any specified Investment Securities or Qualifying Institution.

     "Register" means the list to be maintained by the Trustee containing the names, mailing addresses and telephone numbers of the Beneficiaries, their spouses and dependents.

     "Reinvestment Income" means any interest or other earnings earned on all or part of the Trust Estate.

     "Retiree Beneficiaries" means the Beneficiaries identified as such on the Schedule of Benefits.

     "Retiree Medical Beneficiaries" means the Beneficiaries identified as such on the Schedule of Benefits.

     "Sale or Merger Transaction" means a single transaction or series of transactions pursuant to which the Company consolidates or merges with or into any Person, or sells, assign, transfers, leases, conveys or otherwise disposes of (or causes or permits any of the Company's Subsidiaries to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's and its Subsidiaries' assets (determined on a consolidated basis) to any Person, or adopts a Plan of Liquidation and, as a result of such transaction or series of transactions: (a) the

Company is not the surviving or continuing corporation or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person who acquires by conveyance, transfer or lease the properties of the Company substantially as an entity or, in the case of a Plan of Liquidation, or Person to which assets of the Company have been transferred, is not a corporation organized and validly existing under the laws of the United States of America or any State thereof and/or fails to expressly assume, by written instrument (in form and substance satisfactory to the Designated Beneficiaries), executed and delivered to the Trustee, the due and punctual payment of all obligations and performance of all covenants under the Spungin Agreement, the Employment Agreements, the Company Medical Plan and this Trust Agreement on the part of the Company to be performed and observed. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the assets of one or more of the Subsidiaries of the Company, the capital stock of which constitutes all or substantially all of the assets of the Company, shall be deemed to be a transfer of all or substantially all of the assets of the Company.

     "S&P" shall mean Standard & Poor's Corporation, a corporation organized and existing under the laws of the State of New York, its successors and their assigns.

     "Schedule of Benefits" means the schedule attached as Schedule 3 hereto.

     "Severance Benefits" means, for each Retiree Beneficiary, those amounts which are due and owing from the Company to such Retiree Beneficiary, as set forth on the Schedule of Benefits.

     "Stay Bonus Benefits" means, for each Officer Beneficiary, those amounts which may become due and owing from the Company to such Officer Beneficiary, as set forth on the Schedule of Benefits.

     "Stay Bonus Start Date" means, for each Officer Beneficiary, the earlier of
(a) the Expiration Date or (b) the date on which an Officer Beneficiary gives notice to the Trustee in the form of Schedule 4 (or Schedule 4A in the case of Hewson) hereto, unless such date is contested by the Company, as provided in
Section 3.1(b) and (c) hereof, in which event the Stay Bonus Start Date shall be determined as provided by the Final Determination, except that Hewson may advance his Stay Bonus Start Date by giving notice to the Trustee as provided in
Section 3.1(c)(v).

     "Spungin" means Mr. Joel D. Spungin.

     "Spungin Agreement" means the Amended and Restated Employment and Consulting Agreement dated as of April 15, 1993 by and among the Company, United Stationers Supply Co. and Spungin, as further amended as of February 13, 1995.

     "Subsidiary" of any Person means (a) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person or (b) any other Person (other than a corporation) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, have at least a majority ownership interest.

     "Term of Employment" has the meaning, for each Officer Beneficiary, set forth in his respective Employment Agreement.

     "Transition Benefits" means the benefits to be provided to Retiree Medical Beneficiaries and Officer Medical Beneficiaries pursuant to Section 3.1(e) hereof, as set forth on the Schedule of Benefits.

     "Transition Services Payment" means, for Hewson, the payment identified as such on the Schedule of Benefits.

     "Trust" means the USI Employee Benefits Trust established pursuant to the terms of this Agreement.

     "Trust Account" means the trust account established by the Trustee pursuant to Section 2.4(a) hereof.

     "Trust Funds" means, at any time, the amount of funds in the Trust Account including any Reinvestment Income thereon.

     "Unpaid Claim" means, for any Beneficiary, a Contract Benefit which has become due and owing to such Beneficiary.

     "Voting Stock" means, with respect to any Person, securities of any class or classes of capital stock in such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the board of directors of other governing body of such Person.


                                   ARTICLE II

                          TRUST ESTATE; BANK ACCOUNTS
                          ---------------------------

     SECTION 2.1    Declaration of Irrevocable Trust.
                    --------------------------------

     The Trust created hereby is irrevocable. The Company hereby waives, releases and discharges all right, power and authority to revoke this Agreement and the Trust hereby created, or to amend or supplement its terms, except as expressly provided for in Section 6.4 hereof. The Trustee hereby declares that, in accordance with the provisions hereof, the Trustee shall hold, manage, invest and distribute all of the assets now or hereafter constituting the Trust Estate in trust for the benefit of the Beneficiaries and shall perform the duties herein required to the best of its ability to the end that the interests of the Beneficiaries may be adequately and effectively protected.

     SECTION 2.2    The LOC.
                    -------

     The Trustee acknowledges its acceptance, simultaneously with the execution and delivery of this Agreement, of the LOC and declares that it will hold the LOC and the balance of the Trust Estate for the benefit of the Beneficiaries in accordance with the provisions hereof. The Trust Estate shall consist of all of the following: (a) all rights and benefits accruing to the Trust under this

Agreement and the LOC; (b) all amounts from time to time on deposit in the Trust Account and Payment Accounts (as defined in Section 2.4(a) below); (c) all Reinvestment Income; and (d) all proceeds of the foregoing.

     SECTION 2.3    Conservation of Trust Estate.
                    ----------------------------

     The Trustee shall have no power to vary or sell the rights, privileges and assets constituting the Trust Estate or to carry on any business involving such assets. The rights and duties specified for the Trustee herein are granted solely for the purpose of protecting and conserving the assets constituting the Trust Estate.

     SECTION 2.4    Trust Account and Payment Accounts.
                    ----------------------------------

     (a) On or before the Closing Date, the Trustee shall open and maintain a trust account for the receipt of LOC Proceeds and Reinvestment Income (the "Trust Account"). On or before the date that funds will be deposited in, and for as long as funds remain in, the Trust Account, the Trustee shall open and maintain separate trust accounts, each designated to a particular Beneficiary (individually, a "Payment Account" and collectively, the "Payment Accounts").

     (b) The Trust Account and Payment Accounts shall be maintained in the name of, and at the sole control of, the Trustee for the benefit of the Beneficiaries. The Trustee shall hold all amounts deposited into the Trust Account and Payment Accounts under this Agreement for the benefit of the Beneficiaries until distribution of any such amounts is accomplished under this Agreement. The amounts on deposit in the Trust Account and Payment Accounts (i) may be maintained as subaccounts of a single master or concentration account if required or deemed appropriate by the Trustee for investment, administrative or settlement purposes and (ii) may be commingled for investment, administrative or settlement purposes so long as the amounts required to be on deposit in such subaccounts are credited to the proper subaccounts.


                                  ARTICLE III

                         DRAWS ON LOC AND DISTRIBUTIONS
                         ------------------------------

     SECTION 3.1    Benefits Directly Paid by the Trustee.
                    -------------------------------------

     (a) With respect to the Severance Benefits payable to Retiree Beneficiaries, the Trustee shall draw on the LOC, five (5) Business Days prior to the first day of _____, 1995 [insert first day of month following the Closing Date] and the first day of each month thereafter, in an amount sufficient to pay the Severance Benefits due to such Beneficiaries on the first day of each ensuing month until all such Severance Benefits are made. After drawing on the LOC to accomplish such payments, the Trustee shall immediately deposit the LOC Proceeds in the Trust Account, transfer the sums due to each Retiree Beneficiary to such Beneficiary's Payment Account and then distribute to the Retiree Beneficiaries the amounts in their respective Payment Accounts.

     (b) (i) The Company shall deliver to the Trustee, within thirty (30) days after the date of this Agreement, a notice listing all of the Officer Beneficiaries and their respective Expiration Dates. If, for any Officer Beneficiary, such Expiration Date is not designated by the

Company within thirty (30) days after the date of this Agreement, then the Expiration Date for such Officer Beneficiary shall be date which is the first anniversary of the date of this Agreement.

          (ii) Any Officer Beneficiary may submit a notice in the form of
Schedule 4 hereto, except that Hewson shall submit his notice in the form of
Schedule 4A hereto (in each case, the "Start Notice") to the Trustee either claiming the commencement of his Stay Bonus Benefits or seeking his Base Salary Payment. Within ten (10) days after the receipt thereof, the Trustee shall furnish a copy thereof to the Company.

          (iii) If the Start Notice seeks payment of the Base Salary Payment, the Trustee shall draw on the LOC in an amount equal to three times the Base Salary Payment set forth on the Schedule of Benefits for such Officer Beneficiary (other than Hewson). After drawing on the LOC to accomplish such payment, the Trustee shall promptly deposit the LOC Proceeds in the Trust Account, transfer the sums due to the Officer Beneficiary to his Payment Account and then distribute to the Officer Beneficiary the amount in his Payment Account.

     (c) (i) If the Start Notice of any Officer Beneficiary seeks payment of Stay Bonus Benefits, then the Company, within ten (10) days after service of such notice, may deliver a notice to the Trustee in the form of Schedule 5 hereto ("Dispute Notice") disputing that the Stay Bonus Start Date should be the date set forth in the Start Notice.

          (ii) If the Trustee receives a Dispute Notice for any Officer Beneficiary other than Hewson, the Trustee shall promptly draw on the LOC in an amount equal to the three times the Base Salary Payment set forth on the Schedule of Benefits for such Officer Beneficiary. After drawing on the LOC to accomplish such payment, the Trustee shall promptly deposit the LOC Proceeds in the Trust Account, transfer the sums due to the Officer Beneficiary to his Payment Account and then distribute to the Officer Beneficiary the amount in his Payment Account.

          (iii) If, after delivering a Dispute Notice for any Officer Beneficiary other than Hewson, the Company does not deliver a Final Determination to the Trustee within ninety (90) days after the date of termination of the Officer's Term of Employment specified in the Start Notice, then as to any Officer Beneficiary except Hewson, on the first day of the month following the month in which such 90th day occurs, the Trustee shall draw on the LOC in an amount equal to the portion of the Officer Beneficiary's Stay Bonus Benefits which would have been paid from the date of termination of the Term of Employment through such 90th day (assuming that the Stay Bonus Start Date had been advanced to the date of termination of the Term of Employment), reduced by the amount, if any, by which three times the Base Salary Payment exceeds the amount of salary (based on one month's salary being equal to the Base Salary Payment) which the Officer Beneficiary would have received after the date of termination of the Term of Employment, if the Term of Employment had not been terminated prior to its expiration. Thereafter, the Trustee shall draw on the LOC five (5) Business Days prior to the first day of each ensuing month in an amount sufficient to pay the Stay Bonus Benefits due to such Officer Beneficiary on the first day of the month after each such draw until all such Stay Bonus Benefits are made; provided, however, if the Company shall deliver to the Trustee a Final Determination that the termination of the Term of Employment was without good reason or for cause, as the case may be applicable, the Trustee shall promptly refrain, as directed by the Final Determination, from making all or any portion of the remaining payments of Stay Bonus Benefits shown to be due to such Officer Beneficiary in the Schedule of Benefits.

          (iv) If the Trustee receives a Dispute Notice concerning Hewson, the Trustee shall draw on the LOC, in an amount equal to the Base Salary Payment set forth on the Schedule of Benefits for Hewson, five (5) Business Days prior to
(a) the first day of the month after the month in which the Dispute Notice is received and (b) the first day of each ensuing month, until a Final Determination is delivered to the Trustee. After drawing on the LOC to accomplish such payment, the Trustee shall promptly deposit the LOC Proceeds in the Trust Account, transfer the sums due to Hewson to his Payment Account and then distribute to Hewson the amount in his Payment Account.

          (v) If, however, Hewson gives notice to the Trustee in the form of
Schedule 6 hereto of his termination of the Term of Employment prior to the date that the dispute is finally determined, then, on the first day of the month following the month in which Hewson gives his notice, the Trustee shall draw on the LOC, in an amount equal to Hewson's Stay Bonus Benefits which would have been paid from the date of termination of the Term of Employment through the date of his notice to the Trustee (assuming that his Stay Bonus Start Date had been advanced to the date of termination of the Term of Employment). Thereafter, the Trustee shall draw on the LOC five (5) Business Days prior to the first day of each ensuing month in an amount sufficient to pay the Stay Bonus Benefits due to Hewson on the first day of the month after each such draw until all such Stay Bonus Benefits are made; provided, however, if the Company shall deliver to the Trustee a Final Determination that the termination of the Term of Employment was without good reason or for cause, as the case may be applicable, the Trustee shall promptly refrain, as directed by the Final Determination, from making all or any portion of the remaining payments of Stay Bonus Benefits shown to be due to Hewson in the Schedule of Benefits.

          (vi) If Hewson shall deliver to the Trustee an estimate from his Accountant concerning an acceleration of Hewson's Stay Bonus Benefits in order to offset a proposed assessment from the Internal Revenue Service for the Excise Tax on account of any payments made to Hewson under his Employment Agreement, then the Trustee shall restate the schedule of Hewson's Stay Bonus Benefits in accordance with the instruction of Hewson's Accountant and thereafter draw on the LOC to make distributions of Stay Bonus Benefits to Hewson in accordance with such revised schedule.

     (d) (i) The Trustee shall draw on the LOC, five (5) Business Days prior to the date which is one hundred eighty (180) days after the date of this Agreement in an amount equal to the Transition Services Payment. The Trustee shall promptly deposit the LOC Proceeds in the Trust Account, transfer such amount to Hewson's Payment Account and then distribute the funds in Hewson's Payment Account to Hewson.

          (ii) Subject to the provisions of Section 3.1(b) and (c), the Trustee shall draw on the LOC, five (5) Business Days prior to the Stay Bonus Start Date and the first day of each ensuing month, in an amount sufficient to pay the Stay Bonus Benefits due to each Officer Beneficiary on the first day of the month after each such draw until all such Stay Bonus Benefits are made. After drawing on the LOC to accomplish such payments, the Trustee shall promptly deposit the LOC Proceeds in the Trust Account, transfer the sums due to each Officer Beneficiary to such Officer Beneficiary's Payment Account and then distribute to each Officer Beneficiary the amount in his respective Payment Account. If the Company and the Officer Beneficiary shall amend the amount or timing of payments in respect of Stay Bonus Benefits under such Officer

Beneficiary's Employment Agreement, they may jointly so advise the Trustee, in which event the Trustee shall make the corresponding changes on the Schedule of Benefits.

     (e) If the Designated Beneficiaries give written notice to the Trustee that the Company Medical Plan has been terminated, or coverage for Retiree Medical Beneficiaries or Officer Medical Beneficiaries has ceased, then the Trustee shall draw on the LOC five (5) Business Days prior to the first day of the month following the month in which the Company Medical Plan terminates or coverage ceased (the "Plan Termination Date") and the first day of each ensuing month in an amount sufficient to pay to the Beneficiaries, listed on the Schedule of Benefits as entitled to Transition Benefits, the monthly Transition Benefits up to the applicable amount shown in the Schedule of Benefits for each such Beneficiary, for the period commencing on the Plan Termination Date and ending: in the case of Retiree Medical Beneficiaries, on the first to occur of (i) the later of the date such Beneficiary or spouse of such Beneficiary attains age sixty-five (65), or (ii) in the event of the death of such Retiree Medical Beneficiary, the date the spouse of such Retiree Medical Beneficiary attains age sixty-five (65), or (iii) the end of the eighteen (18) month period commencing on the Plan Termination Date, and, in the case of Officer Medical Beneficiaries, on the first to occur of (i) the later of the date such Officer Medical Beneficiary or spouse of such Officer Medical Beneficiary attains age sixty-five
(65), or (ii) in the event of the death of such Beneficiary, the date the spouse of such Officer Medical Beneficiary attains age sixty-five (65), or (iii) the end of the eighteen (18) month period commencing on the Plan Termination Date, or (iv) December 31, 1998.

     (f) If the Company Medical Plan has been terminated or coverage for any Officer Medical Beneficiary has ceased, any Officer Medical Beneficiary may submit medical bills or seek to be reimbursed for Covered Medical Benefits, by delivery of copies of the medical bills or Evidence of Payment to the Trustee, subject to the following terms and conditions:

          (i) such Officer Medical Beneficiary (or any of his covered Dependents as of the termination of the Company Medical Plan), whichever is seeking reimbursement for Covered Medical Expenses, if covered by a medical plan maintained by the then current employer of such Officer Medical Beneficiary or a medical plan maintained by the employer of the spouse of such Officer Medical Beneficiary, has exceeded the lifetime maximum benefit provided in such plan;

          (ii) payment or reimbursement for such claims submitted by the Officer Medical Beneficiary shall not exceed the lesser of the following amounts:

               a. a maximum of $300,000 for the Officer Medical Beneficiary (and all covered Dependents of such Officer Medical Beneficiary as of the termination of the Company Medical Plan or the date of cessation of coverage under the Company Medical Plan); or

               b. an amount which exceeds $700,000 (on an aggregate basis) for the entire Officer Medical Beneficiary group (including all covered Dependents of such Officer Medical Beneficiary group as of the termination of the Company Medical Plan or date of cessation of coverage); and

          (iii) payment or reimbursement for such claims by the Officer Medical Beneficiaries shall be made for the period commencing on the date the Company Medical Plan terminates and ending on the first to occur of:

               a. the later of the date such Officer Medical Beneficiary or spouse of such Officer Medical Beneficiary attains age sixty-five (65);

               b. in the event of the death of the Officer Medical Beneficiary, the date the spouse of such Officer Medical Beneficiary attains age sixty-five (65);

               c. the end of the eighteen (18) month period commencing on the Plan Termination Date or date of cessation of coverage; or

               d.   December 31, 1998.

     (g) The Trustee shall draw on the LOC from time to time in such amount as will pay the cost of premiums for primary medical insurance policies for Barbara Savage, Spungin and Marilyn, in case the Company Medical Plan has been terminated or any of them cease to be eligible under the Company Medical Plan, until each such Beneficiary shall have become eligible for Medicare, and thereafter the Trustee shall draw on the LOC from time to time in such amount as will pay the premiums on any medical insurance policies which are supplemental to Medicare for the rest of their respective lives, up to maximum benefit for such premiums as set forth on the Schedule of Benefits; provided, however, if prior to Marilyn's or Spungin's becoming eligible for Medicare, the Company has not maintained a health insurance conversion policy, then the Trustee, upon request therefor by Spungin or Marilyn, shall draw on the LOC in the amount of $242,701 (in the aggregate for Spungin and Marilyn and without regard to the payment of premiums), deposit the LOC Proceeds in the Trust Account, transfer funds in such amount to the Payment Account of Spungin or Marilyn, as applicable, and distribute the funds in such Payment Account to Spungin or Marilyn, as applicable, and, this payment shall be separate and in addition to any amounts distributable to them in the remaining provisions of this Section 3.1(g). The Trustee shall also draw on the LOC from time to time in such amount as will pay the premiums on any medical insurance policies for Thelma Hecktman which are supplemental to Medicare for the rest of her life, up to maximum benefit for such premiums as set forth on the Schedule of Benefits. After drawing on the LOC to accomplish such payments, the Trustee shall immediately deposit the LOC Proceeds in the Trust Account, transfer the sums due to these Beneficiaries to their respective Payment Accounts and then distribute to these Beneficiaries the amount in their respective Payment Accounts. In addition, if the Company Medical Plan has been terminated, Barbara Savage, Spungin and Marilyn may submit invoices or seek to be reimbursed for Covered Medical Benefits, by delivery of copies of the invoices or Evidence of Payment to the Trustee, subject to the following terms and conditions:

          (i) Barbara Savage, Spungin or Marilyn, as the case may be, whichever is seeking reimbursement for Covered Medical Expenses, if covered by a medical insurance policy, has exceeded the lifetime maximum benefit provided in such policy;

          (ii) reimbursement for such claims shall not exceed (A) in the case of Barbara Savage, a lifetime maximum of $1 million and (B) in the case of Spungin and Marilyn, a lifetime maximum of $1 million each.

     (h) The Designated Beneficiaries shall identify to the Trustee the names of all Dependents following a termination of the Company Medical Plan in order that the Trustee may apply the foregoing provisions of Sections 3.1(f) and (g). To demonstrate eligibility for distributions under Sections 3.1(f) or (g), a Beneficiary may be required to certify to the Trustee whether such Beneficiary is covered by a medical insurance plan or policy and has exceeded a lifetime maximum benefit thereunder. The Company and/or the Designated Beneficiaries shall advise the Trustee of the Plan Termination Date. The Trustee shall be entitled to rely on such certification but shall request such additional confirmation as the Designated Beneficiaries shall deem appropriate and communicate to the Trustee in writing. Any Beneficiary desiring to submit medical bills or Evidence of Payment to the Trustee shall attach such items to a notice in the form of Schedule 7 hereto. Upon receipt of any notice accompanied by medical bills or Evidence of Payment in respect of Covered Medical Expenses for which the terms and conditions stated in Section 3.1(f) or (g) above are satisfied, the Trustee shall promptly draw on the LOC in an amount sufficient to pay the amount of the Covered Medical Expenses set forth in the Beneficiary's claim. After drawing on the LOC to accomplish such payment, the Trustee shall promptly deposit the LOC Proceeds in the Trust Account, transfer the sums due to the Beneficiary to his Payment Account and then distribute to the Beneficiary the amount in his Payment Account.

     SECTION 3.2    Parachute Indemnity Benefits.
                    ----------------------------

     (a) If Spungin shall receive notice of a proposed assessment from the Internal Revenue Service for the Excise Tax, he shall deliver a notice to the Trustee, in the form of Schedule 8 hereto, accompanied by a schedule prepared by Spungin's Accountant estimating the amount of the Gross-Up Payment. The Trustee, within ten (10) days after receipt of such notice and schedule (collectively, the "Request for Indemnity"), shall furnish a copy thereof to the Company.

     (b) If, within thirty (30) days after service of the Request for Indemnity, the Company deposits with the Trustee a fully executed, original indemnity agreement between the Company and Spungin in the form of Schedule 9 hereto (the "Spungin Indemnity Agreement"), then the Parachute Reservation shall limit reductions in the LOC Amount pursuant to Section 3.5(b) hereof. If Spungin at any time thereafter shall tender a notice to the Trustee in the form of Schedule 10 hereto (the "Parachute Notice"), then the Trustee, within ten (10) days after service of such notice, shall furnish a copy thereof to the Company. Unless the Company, within thirty (30) days after service of the Trustee's notice, has delivered to the Trustee a signed release from Spungin in the form of Schedule 11 hereto, then on the thirty-first (31st) day after service of the Trustee's notice (or the first Business Day thereafter if such day is not a Business Day), the Trustee shall draw on the LOC (if the LOC has not previously been drawn in full) in the amount requested by Spungin in the Parachute Notice up to the Parachute Reservation and deposit the LOC Proceeds in the Trust Account. The Trustee shall promptly transfer funds in such amount from the Trust Fund to Spungin's Payment Account and distribute the funds in Spungin's Payment Account to Spungin. Upon such distribution to Spungin, the Parachute Reservation shall cease to limit reductions in the LOC Amount.

     (c) If, within thirty (30) days after service of the Request for Indemnity, the Company fails to deposit with the Trustee a fully executed, original counterpart of the Spungin Indemnity Agreement, then, on the thirty-first (31st) day after service of the Request for Indemnity (or the first Business Day thereafter if such day is not a Business Day), the Trustee shall draw on the LOC (if the LOC has not previously been drawn in full) in an amount equal to the estimated Gross-Up Payment shown in the Request for Indemnity and deposit the LOC Proceeds into the Trust Account, but in no event shall the Trustee draw on the LOC, in respect of the Gross-Up Payment, a sum greater than the Parachute Reservation. The Trustee shall promptly transfer funds, equal in amount to the amount of LOC Proceeds drawn in respect of the Gross-up Payment, from the Trust Account to the Spungin's Payment Account and distribute the funds in Spungin's Payment

Account to Spungin. Upon such distribution to Spungin, the Parachute Reservation shall cease to limit reductions in the LOC Amount.

     SECTION 3.3    Spungin's Consulting Benefits.
                    -----------------------------

     The Trustee shall draw on the LOC, five (5) Business Days prior to the first day of _____, 1995 [insert first day of month following Closing Date] and the first day of each month thereafter, in an amount sufficient to pay the Consulting Benefits due to Spungin on the first day of each ensuing month until all such Consulting Benefits are made. After drawing on the LOC to accomplish such payments, the Trustee shall promptly deposit the LOC Proceeds in the Trust Account, transfer the sums due to Spungin to his Payment Account and then distribute to Spungin the amounts in his Payment Account. If the Company and Spungin amend the payment schedule for his Consulting Benefits and jointly notify the Trustee, the Trustee shall make corresponding changes to the Schedule of Benefits and adjust the draws made on the LOC to pay Consulting Benefits in accordance with such changes.

     SECTION 3.4    Life Insurance Benefits.
                    -----------------------

     The Trustee shall draw on the LOC in a timely manner and in an amount sufficient to pay the premiums on each Life Insurance Policy before the same become delinquent. After such draw on the LOC, the Trustee shall deposit the LOC Proceeds in the Trust Account of Spungin or Kravis, as applicable, and then transfer from the Trust Account to their respective Payment Accounts the amounts each requires to pay the premiums on their respective Life Insurance Policies, up to the maximum amount set forth on the Schedule of Benefits, and, in the case of Kravis, limited to the period ending on the fourth anniversary of the Closing Date.

     SECTION 3.5    Reductions to the LOC Amount.
                    ----------------------------

     (a) The initial amount of the LOC shall be $24 million and shall reduce by the amount of any draws on the LOC.

     (b) Effective as of ____________________[insert date which is the first Business Day after the third anniversary of the date of this Agreement], the Trustee shall instruct the LOC Issuer to reduce the LOC Amount by the amount which (a) the total Stay Bonus Benefits shown on the Schedule of Benefits for Officer Beneficiaries other than Hewson exceed (b) the actual amount of Stay Bonus Benefits previously distributed by the Trustee to Officer Beneficiaries other than Hewson pursuant to the terms of this Agreement.

     (c) Effective as of ____________________[insert date which is the first Business Day after the fourth anniversary of the date of this Agreement], the Trustee shall instruct the LOC Issuer to reduce the LOC Amount by the amount which (a) the total Stay Bonus Benefits shown on the Schedule of Benefits for all Officer Beneficiaries exceed (b) the actual amount of Stay Bonus Benefits previously distributed by the Trustee to all Officer Beneficiaries pursuant to the terms of this Agreement.

     (d) Effective as of ____________________[insert date which is beyond any applicable liability for the Excise Tax], provided no defense of a proposed assessment of liability for the Excise Tax is then pending, the Trustee shall instruct the LOC Issuer to reduce the LOC Amount by the amount of the Parachute Reservation (unless still required under Section 3.2 hereof), as set forth on the Schedule of Benefits.

     (e) Notwithstanding the provisions of Sections 3.5(b), (c) and (d), at such time as a reduction in the LOC is otherwise permitted, if the Designated Beneficiaries have given notice to the Trustee on or before such date under
Section 5.10(f) hereof, or if the Trustee shall have drawn on the LOC to obtain payment of its fees and expenses, then the Trustee shall offset the reduction otherwise permitted in Sections 3.5(b), (c) and (d) by the amount claimed by the Designated Beneficiaries in such Section 5.10(f) notice and by the amount of the Trustee's draws on the LOC for payment of the Trustee's fees and expenses.

     (f) Effective as of the LOC Termination Date, the Trustee shall instruct the LOC Issuer to reduce the LOC Amount to zero and shall cancel the LOC and return it to the LOC Issuer.

     SECTION 3.6  LOC Draw Event.
                  --------------

     If an LOC Draw Event shall occur, the Trustee shall draw on the LOC prior to its stated expiration date and as soon as possible if the Trustee has been notified there is a reasonable basis to conclude that a delay in drawing on the LOC might result in the draw being dishonored by the LOC Issuer. After a draw of the outstanding LOC Amount, the Trustee shall deposit the LOC Proceeds in the Trust Account. The Trustee shall allocate the LOC Proceeds among all Beneficiaries entitled to receive distributions in accordance with the provisions of Section 3.7 hereof, except that for purposes of applying Section 3.7, all Severance Benefits, Transition Services Payment, Stay Bonus Benefits and Consulting Benefits which could become due and payable shall be deemed immediately due and payable, and the amount of the estimated Gross-up Payment for Spungin shall also be deemed due and payable if the Internal Revenue Service has asserted that all or a portion of the Consulting Benefits are subject to the Excise Tax. The Trustee shall then transfer funds from the Trust Account to each Beneficiary's Payment Account in an amount equal to such Beneficiary's share determined in the foregoing manner and then distribute the funds in the Payment Accounts to the Beneficiaries thereof. Any Trust Funds remaining after the distributions in respect of the foregoing Contract Benefits and which are not then distributable to Beneficiaries for contingent Contract Benefits (i.e., Parachute Indemnity Benefits (if no proposed assessment is pending), Transition Benefits and Medical Benefits) shall remain in the Trust Account, invested in Eligible Investments, until otherwise disposed of in accordance with the terms hereof.

     SECTION 3.7  Insufficiency of Trust Estate.
                  -----------------------------

     (a) The Trustee shall attempt to make all distributions of Trust Funds in accordance with the procedures set forth in this Agreement. If at any time the Trustee, after making all permitted draws on the LOC, is unable to pay from Trust Funds all amounts which have become payable to Beneficiaries or other parties (by decision of the Arbitrator or otherwise as herein provided), then the remaining Trust Funds shall be paid in the following order of priority:

          (i) first, in respect of Consulting Benefits, Parachute Indemnity Benefits, Severance Benefits, Transition Services Payment and Stay Bonus Benefits, to the

     Beneficiaries entitled to payment, pro rata among such Beneficiaries in proportion to their respective Unpaid Claims;

          (ii) second, in respect of Life Insurance Benefits, to Spungin;

          (iii)  third, in respect of Life Insurance Benefits, to Allen B.
     Kravis;

          (iv) fourth, in respect of Medical Benefits and Transition Benefits, to all Beneficiaries then entitled to payment, pro rata among such Beneficiaries in proportion to their respective Unpaid Claims.

     (b) Notwithstanding anything to the contrary which may be inferred from the terms of this Agreement, no draw on the LOC shall be required as a condition for the transfer of funds from the Trust Account to the Payment Account of any Beneficiary, if the entire LOC Amount has previously been drawn; and, in such event, the Trustee shall make transfers of Trust Funds already in the Trust Account to any Payment Account to pay Contract Benefits which have become due and payable.

     SECTION 3.8    Remedies If Draw is Dishonored.
                    ------------------------------

     (a) In case any draw on the LOC is dishonored, the Trustee, after being indemnified as provided in subparagraph (b) below, shall proceed to protect and enforce its rights and the rights of the Beneficiaries under this Agreement by a suit, action or proceeding in equity or at law or otherwise, whether for the specific performance of any covenant or agreement contained in this Agreement or in aid of the execution of any power granted in this Agreement or for the enforcement of any other legal, equitable or other remedy, as the Trustee, being advised by counsel, shall deem most effectual to protect and enforce any of the rights of the Trustee or the Beneficiaries.

     (b) In case any draw on the LOC is dishonored, those Beneficiaries desiring the Trustee to take action to enforce and conserve the Trust Estate, shall offer to provide the Trustee such reasonable indemnity as the Trustee may require against the costs, expenses, and liabilities to be incurred (as estimated by the Trustee) by instituting any suit, action, or proceeding in equity or at law upon or under or with respect to the LOC. Each such Beneficiary shall subscribe for the estimated costs, expenses and liabilities likely to be incurred by the Trustee in the ratio which its share of any expected recovery bears to the entire recovery, as agreed among such Beneficiaries, or in the absence of such agreement, as decided by the Trustee in its discretion without liability of any kind to the Beneficiaries for such decision. Upon establishing the pro rata shares for the Trustee's indemnity and the payment of any amounts or furnishing of such security as may be required by the Trustee, such Beneficiaries shall constitute the "Managing Beneficiaries", each with a vote in proportion to its subscribed share of the Trustee's indemnity (all votes totalling 100%). Actions of the Trustee authorized by the Managing Beneficiaries shall require a 51% vote of the Managing Beneficiaries.

     (c) In case any draw on the LOC is dishonored, the Managing Beneficiaries with aggregate votes of 51% or more shall have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee; provided, however, that, subject to Section 5.1, the Trustee shall have the right to decline to follow any direction if the Trustee, being advised by counsel, determines that the action so directed may not lawfully be taken, or if the Trustee in good faith determines that the action so directed would be illegal or involve it in personal liability or be unduly prejudicial to the rights of Beneficiaries not parties to such direction; and provided further that nothing in this Agreement shall impair the right of the Trustee to take any action deemed proper by the Trustee and which is not inconsistent with such direction by the Managing Beneficiaries.


                                   ARTICLE IV

                             ACCOUNTING AND REPORTS
                             ----------------------

     SECTION 4.1    Investment of Trust Funds.
                    -------------------------

     The Trustee shall invest any funds deposited in the Trust Account in Eligible Investments in such manner as will most conveniently ensure access to Trust Funds when needed for distributions, as directed in writing by the Designated Beneficiaries. The Trustee shall have no duty to maximize investment returns.

     SECTION 4.2    Trustee's Reports to Designated Beneficiaries.
                    ---------------------------------------------

     Within thirty (30) days after the end of each calendar year, the Trustee shall render to each Designated Beneficiary an accounting of:

          (a) the aggregate amount of Trust Funds remaining in the Trust Account as of the last day of the year after (A) distributions to Beneficiaries during such year and (B) payments of all other amounts paid from the Trust Account pursuant to this Agreement;

          (b) the amount of Trust Funds distributed to the Beneficiaries during the year; and

          (c) the LOC Amount, adjusted for draws and other reductions made during the preceding year.

     With respect to the value remaining in accounts which are invested in Eligible Investments, the Trustee provide information with respect to the cost or market value of such investments.

     SECTION 4.3    Manner of Making Distributions.
                    ------------------------------

     All distributions to Beneficiaries shall be made by checks sent by first class United States mail, postage prepaid, to the addresses appearing on the Register.

     SECTION 4.4    Tax Returns.
                    -----------

     The Trustee shall prepare or shall cause to be prepared any tax returns required to be filed by the Trust and such returns shall be filed by the Trustee. The Trustee shall draw on the LOC or use Trust Funds to pay any Federal, state or local income or excise taxes which the Trust shall become obligated to pay. In no event shall the Trustee be liable for any liabilities, costs or expenses of the Trust or the Beneficiaries under any tax law, including without limitation Federal, state or local income or excise taxes or any other tax imposed on or measured by income (or any interest or penalty with respect thereto or arising from a failure to comply therewith).


                                   ARTlCLE V

                                  THE TRUSTEE
                                  -----------

     SECTION 5.1    Duties of Trustee; Standard of Care.
                    -----------------------------------

     The Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Agreement. The Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise, as a prudent corporate trustee under a trust indenture. No provision of this Agreement shall be construed to relieve the Trustee from liability for its own gross negligent action, its own gross negligent failure to act or its own wilful misconduct; provided, however, that:

          (1) The duties and obligations of the Trustee shall be determined solely by the express provisions of this Agreement, the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee and, in the absence of bad faith on the part of the Trustee, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and conforming to the requirements of this Agreement;

          (2) The Trustee shall not be personally liable for an error of judgment made in good faith by the Trustee, unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts or in performing its duties;

          (3) The Trustee shall not be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction, as provided under the terms of this Agreement, of the Designated Beneficiaries relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Agreement, except that the enforcement of remedies pursuant to Section 3.8 shall be directed by the Managing Beneficiaries as therein provided; and

          (4) The Trustee shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if there is reasonable ground for believing that the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

     SECTION 5.2    Certain Matters Affecting the Trustee.
                    -------------------------------------

     (a) The Trustee, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee which are specifically required to be furnished pursuant to any provision of this Agreement, shall examine them to determine whether they conform as to form to the requirements of this Agreement. The Trustee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal bond or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

     (b) The Trustee may consult with counsel and any opinion of counsel for the Trustee shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such opinion of counsel.

     (c) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement, or to institute, conduct or defend any litigation hereunder or in relation hereto, at the request, order or direction of any of the Beneficiaries, pursuant to the provisions of this Agreement, unless the Designated Beneficiaries concur in such request, order or direction and shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which may he incurred therein or thereby.

     (d) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing so to do by the Designated Beneficiaries; provided, however, that if the payment within a reasonable time to the Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee, not reasonably assured to the Trustee by the security afforded to it by the terms of this Agreement, the Trustee may require reasonable indemnity against such cost, expense or liability as a condition to so proceeding.

     (e) The Trustee may execute any of the trusts or powers hereunder or perform any duties as Trustee hereunder either directly or by or through agents or attorneys or a custodian and shall not be liable for any acts or omissions of such agents, attorneys or custodians if appointed by it with due care hereunder.

     SECTION 5.3    Trustee Not Liable for Unpaid Claims.
                    ------------------------------------

     The Trustee makes no representations as to the validity or sufficiency of the Trust Estate to satisfy any Unpaid Claims. No recourse shall be had for any claim based on any provision of this Agreement, including the LOC, against the Trustee in its individual capacity, and the Trustee shall not have any personal obligation, liability or duty whatsoever to any Beneficiary or any other person with respect to any such claim, and any such claim shall be asserted solely against the Trust, except for such liability as is finally determined to have resulted from its own gross negligence or willful misconduct.

     SECTION 5.4    Trustees' Compensation.
                    ----------------------

     (a) As compensation for its services hereunder, the Company shall pay to the Trustee an annual fee of $______________ as well as the following fees and expenses of the Trustee (in addition to the annual fee):

          (i) except as otherwise expressly provided herein, all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any provision of this Agreement (including the reasonable compensation and the expenses and disbursements of its agents and counsel) except any such expense, disbursement or advance as may be attributable to its gross negligence or wilful misconduct;

          (ii) any loss, liability or expense incurred by Trustee without gross negligence or wilful misconduct on its part, arising out of or in connection with the acceptance or administration of this Trust and its duties hereunder, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder.

     (b) If the annual fee and other fees and expenses of the Trustee herein provided to be paid by the Company are not so paid, they shall be payable out of the Trust Estate, and if Trust Funds are insufficient to pay amounts then due the Trustee, the Trustee shall draw on the LOC in an amount sufficient to pay amounts then due and permitted to be reimbursed from the Trust Estate.

     SECTION 5.5    Eligibility Requirements for Trustee.
                    ------------------------------------

     The Trustee hereunder shall at all times be an Eligible Trustee. In case at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 5.5, the Trustee shall resign immediately in the manner and with the effect specified in Section 5.6.

     SECTION 5.6    Resignation or Removal of Trustee.
                    ---------------------------------

     The Trustee may at any time resign and be discharged from the trusts hereby created by giving written notice thereof to the Designated Beneficiaries and the Company. Upon receiving such notice of resignation, the Designated Beneficiaries shall promptly appoint a successor Trustee by written instrument. If no successor Trustee shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor Trustee.

     If at any time the Trustee shall cease to be eligible in accordance with the provisions of Section 5.5 and shall fail to resign after written request therefor by the Designated Beneficiaries, or if at any time the Trustee shall be legally unable to act, or shall be adjudged a bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then the Trustee or any Beneficiary on behalf of itself and all others similarly situated may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

     Any resignation or removal of the Trustee and appointment of a successor trustee pursuant to any of the provisions of this Section 5.6 shall not become effective until acceptance of appointment by the successor Trustee as provided in Section 5.7.

     SECTION 5.7    Successor Trustee.
                    -----------------

     Any successor Trustee appointed as provided in Section 5.6 shall execute, acknowledge and deliver to its predecessor Trustee an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as Trustee. The predecessor Trustee shall deliver or cause to be delivered to the successor Trustee the LOC and any related documents and statements held by it hereunder; and the successor Trustee and predecessor Trustee shall execute and deliver such instruments and do such other things as may reasonably be required for fully and certain vesting and confirming in the successor Trustee all such rights, powers, duties and obligations.

     No successor Trustee shall accept appointment as provided in this Section
5.7 unless at the time of such acceptance such successor Trustee shall be eligible under the provisions the provisions of Section 5.5.

     Upon acceptance of appointment by a successor Trustee as provided in this
Section 5.7, the successor Trustee shall mail notice of such succession to the Beneficiaries at their addresses as shown in the Register.

     SECTION 5.8    Merger or Consolidation of Trustee.
                    ----------------------------------

     Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided such corporation shall be eligible under the provisions of Section 5.5, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

     SECTION 5.9    Claims Under the Agreement.
                    --------------------------

     All rights of action and claims under this Agreement instituted, prosecuted, enforced or defended by the Trustee shall be conducted in its own name or in its capacity as Trustee. Any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the common benefit of the Beneficiaries in respect of which such judgment has been recovered, subject to the provisions of Section 3.7 hereof.

     SECTION 5.10  Designated Beneficiaries.
                   ------------------------

     (a) Except as specifically provided in this Agreement, no Beneficiary shall have any right to vote or in any manner otherwise control the operation and management of the Trust or the obligations of the parties hereto, such right being herein reserved solely to the Designated Beneficiaries or, in the limited circumstances under Section 3.8, to the Managing Beneficiaries.

     (b) The Designated Beneficiaries shall have no right by virtue of any provisions of this Agreement to institute any suit, action, or proceeding in equity or at law upon or under or with respect to this Agreement, unless they previously shall have given to the Trustee a written notice of the action desired to be taken and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses, and liabilities to be incurred therein or thereby, and the Trustee, for 30 days after its receipt of such notice, request, and offer of indemnity, shall have neglected or refused to institute any such actions, suit, or proceeding. It is understood and intended, and expressly covenanted by each Beneficiary with every other Beneficiary and the Trustee, that no one or more Beneficiaries shall have any right in any manner whatever by availing itself or themselves of any provisions of this Agreement to affect, disturb, or prejudice the rights of any other Beneficiaries, or to obtain or seek to obtain priority over or preference to any other such Beneficiary, or to enforce any right under this Agreement, except in the manner herein provided and for the common benefit of all Beneficiaries, subject to the provisions of Section 3.7 hereof. For the protection and enforcement of the provisions of this Section, each and every Beneficiary and the Trustee shall be entitled to such relief as can be given either at law or in equity.

     (c) The Designated Beneficiaries make no representations as to the validity or sufficiency of the Trust Estate to satisfy any Unpaid Claims. No recourse shall be had by any Beneficiary or his or her successors and assigns for any claim based on any provision of this Agreement, including the LOC, against any of the Designated Beneficiaries in their individual capacity, and the Designated Beneficiaries shall not have any personal obligation, liability or duty whatsoever to any Beneficiary or his or her successors or assigns with respect to any such claim, and any such claim shall be asserted solely against the Trust.

     (d) The Designated Beneficiaries shall be under no obligation to exercise any of the rights or powers vested in them by this Agreement, or to institute, conduct or defend any litigation hereunder or in relation hereto, at the request, order or direction of any of the Beneficiaries, pursuant to the provisions of this Agreement, unless the Designated Beneficiaries concur in such request, order or direction and the remaining Beneficiaries shall have offered to the Designated Beneficiaries reasonable security or indemnity against the costs, expenses and liabilities which may he incurred therein or thereby.

     (e) The Designated Beneficiaries, in their representative capacity and not in their capacity as Beneficiaries, shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document given to them pursuant to this Agreement. The Designated Beneficiaries may consult with counsel and any opinion of counsel for the Designated Beneficiaries shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by them hereunder in good faith and in accordance with such opinion of counsel.

     (f) The Company shall protect, defend, indemnify and hold the Designated Beneficiaries forever harmless from and against any and all liabilities, demands, claims, actions, causes of action, assessments, losses, costs, damages or expenses, including attorneys' and accountants' fees in connection with any of their acts or omissions, in their representative capacity and not in their capacity as Beneficiaries, arising from or in connection with their exercise of, or failure to exercise, any of the rights and powers granted to them under this Agreement or as a result of or arising out of or by virtue of their status as Designated Beneficiaries; provided, however, the foregoing indemnity obligation of the Company shall not extend to actions brought, threatened or asserted against the Company by the Designated Beneficiaries in connection with the Trust or any other matter (other than actions brought solely to enforce the obligations of the Company under this indemnity). If the Company shall fail to keep and perform its indemnity obligations hereunder, the Designated Beneficiaries may give notice to the Trustee, in the form of Schedule 12 hereto, to indicate that the Company is in breach of its obligations under this Section 5.10 and requesting a draw on the LOC in the amount required to be reimbursed for any liabilities arising from such breach, the Trustee shall deliver a copy of such notice to the Company. Unless the Company, within thirty
(30) days after service of such notice, has delivered to the Trustee a signed release from the Designated Beneficiaries rescinding their earlier notice, then, on the thirty-first (31st) day after service of such notice, or the next Business Day if such day is not a Business Day, the Trustee shall draw on the LOC (if the LOC has not previously been drawn in full) in the amount of the notice from the Designated Beneficiaries and deposit the LOC Proceeds into the Trust Account. The Trustee shall promptly transfer funds in such amount from the Trust Account to the Payment Accounts of the Designated Beneficiaries as they shall jointly direct and distribute the funds in the Payment Accounts to the respective Designated Beneficiaries.


                                   ARTICLE VI

                                 MISCELLANEOUS
                                 -------------

     SECTION 6.1    Maintenance of Office or Agency.
                    -------------------------------

     The Trustee will maintain or cause to be maintained, in the City of Chicago, Illinois, an office or offices or agency or agencies where notices and demands to or upon the Trustee in respect of this Agreement may be served.

     SECTION 6.2    Death or Disability of a Beneficiary.
                    ------------------------------------

     The executor, administrator or legal representative of a Beneficiary, upon furnishing evidence of such authorized status to the Trustee, may give notices provided herein to the Trustee for the benefit of a Beneficiary who has become incompetent or disabled or for the benefit of a Beneficiary's estate within 180 days after the date of death of the Beneficiary. To establish the death of any Beneficiary, the Trustee shall rely on certified copies of death certificates or other official records.

     SECTION 6.3    Termination.
                    -----------

     The Trustee shall wind up the affairs of the Trust promptly after the LOC Termination Date and, at such time, the Trustee shall return the LOC to the LOC Issuer. The Trustee shall pay to the LOC Issuer any money held by it in the Trust Account that remains unclaimed at the time of termination of the Trust; after such amount is paid to the LOC Issuer, neither the Beneficiaries nor the Company shall be entitled to assert any claim against the Trust whatsoever for such money; and, at such time, the obligations and responsibilities created by the Agreement and the Trust created thereby shall terminate.

     SECTION 6.4    Amendment.
                    ---------

     (a) This Agreement may be amended from time to time by the Company with the prior written consent of the Designated Beneficiaries, to cure any ambiguity or correct or supplement any provisions herein or therein which may be inconsistent with any other provisions herein or therein, as the case may be, or to add any other provisions with respect to matters or questions arising under this Agreement which shall not be inconsistent with the provisions of this Agreement in any material respect; provided, however, that such action shall not, as evidenced by an opinion of counsel for the Trustee, adversely affect the interests of any Beneficiary.

     (b) Promptly after the execution of any amendment or consent pursuant to this Section 6.4, the Trustee shall furnish written notification of the substance of such amendment to each Beneficiary.

     (c) The Trustee may, but shall not be obligated to, enter into any such amendment which affects the Trustee's own rights, duties or immunities under this Agreement or otherwise.

     (d) Upon the execution of any amendment to this Agreement, this Agreement shall be modified in accordance therewith, and such amendment shall form a part of this Agreement for all purposes; and every Beneficiary shall be bound thereby.

     SECTION 6.5    Voting by Beneficiaries.
                    -----------------------

     Beneficiaries with surviving Contract Rights (a) may vote for replacements of Designated Beneficiaries, if after the death or disability of the last surviving Designated Beneficiary, no legal representative of such Designated Beneficiary is willing to serve as the Designated Beneficiary and (b) may tender written waivers of their rights for the purpose of determining the LOC Termination Date. For purposes of the Trust: Contract Rights with respect to Transition Benefits shall survive until the first Business Day after December 31, 1998; Contract Rights with respect to Stay Bonus Benefits shall terminate, with respect to each Beneficiary, on the date the Company furnishes Evidence of Payment to the Trustee of all Stay Bonus Benefits due to such Beneficiary according to the Schedule of Benefits or other written agreement between the Company and such Beneficiary furnished to the Trustee waiving such rights; Contract Rights with respect to Parachute Indemnity Benefits, Consulting Benefits and Life Insurance Benefits shall terminate solely at such time as all Beneficiaries entitled to the particular class of benefit have delivered a written waiver of such rights to the Trustee. For purposes of establishing the number of Beneficiaries voting on any matter, the original number of Beneficiaries listed on the Schedule of Benefits hereto shall constitute the total maximum number of votes. All legal heirs, representatives, successors and assigns of any Beneficiary shall in the aggregate be considered as a single vote. All Beneficiaries (other than Designated Beneficiaries acting in such capacity) without any remaining vested or contingent interest in Contract Benefits of any kind shall cease, as of such time, to be Beneficiaries of the Trust and shall not be entitled to vote on matters affecting the Trust.

     SECTION 6.6    Notices.
                    -------

     All communications and notices hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested), to the parties at the following address:

     If to the Trustee:

     33 N. LaSalle Street, 13th Floor
     Chicago, Illinois  60690
     Attention:  Corporate Trust Department

     If to the Company:

     ------------------------------

     ------------------------------

or at such other address for a party as specified by like notice, which shall be effective when sent as described above. All communications and notices pursuant hereto to a Beneficiary shall be in writing and delivered or mailed to the address shown in the Register.

     SECTION 6.7    Merger and Integration.
                    ----------------------

     Except as specifically stated otherwise herein, this Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement. This Agreement may not be modified, amended, waived, or supplemented except as provided herein.

     SECTION 6.8    Headings.
                    --------

     The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

     SECTION 6.9    Governing Law.
                    -------------

     This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois.

     SECTION 6.10  Counterparts.
                   ------------

     This Agreement may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

     SECTION 6.11  Examination of Trust Records.
                   ----------------------------

     The Company and any Beneficiary may examine the books and records maintained by the Trustee during normal business hours at the office of the Trustee upon compliance with the reasonable requirements of the Trustee.

     SECTION 6.12  Court Orders and Litigation.
                   ---------------------------

     In case any part of the Trust property shall be attached, garnished, or levied upon any court order, or the delivery thereof shall be stayed or enjoined by an order of court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, or any part thereof, the Trustee is hereby expressly authorized in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in case the Trustee obeys or complies with any such writ, order or decree it shall not be liable to any of the parties thereto or to any other person, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated. In the event that the Trustee becomes involved in litigation on account of the Trust property or this Agreement, it shall have the right to retain counsel and shall have a lien on the property deposited hereunder for the costs, attorneys' and solicitors' fees, charges, disbursements, and expenses in connection with such litigation; and shall be entitled to reimburse itself therefor out of the property deposited hereunder, and if it shall be unable to reimburse itself from the property deposited hereunder, the Company agrees to pay to the Trustee on demand, its reasonable charges, counsel and attorneys' fees, disbursements, and expenses in connection with such litigation.

     SECTION 6.13  Conflicting Demands,
                   -------------------

     In the event that conflicting demands are made upon the Trustee for any situation not addressed in this Agreement, the Trustee may withhold performance of this Agreement until such time as said conflicting demands shall have been withdrawn or the rights of the respective parties shall have been settled by court adjudication, arbitration, joint order or otherwise. The Trustee may accept notices substantially in the form of the schedules attached hereto and shall not require strict compliance with the forms of such notices as long as the interests of the Beneficiaries are adequately and effectively protected.

     IN WITNESS WHEREOF, the Company and Trustee have caused this Agreement to be executed by their respective officers thereunto duly authorized this ____ day of ______________________, 1995.

TRUSTEE:

By:     __________________________________________
        [Name]
        [Title]

Attest: __________________________________________
        [Name]
        [Title]

COMPANY:

By:     __________________________________________
        [Name]
        [Title]

Attest: __________________________________________
        [Name]
        [Title]

                                   SCHEDULE 1
                                   ----------

                                    THE LOC
                                    -------

Date:
Number:
Amount:  $U.S.:


Beneficiary:          On Behalf of:

Trustee               United Stationers Inc.
____________          _____________________
__________, Illinois  _____________________, IL  _____

                                         Stated Expiry

                                         [Insert Evergreen provisions]


Re:  USI EMPLOYEE BENEFITS TRUST
     ---------------------------

1. We hereby establish our irrevocable Letter of Credit in favor of ____________________________________, not in its individual capacity, but solely as Trustee of the USI Employee Benefits Trust (the "Trustee") created under the provisions of a Trust Agreement dated as of _____ __, 1995 between United Stationers Inc., a Delaware corporation (the "Company") and the Trustee (the "Trust Agreement"), for the account of the Company in
     the amount of ____________________________________ U.S. Dollars ($       )
     available by your draft(s) on us at sight. Each draft shall be substantially in the form of Exhibit "A" hereto. Partial drawings are permitted.

2.   Partial Reductions
     ------------------

     This Letter of Credit shall be reduced only when and to the extent of each draw by the Trustee and by amounts which we are instructed in writing by the Trustee to reduce this Letter of Credit.

3.   No right of set-off
     -------------------

     This Letter of Credit shall remain in effect without regard to any default in payments of sums owed us by the Company and without regard to any claims or right of set off which we may have against the Company.

4.   Expiration Notice
     -----------------

     This irrevocable Letter of Credit shall be automatically renewed without amendment for one year from the present or any future expiration date hereof unless at least sixty (60) days prior to such date we shall notify the Trustee by certified mail, return receipt requested, delivered to addressee only, that we are not renewing this Letter of Credit for any such additional period. Upon receipt by the Trustee of such notice that we are not renewing this

     Letter of Credit, the Trustee may continue to draw hereunder at any time before the expiration date up to an amount not exceeding the available amount of this Letter of Credit by means of your drafts on us in substantially the form of Exhibit "A" hereto.

     This Letter of Credit expires on ____________________, 1996, unless renewed as provided above.

5. This Letter of Credit shall remain in full force and effect notwithstanding any amendment to such Trust Agreement, and the Trustee is not required to furnish notice of any such amendment.

6. In the event the Trustee draws on this Letter of Credit in accordance with the terms hereof and we fail to honor said draft for any reason, we shall be liable for all of the Trustee's costs and expenses in enforcing this Letter of Credit including the Trustee's reasonable attorneys' fees.

This Irrevocable Letter of Credit is subject to the "Uniform Customs and Practice for Documentary Credit, the International Chamber of Commerce Publication #500 (Latest Revision)", except as herein and above modified.

                                   EXHIBIT A

                                ___________ Bank

                          Letter of Credit No. ______

                                     DRAFT


     PAY $_________________________ TO _________________________________, AS
TRUSTEE OF THE USI EMPLOYEE BENEFITS TRUST.

     _____________________________ (the "Trustee") hereby certifies as follows:
That this Draft is executed by:
_____________________________________________________________, whose title is
______________________ and who has full authority to execute this Draft; that it is made and delivered to obtain payment against ___________________ Bank, Letter of Credit Number ______________ dated _________________________________ for purposes of that certain trust (known as the USI Employee Benefits Trust) created under the provisions of a trust agreement dated as of _________, 1995 between United Stationers Inc., as settlor, and the Trustee.


                                    _________________________________________


                                    BY: _____________________________________

                                    ITS:_____________________________________


Dated: _________________________________

                                   SCHEDULE 2
                                   ----------

                             WAIVER OF TRUST RIGHTS
                             ----------------------

                                      Date

Trustee
__________________

__________________

               Re:  USI EMPLOYEE BENEFITS TRUST
                    WAIVER OF TRUST RIGHTS

               Beneficiary:  ___________________________

Ladies and Gentlemen:

     The undersigned is the above named Beneficiary (or his authorized legal representative or the administrator or executor for the deceased Beneficiary named above) of the USI Employee Benefits Trust created by that certain Trust Agreement dated as of __________, 1995, between United Stationers Inc. (the "Company") and ______________________ as Trustee.

     This notice constitutes the undersigned's express agreement to the termination of the trust created under the Trust Agreement and the release of the LOC. The undersigned hereby represents to the Trustee that it shall make no further claim for payment of any Contract Benefits against either the Company or the Trustee. The undersigned acknowledges that you will be relying on this waiver in order to release the LOC and terminate the trusts created under the Trust Agreement.

               Very Truly Yours,

               _______________________________________
               Print Name or Title:________________________

If signing for a Beneficiary, indicate the nature of your legal authority:

                                  SCHEDULE 3
                                  ----------
                             SCHEDULE OF BENEFITS
                             --------------------


I.   STAY BONUS BENEFITS
     -------------------

                                                     Total
     Officer Beneficiary:        Start Date:        Amount:
     --------------------        -----------        -------

     Jeffrey K. Hewson:                            $1,575,000

     Jerold A. Hecktman:                           $  492,050

     Steven R. Schwarz:                            $  678,227

     Robert H. Cornell:                            $  602,985

     Otis H. Halleen:                              $  589,210

     Ted A. Rzeszuto:                              $  511,297

     Ergin Uskup:                                  $  350,000
                                                   ----------

     Total:                                        $4,798,769

     Note: Stay Bonus Benefits are to be paid in accordance with the attached Exhibit A and Section 3.1(d).



II.  BASE SALARY PAYMENTS:
     ---------------------
     (payable in accordance with Sections 3.1(b) and (c))

     Officer Beneficiary:                         Base Salary:
     --------------------                         ------------

     Jeffrey K. Hewson:                            $26,666.68

     Jerold A. Hecktman:                           $11,083.33

     Steven R. Schwarz:                            $15,416.66

     Robert H. Cornell:                            $13,833.33

     Otis H. Halleen:                              $12,416.66

     Ted A. Rzeszuto:                              $11,250.00

     Ergin Uskup:                                  $14,583.34

                                  SCHEDULE 3
                                  ----------

                             SCHEDULE OF BENEFITS
                             --------------------



III. TRANSITION SERVICES PAYMENT:
     ----------------------------
     (payable in connection with Section 3.1(d)


     Beneficiary:
     ------------

     Jeffrey K. Hewson:                       $ 875,000.00


IV.  SEVERANCE BENEFITS
     ------------------

     Beneficiary:                Monthly Amount:     Maximum Amount:
     ------------                ---------------     ---------------

     Allen B. Kravis*:              $ 4,866.42         $1,002,900

     Ronald W. Weissman:            $32,640.00         $  163,200

     Patrick Murray:                $15,120.00         $   75,600

     Boyd E. Rice:                  $ 7,292.31         $   94,800

     Donald Bolke:                  $ 4,363.64         $  144,000

     Doyle Driskill:                $ 7,792.00         $   39,600

     Clarence R. Martin:            $12,000.00         $   12,000

     Peter E. McKinnon:             $ 4,984.62         $   64,800
                                                       ----------

     Total:                                            $1,596,900

     Note: Maximum amount is computed assuming payments commence in April, 1995 and will be adjusted if the Closing Date occurs in April or May, 1995.

     *Allen B. Kravis's initial severance payment will be $774,268.42, with 47 monthly payments of $4,866.42 thereafter.

     JOEL SPUNGIN
V.   CONSULTING BENEFITS                                  Amount:
     ---------------------------                          -------

     Closing Date - August, 1995                         $  183,333
     payable in equal monthly installments
     during such period

     September 1, 1995                                   $2,276,209
     payable in one lump sum

     The remaining annual amounts are each
     payable in equal monthly installments from             Annual
     September through August of each year                  Amount
     ------------------------------------------             ------

     September 1, 1996                                      533,495

     September 1, 1997                                      450,609

     September 1, 1998                                      450,609

     September 1, 1999                                      450,609

     September 1, 2000                                      450,609

     September 1, 2001                                      450,609

     September 1, 2002                                      429,828

     September 1, 2003                                      422,902

     September 1, 2004                                      422,902

     September 1, 2005                                      422,902

     TOTAL CONSULTING BENEFITS                           $6,944,616
                                                         ----------

                                  SCHEDULE 3
                                  ----------

                             SCHEDULE OF BENEFITS
                             --------------------

VI.  LIFE INSURANCE BENEFITS
     -----------------------

     Beneficiary:
     ------------

     Joel D. Spungin:

          Split-Dollar Life Insurance:                            $  166,550

          Group-Term Life Insurance (Conversion):                 $  615,000

          Survivor's Benefit:                                     $  400,000

     Allen B. Kravis:

          Split-Dollar Life Insurance:                            $   60,448

          Group-Term Life Insurance (Conversion):                 $   80,000
                                                                  ----------

     Total:                                                       $1,321,998

VII. TRANSITION BENEFITS
     -------------------

     A. Monthly Transition Benefits for the following Officer Medical Beneficiaries and Retiree Medical Beneficiaries and their covered
          Dependents:

     Officer Medical             Date of
     Beneficiaries:               Birth              Transition Benefits
     ---------------             --------            -------------------

                                                 Monthly:            Maximum:
                                                 --------            --------

     Robert H. Cornell:                           $2,700              $48,600

     Otis H. Halleen:                             $3,070              $55,260

     Jerold A. Hecktman:                          $2,700              $48,600

     Melvin L. Hecktman:                          $2,700              $48,600

     Jeffrey K. Hewson:                           $3,070              $55,260

     Allen B. Kravis:                             $3,070              $55,260

     James Pribel:                                $3,070              $55,260

     Steven R. Schwarz:                           $3,070              $55,260

     Ted A. Rzeszuto:                             $2,700              $48,600

     Ergin Uskup:                                 $2,700              $48,600

                                   SCHEDULE 3
                                   ----------

                              SCHEDULE OF BENEFITS
                              --------------------

     Retiree Medical                 Date of
     Beneficiary:                     Birth         Transition Benefits
     ---------------                 --------       -------------------

                                                Monthly:          Maximum:
                                                --------          --------

     Donald Bolke:                               $2,700          $   48,600

     Doyle Driskill:                             $2,700          $   48,600

     Patricia A. Beckman:             6/27/38    $2,310          $   41,580

     John V. Brandemarte:             1/15/36    $2,800          $   50,400

     Michael Collins:                 4/11/32    $2,310          $   41,580

     John V. Dektas:                  1/24/32    $2,310          $   41,580

     Ronald Gray:                      5/6/32    $2,800          $   50,400

     Thomas E. Joyce:                  2/3/31    $2,800          $   50,400

     Irene Kreishan:                  8/31/36    $2,310          $   41,580

     Tobie E. Kuppe:                  10/3/38    $2,310          $   41,580

     Paul Leimbeck:                   6/26/35    $2,800          $   50,400

     Virginia Locascio:               5/31/32    $2,800          $   50,400

     George Martel:                  11/21/31    $2,310          $   41,580

     Edwin Paulson:                    6/1/32    $2,800          $   50,400

     Theodore R. Peterson:            5/12/39    $2,800          $   50,400

     Phyllis E. Walden:               5/22/33    $2,310          $   41,580

     Ronald W. Weissman:              7/31/37    $2,310          $   41,580

     Jean M. Wolf:                   11/12/34    $2,800          $   50,400
                                                                 ----------

     Total:                                                      $1,352,340

                                  SCHEDULE 3
                                  ----------

                             SCHEDULE OF BENEFITS
                             --------------------

                                   Exhibit A

===============================================================================
                        Schedule of Stay Bonus Benefits
===============================================================================
                    Total
Officer           Stay Bonus           Initial       Subsequent      No. of
Beneficiary        Payment             Payment        Payments      Payments
- -------------------------------------------------------------------------------
Hewson            $1,575,000         $647,150.00     $26,510.00        36
- -------------------------------------------------------------------------------
Hecktman             492,050          219,681.13      11,842.13        24
- -------------------------------------------------------------------------------
Schwarz              678,227          302,801.84      16,322.84        24
- -------------------------------------------------------------------------------
Cornell              602,985          269,209.00      14,512.00        24
- -------------------------------------------------------------------------------
Halleen              589,210          263,059.46      14,180.46        24
- -------------------------------------------------------------------------------
Rzeszuto             511,297          228,274.34      12,305.34        24
- -------------------------------------------------------------------------------
Uskup*               350,000          151,820.73       8.616.49        24
===============================================================================

*Ergin Uskup's Total Stay Bonus Benefits, Initial Payment and Subsequent Payments shall be proportionately reduced by the amount of payments made to him during his initial Term of Employment.

                                   SCHEDULE 4
                                   ----------

                                  START NOTICE
                                  ------------

                                      Date

Trustee
__________________

__________________

               Re:  USI EMPLOYEE BENEFITS TRUST
                    START NOTICE

               Beneficiary:  ___________________________

Ladies and Gentlemen:

     The undersigned is the above named Beneficiary (or his authorized legal representative or the administrator or executor for the deceased Beneficiary named above) of the USI Employee Benefits Trust created by that certain Trust Agreement dated as of ________, 1995, between United Stationers Inc. (the "Company") and American National Bank and Trust Company of Chicago, as Trustee. Capitalized terms used but not defined in this Notice shall have the meaning ascribed to such terms in the Beneficiary's Employment Agreement with the Company.

_____[check one] The undersigned hereby represents and warrants that his Term of Employment with the Company has terminated under such circumstances as entitle him to commence receiving Stay Bonus Benefits. The Stay Bonus Start Date is ___________________. Please commence distributions to me of my Stay Bonus Benefits.

OR:

_____[check one] The undersigned hereby represents and warrants that either his Term of Employment has been terminated for cause by the Company and he has delivered his Notice Denying Cause or, after his having delivered a Notice of Good Reason to the Company, he has voluntarily terminated the Term of Employment either (i) before 30 days has elapsed following his delivery of such notice or
(ii) after a Notice Denying Good Reason has been delivered to him by the Company. Enclosed are true and correct copies of my Notice Denying Cause or the Company's Notice Denying Good Reason, as applicable.

     As required by the Trust Agreement, please forward this Start Notice to the Company.

               Very Truly Yours,

               ________________________________________
               Print Name or Title:________________________

If signing for a Beneficiary, indicate the nature of your legal authority:

                                  SCHEDULE 4A
                                  -----------

                              HEWSON START NOTICE
                              -------------------

                                      Date

Trustee
__________________

__________________

               Re:  USI EMPLOYEE BENEFITS TRUST
                    START NOTICE

               Beneficiary:  Jeffrey K. Hewson

Ladies and Gentlemen:

     The undersigned is the above named Beneficiary (or his authorized legal representative or the administrator or executor for the deceased Beneficiary named above) of the USI Employee Benefits Trust created by that certain Trust Agreement dated as of ________, 1995, between United Stationers Inc. (the "Company") and American National Bank and Trust Company of Chicago, as Trustee. Capitalized terms used but not defined in this Notice shall have the meaning ascribed to such terms in the Beneficiary's Employment Agreement with the Company.

     The undersigned hereby represents and warrants that all of the conditions precedent to his eligibility for receipt of Stay Bonus Benefits have been met and that he is entitled to receive his Stay Bonus Benefits. The Stay Bonus Start Date is ___________________.


     As required by the Trust Agreement, please forward this Start Notice to the Company.

               Very Truly Yours,

               _______________________________________
               Print Name or Title:________________________

If signing for a Beneficiary, indicate the nature of your legal authority:

                                   SCHEDULE 5
                                   ----------

                                 DISPUTE NOTICE
                                 --------------

                                      Date

Trustee
__________________

__________________

               Re:  USI EMPLOYEE BENEFITS TRUST
                    DISPUTE NOTICE

               Beneficiary:  ___________________________

Ladies and Gentlemen:

     Reference is made to the USI Employee Benefits Trust created by that certain Trust Agreement dated as of ________, 1995, between United Stationers Inc. (the "Company") and American National Bank and Trust Company of Chicago, as Trustee.

     The Beneficiary named above has submitted a start notice to set the date for commencing the distribution of Stay Bonus Benefits. The Company disputes that such Beneficiary is entitled to receive Stay Bonus Benefits. Pursuant to
Section 3.1(c) of the Trust Agreement, please distribute three times the Base Salary Payment to such Beneficiary pending settlement of this dispute [NOT APPLICABLE TO HEWSON].


                         UNITED STATIONERS INC.


                         By:________________________________

                                   SCHEDULE 6
                                   ----------

                            HEWSON STAY BONUS NOTICE
                            ------------------------

                                      Date

Trustee
__________________

__________________

               Re:  USI EMPLOYEE BENEFITS TRUST
                    MEDICAL CLAIM NOTICE

               Beneficiary:  Jeffrey K. Hewson

Ladies and Gentlemen:

     The undersigned is the above named Beneficiary (or his authorized legal representative or the administrator or executor for the deceased Beneficiary named above) of the USI Employee Benefits Trust created by that certain Trust Agreement dated as __________, 1995, between United Stationers Inc. (the "Company") and ______________________ as Trustee.

     This notice is submitted pursuant to Section 3.1(c)(v) of the Trust Agreement.

     Notwithstanding that the Company has submitted a Dispute Notice regarding my claim for Stay Bonus Benefits, you are hereby notified that ny Stay Bonus Start Date shall be ________________. Please make distributions to me of my Stay Bonus Benefits commencing on the first day of the month following the month in which this notice is served in accordance with such Section 3.1(c)(v).


               Very Truly Yours,

               ________________________________________
               Print Name or Title:________________________

If signing for a Beneficiary, indicate the nature of your legal authority:

                                   SCHEDULE 7
                                   ----------

                              MEDICAL CLAIM NOTICE
                              --------------------

                                      Date

Trustee
__________________

__________________

               Re:  USI EMPLOYEE BENEFITS TRUST
                    MEDICAL CLAIM NOTICE

               Beneficiary:  ___________________________

Ladies and Gentlemen:

     The undersigned is the above named Beneficiary (or his authorized legal representative or the administrator or executor for the deceased Beneficiary named above) of the USI Employee Benefits Trust created by that certain Trust Agreement dated as __________, 1995, between United Stationers Inc. and ______________________ as Trustee.

     This notice is submitted pursuant to Section [3.1(f)] or [3.1(g)] of the Trust Agreement.

     [Attached are medical bills for which a distribution is requested to permit the undersigned to make payment.]

     [Attached is Evidence of Payment concerning Covered Medical Expenses for which a distribution is requested to reimburse the undersigned].


     The total amount of such medical bills or covered in the Evidence of Payment is $_____________. Accordingly, please draw on the LOC in the such amount and make a distribution to the undersigned in such amount.


               Very Truly Yours,

               ________________________________________
               Print Name or Title:________________________

If signing for a Beneficiary, indicate the nature of your legal authority:

                                   SCHEDULE 8
                                   ----------

                             REQUEST FOR INDEMNITY
                             ---------------------

                                      Date

Trustee
__________________

__________________

               Re:  USI EMPLOYEE BENEFITS TRUST
                    REQUEST FOR INDEMNITY

               Beneficiary:  Joel D. Spungin

Ladies and Gentlemen:

     The undersigned is the above named Beneficiary (or his authorized legal representative or the administrator or executor for the deceased Beneficiary named above) of the USI Employee Benefits Trust created by that certain Trust Agreement dated as _________, 1995, between United Stationers Inc. and ______________________ as Trustee.

     This notice and the accompanying tax opinion from _______________________, serving as my accountant in this matter, constitutes the undersigned's Request for Indemnity described in Section 3.2(a) of the Trust Agreement.

     As required by the Trust Agreement, please forward a copy of the Request for Indemnity to the Company.

               Very Truly Yours,

               ________________________________________
               Print Name or Title:________________________

If signing for a Beneficiary, indicate the nature of your legal authority:

                                   SCHEDULE 9
                                   ----------

                          SPUNGIN INDEMNITY AGREEMENT
                          ---------------------------


     This Indemnity Agreement ("Agreement") is made this __ day of ___________, ______ between United Stationers Inc., a Delaware corporation [or its legal successor] and United Stationers Supply Co., an Illinois corporation [or its legal successor] (collectively, the "Company") and Joel D. Spungin ("Spungin"), a resident of 2050 Partridge Lane, Highland Park, Illinois.

                                    RECITALS
                                    --------

     A. Spungin was employed by the Company pursuant to a certain Amended and Restated Employment and Consulting Agreement dated as of April 15, 1993 (the "Spungin Agreement"). Spungin has become entitled to certain payments or benefits pursuant to the terms of the Spungin Agreement or other plan, arrangement or agreement with the Company, as set forth on Exhibit "A" hereto (the "Payments"). The Internal Revenue Service has asserted that all or a portion of the Payments are subject to the tax (the "Excise Tax") imposed by
Section 4999 [or any successor provision of the Internal Revenue Code of 1986, as amended], as appears from a proposed assessment by the Internal Revenue Service of the Excise Tax on part or all of the Payments, as described in the notice attached as Exhibit "B" hereto.

     B. The Company has agreed, pursuant to Section 16(b) of the Employment Agreement, that if the Payments become subject to the Excise Tax, then the Company shall pay to Spungin the "Gross-Up Payment" (as defined in Section 16(b) of the Spungin Agreement) with respect to the Excise Tax.

     C. The Company has elected under Section 16(d) of the Spungin Agreement to undertake, at its sole expense, the defense and settlement of any proposed assessment by the Internal Revenue Service of the Excise Tax on such Payments.

     NOW THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are herein acknowledged by the parties hereto, Spungin and the Company agree as follows:

     1. Undertaking to Defend. The Company hereby undertakes in accordance with Section 16(d) of the Spungin Agreement, the defense and settlement of the proposed assessment by the Internal Revenue Service of the Excise Tax on the Payments (the "Assessment"). The Company shall retain attorneys, accountants and other professionals, at its sole cost and expense. At its sole cost and expense, and in good faith and upon the advice of counsel and such other professionals as the Company shall retain, the Company shall contest, defend, litigate and settle the Assessment, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable, provided that at least ten (10) days prior to any settlement, it gives written notice to Spungin of its intention to settle. The Company shall reimburse Spungin for the attorneys' fees and other expenses he incurs from time to time in coordinating with the Company the defense of the proposed Assessment, forthwith following presentation to the Company of itemized bills for said attorneys' fees and other expenses.

     2. Indemnification. The Company, pursuant to Section 16(d) of the Spungin Agreement, shall protect, defend, indemnify and hold Spungin forever harmless from and against the Excise Tax on the Payments and the payments pursuant to this Agreement and any federal, state and local income taxes (determined pursuant to the last sentence of Recital paragraph B. upon payments pursuant to this Agreement and any and all liabilities, demands, claims, actions, causes of action, assessments, losses, costs, damages or expenses, including attorneys' and accountants' fees in connection with any thereof, and any interest and penalties sustained by Spungin as a result of or arising out of or by virtue of the Company's undertaking.

     3. Security. The Company has established with American National Bank and Trust Company of Chicago, as trustee, the USI Employee Benefits Trust (the "Trust") pursuant to a Trust Agreement dated as __________, 1995 (the "Trust Agreement"). The Company acknowledges that in the event it shall fail to keep and perform all of the obligations and duties set forth herein including, without limitation, the indemnification and hold harmless and diligent legal defense of Spungin as called for herein, then Spungin at any time thereafter shall have the right to require the trustee of the Trust to draw on the letter of credit held by such trustee pursuant to the provisions of the Trust Agreement up to the amount of Four Million Dollars ($4,000,000) and to pay such amount to Spungin.

     4.   Miscellaneous.
          -------------

     (a) This Agreement, the Spungin Agreement, as amended, and the Exhibits attached hereto, contains the entire agreement between the parties in connection with these transactions, and there are no oral or parol agreements, representations or inducements existing between the parties relating to these transactions which are not expressly set forth herein and covered hereby. This Agreement may not be modified except by written agreement signed by all of the parties hereto.

     (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives, administrators, successors, successors in interest and assigns.

     (c) This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.


     IN WITNESS WHEREOF, the Company and Spungin have executed this Indemnity Agreement as of the date first above written.

                      ------------------------------------

                      ------------------------------------

                                  SCHEDULE 10
                                  -----------

                NOTICE OF BREACH OF SPUNGIN INDEMNITY AGREEMENT
                -----------------------------------------------

                                      Date

Trustee
__________________

__________________

               Re:  USI EMPLOYEE BENEFITS TRUST
                    NOTICE OF BREACH

               Beneficiary:  Joel D. Spungin

Ladies and Gentlemen:

     The undersigned is the above named Beneficiary (or his authorized legal representative or the administrator or executor for the deceased Beneficiary named above) of the USI Employee Benefits Trust created by that certain Trust Agreement dated as ________, 1995, between United Stationers Inc. (the "Company") and American National Bank and Trust Company of Chicago, as Trustee.

     This constitutes the undersigned's notice permitted under Section 3.2(b) of the Trust Agreement. The Internal Revenue Service has issued a notice stating in effect that an Excise Tax is due and payable. Either (a) the Company has declined to continue the defense of the assessment of the Excise Tax pursuant to the Spungin Indemnity Agreement or (b) a final order by a court of competent jurisdiction has been entered confirming the assessment (the time for appeal therefrom having expired and no appeal having been perfected). Following the occurrence of the events described above, the Company has failed to pay amounts due under the Spungin Indemnity Agreement to the undersigned.

     The undersigned states that the total amount due him in respect of Parachute Indemnity Benefits is $______________________ and requests the Trustee to draw on the LOC in such amount.

     As required by the Trust Agreement, please forward this Notice to the Company.


               Very Truly Yours,

               ________________________________________
               Print Name or Title:________________________

If signing for a Beneficiary, indicate the nature of your legal authority:

                                  SCHEDULE 11
                                  -----------

           RESCISSION OF BREACH NOTICE RE SPUNGIN INDEMNITY AGREEMENT
           ----------------------------------------------------------

                                      Date

Trustee
__________________

__________________

               Re:  USI EMPLOYEE BENEFITS TRUST
                    RESCISSION OF NOTICE OF BREACH

               Beneficiary:  Joel D. Spungin

Ladies and Gentlemen:

     The undersigned is the above named Beneficiary (or his authorized legal representative or the administrator or executor for the deceased Beneficiary named above) of the USI Employee Benefits Trust created by that certain Trust Agreement dated as of_______, 1995, between United Stationers Inc. (the "Company") and American National Bank and Trust Company of Chicago, as Trustee.

     This notice constitutes the undersigned's rescission of its notice dated _______________ notifying you that the Company was in breach of its obligations arising under the Spungin Indemnity Agreement.


     As required by the Trust Agreement, please forward this Notice to the Company.


               Very Truly Yours,

               ________________________________________
               Print Name or Title:________________________

If signing for a Beneficiary, indicate the nature of your legal authority:

                                  SCHEDULE 12
                                  -----------

            REQUEST FOR INDEMNIFICATION OF DESIGNATED BENEFICIARIES
            -------------------------------------------------------

                                      Date

Trustee
__________________

__________________


     Re:  USI EMPLOYEE BENEFITS TRUST
          REQUEST FOR INDEMNIFICATION OF DESIGNATED BENEFICIARIES
          -------------------------------------------------------


Ladies and Gentlemen:

     The undersigned are the Designated Beneficiaries of the USI Employee Benefits Trust created by that certain Trust Agreement dated as _________, 1995, between United Stationers Inc. (the "Company") and American National Bank and Trust Company of Chicago, as Trustee.

     This notice constitutes the notice permitted under Section 5.10(f) of the Trust Agreement to advise you that the undersigned have incurred or are about to incur liabilities concerning which the Company has failed to reimburse the undersigned or provide indemnities with respect thereto in form and substance acceptable to the undersigned. Accordingly, subject to the conditions set forth below, the undersigned hereby instruct you to draw on the LOC or pay from existing Trust Funds held by you the sum of $________________ to the undersigned in the following manner:

     Please immediately deliver this notice to the Company and, unless you are in receipt of a signed waiver from the undersigned rescinding this notice within thirty (30) days after the date hereof, you are to proceed to carry out the draw on the LOC and/or payout from Trust Funds authorized above without further notice or delay.


               Very Truly Yours,


          Designated Beneficiary:   ____________________________

          Designated Beneficiary:   ____________________________

          Designated Beneficiary:   ____________________________

                                                                      EXHIBIT F

                                TRUST AGREEMENT

                                    between

                            UNITED STATIONERS INC.,

                                  as settlor,

                                      AND

              AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO,

            not in its individual capacity but solely as Trustee of

                           USI BONUS BENEFITS TRUST,

                          Dated as of __________, 1995

     THIS TRUST AGREEMENT ("Agreement") is made as of the ____ day of _____, 1995 [the day preceding the date on which the tender closes] between United Stationers Inc., a Delaware corporation (the "Company"), as settlor, and American National Bank and Trust Company of Chicago, not in its individual capacity but solely as trustee (herein, together with its permitted successors in the trusts hereunder, called the "Trustee").

     WHEREAS, the Board of Directors of the Company has approved the merger of Associated Holdings, Inc., a Delaware corporation ("AHI"), into the Company (the "Merger"), pursuant to which the Company will be the surviving corporation; and

     WHEREAS, certain of the employees of the Company participate in the Company's Executive Bonus Plan and Management Incentive Plan and are eligible to receive bonus and incentive payments made by the Company on or about October 15th of each year; and

     WHEREAS, pursuant to the Agreement and Plan of Merger between Associated Holdings, Inc. and the Company dated as of February 13, 1995 (the "Merger Agreement"), the bonus and incentive payments to be paid on or about October 15, 1995 to the employees of the Company participating in the Company's Executive Bonus Plan and Management Incentive Plan have now been agreed upon; and

     WHEREAS, to secure the provision to such employees of their respective bonus and incentive payments, the Company or AHI has caused the LOC (hereinafter defined) to be issued to the Trustee; and

     WHEREAS, the Company and the Trustee desire to specify the terms and conditions pursuant to which the Trust shall hold the LOC and manage other security from time to time comprising the Trust Estate;

     NOW THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, the Company and the Trustee agree as follows:


                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

     SECTION 1.1  General.
                  -------

     For the purpose of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the terms defined in this Agreement include the plural as well as the singular, the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, and Section references refer to Sections and subsections of this Agreement. Other terms not defined in this Article are defined elsewhere in this Agreement.

     SECTION 1.2  Specific Terms.
                  --------------

     "Aggregate EBP Amount" means the aggregate of the EBP Amounts payable to the Beneficiaries, as set forth on the Schedule of Benefits.

     "Aggregate MIP Amount" means the aggregate of the MIP Amounts payable to the Beneficiaries, as set forth on the Schedule of Benefits.

     "Aggregate MIP Tail Amount" means the aggregate of the MIP Tail Amounts which may become payable to the Beneficiaries, as set forth on the Schedule of Benefits.

     "Agreement" means this Trust Agreement as originally executed and, if from time to time supplemented or amended by one or more amendments entered into pursuant to the applicable provisions hereof, as so supplemented or amended.

     "Beneficiary" means an individual listed in the Schedule of Benefits, except as expressly herein otherwise provided.

     "Business Day" means any day other than (a) a Saturday or a Sunday, or (b) another day on which banking institutions in Chicago, Illinois or New York, New York, are authorized or obligated by law, executive order, or governmental decree to be closed.

     "Closing Date" means the closing date as defined in the Merger Agreement.

     "Company" means United Stationers Inc., a Delaware corporation, its successors and assigns.

     "Designated Beneficiaries" means Joel D. Spungin and Melvin L. Hecktman, and, if one of them should die or become disabled, his respective legal representative.

     "EBP" means the Executive Bonus Plan of the Company.

     "EBP Amount" means, for each Beneficiary, the amount payable to such Beneficiary under the EBP, as set forth on the Schedule of Benefits.

     "Eligible Investments" means any of the following obligations or securities, to the extent permitted by law, on which neither the Company nor any of its affiliates is an obligor: (a) Government Obligations with a maturity of not more than 360 days; (b) interest bearing deposit accounts (which may be represented by certificates of deposit or time deposits) constituting direct obligations of any Qualifying Institution, which obligations are fully insured as to principal by either the Bank Insurance Fund or the Savings Association Insurance Fund, each administered by the Federal Deposit Insurance Corporation or, if not so insured, are fully collateralized with Government Obligations (provided, any such Government Obligations must be held by a trustee who is not the provider of the collateral or by any Federal Reserve Bank or Depositary as custodian for the institution issuing such deposits, and such trustee shall have a perfected lien in the Government Obligations serving as collateral, and such collateral shall be free of all third party liens); and (c) interests in any money market fund or trust, the investments of which are restricted to obligations described in clauses (a) or (b) of this definition, provided that such trust or money market fund is rated at the time of purchase in any of the two highest rating categories for unit investment trusts or money market funds by at least two Rating Agencies.

     "Eligible Issuer" means The Chase Manhattan Bank, National Association, and, if not such bank, then any other depositary institution or trust company organized under the laws of the United States or any one of the states thereof, which may include the Trustee and its affiliates, so long as any of the foregoing at all times has a rating for investment purposes of not less than "A" or "P-1" by Moody's or "A" or "A-1" by S&P or "A" or "F-1" by Fitch or a comparable rating by another Rating Agency, meeting the following criteria: (a) its capital and surplus are in excess of $200,000,000, (b) its deposits are insured to the full extent permitted by law by the Federal Deposit Insurance Corporation and (c) it is subject to supervision and examination by Federal or state authorities. If such depository institution publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then the combined capital and surplus of such corporation shall be deemed to surplus as set forth in its most recent report of condition so published.

     "Eligible Trustee" means American National Bank and Trust Company of Chicago, any institution capable of serving as an Eligible Issuer or any trustee selected by the Company with the approval of the Designated Beneficiaries.

     "Fitch" means Fitch Investors Service, a corporation organized and existing under the laws of the State of Delaware, its successors and their assigns.

     "Government Obligations" means the direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed as to full and timely payment by the full faith and credit of, the United States of America.

     "LOC" means an irrevocable, unconditional letter of credit issued by an Eligible Issuer, substantially in the form of Schedule 1 hereto, in an amount
                                              ----------
equal to the LOC Amount.

     "LOC Amount" means initially $_____ million and thereafter the outstanding amount under the LOC from time to time after giving effect to the provisions of Sections 3.2 and 3.3.

     "LOC Draw Event" means (a) the Trustee receives written notice or an opinion of counsel to the effect that there is a threat of a failure of the LOC Issuer to honor drafts on the LOC presented by the Trustee arising from the purported subjection of LOC Proceeds to the jurisidiction of any bankruptcy trustee in proceedings involving the Company or the pending or threatened insolvency or failure of the LOC Issuer or (b) the Trustee receives written notice or an opinion of counsel to the effect that a Sale or Merger Transaction has occurred.

     "LOC Issuer" means the depository institution or trust company issuing the LOC from time to time held by the Trustee pursuant to this Agreement.

     "LOC Proceeds" means the amounts from time to time paid to the Trustee by the LOC Issuer as a result of draws made on the LOC.

     "LOC Termination Date" means the the date occurring five (5) days after the Trustee shall have drawn on the LOC and deposited LOC Proceeds in the Trust Account equal to the Aggregate EBP Amount, the Aggregate MIP Amount and that portion of the Aggregate MIP Tail Amount due to Beneficiaries, as certified by the Company or the Designated Beneficiaries under Section 3.1 hereof.

     "Managing Beneficiaries" shall have the meaning set forth in Section
3.6(b).

     "MIP" means the Management Incentive Plan of the Company.

     "MIP Amount" means, for each Beneficiary, the amount payable to such Beneficiary under the MIP, as set forth on the Schedule of Benefits.

     "MIP Tail Amount" means, for each Beneficiary entitled thereto, the amount deemed payable to such Beneficiary under the MIP, as set forth on the Schedule of Benefits, if such Beneficiary is certified by the Company or the Designated Beneficiaries to the Trustee under Section 3.1 hereof as eligible to receive such benefits.

     "Moody's" shall mean Moody's Investors Service, Inc., a corporation organized and existing under the laws of the State of Delaware, its successors and their assigns.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust or unicorporated organization.

     "Plan of Liquidation" means a plan (including by operation of law) that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously) (i) the sale, lease, conveyance or other disposition of all or substantially all of the assets of the referent Person otherwise than as an entirety or substantially as an entirety and (ii) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of the referent Person to the holders of the capital stock, shares, interests, participations, rights in or other equivalents of the referent Person.

     "Rating Agency" shall mean Fitch or Moody's or S&P, or any other recognized national credit rating agency of comparable standing, which provides a rating for any specified Investment Securities or Qualifying Institution.

     "Record Date" means August 31, 1995.

     "Register" means the list to be maintained by the Trustee containing the names, mailing addresses and telephone numbers of the Beneficiaries, their spouses and dependents.

     "Reinvestment Income" means any interest or other earnings earned on all or part of the Trust Estate.

     "Sale or Merger Transaction" means a single transaction or series of transactions pursuant to which the Company consolidates or merges with or into any Person, or sells, assign, transfers, leases, conveys or otherwise disposes of (or causes or permits any of the Company's Subsidiaries to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's and its Subsidiaries' assets (determined on a consolidated basis) to any Person, or adopts a Plan of Liquidation and, as a result of such transaction or series of transactions: (a) the Company is not the surviving or continuing corporation or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person who acquires by conveyance, transfer or lease the properties of the Company substantially as an entity or, in the case of a Plan of Liquidation, or Person to which assets of the Company have been transferred, is not a corporation organized and validly existing under the laws of the United States of America or any State thereof and/or fails to expressly assume, by written instrument (in form and substance satisfactory to the Designated Beneficiaries), executed and delivered to the Trustee, the due and punctual payment of all obligations and performance of all covenants under the Merger Agreement, EBP, MIP, Spungin Agreement, the Employment Agreements and this Trust Agreement on the part of the Company to be performed and observed. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the assets of one or more of the Subsidiaries of the Company, the capital stock of which constitutes all or substantially all of the assets of the Company, shall be deemed to be a transfer of all or substantially all of the assets of the Company.

     "S&P" shall mean Standard & Poor's Corporation, a corporation organized and existing under the laws of the State of New York, its successors and their assigns.

     "Schedule of Benefits" means the schedule attached hereto as Schedule 2
                                                                  ----------
which, for purposes of this Agreement, lists the Beneficiaries and the amounts of their respective EBP Amounts, MIP Amounts and possible MIP Tail Amounts.

     "Subsidiary" of any Person means (a) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person or (b) any other Person (other than a corporation) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, have at least a majority ownership interest.

     "Trust" means the USI Bonus Benefits Trust established pursuant to the terms of this Agreement.

     "Trust Account" means the trust account established by the Trustee pursuant to Section 2.4(a) hereof.

     "Trust Funds" means, at any time, the amount of funds in the Trust Account including any Reinvestment Income thereon.

     "Voting Stock" means, with respect to any Person, securities of any class or classes of capital stock in such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the board of directors of other govering body of such Person.

                                   ARTICLE II

                          TRUST ESTATE; BANK ACCOUNTS
                          ---------------------------

     SECTION 2.1    Declaration of Irrevocable Trust.
                    --------------------------------

     The Trust created hereby is irrevocable. The Company hereby waives, releases and discharges all right, power and authority to revoke this Agreement and the Trust hereby created, or to amend or supplement its terms, except as expressly provided for in Section 6.3 hereof. The Trustee hereby declares that, in accordance with the provisions hereof, the Trustee shall hold, manage, invest and distribute all of the assets now or hereafter constituting the Trust Estate in trust for the benefit of the Beneficiaries and shall perform the duties herein required to the best of its ability to the end that the interests of the Beneficiaries may be adequately and effectively protected.

     SECTION 2.2    The LOC.
                    -------

     The Trustee acknowledges its acceptance, simultaneously with the execution and delivery of this Agreement, of the LOC and declares that it will hold the LOC and the balance of the Trust Estate for the benefit of the Beneficiaries in accordance with the provisions hereof. The Trust Estate shall consist of all of the following: (a) all rights and benefits accruing to the Trust under this Agreement and the LOC; (b) all amounts from time to time on deposit in the Trust Account and Payment Accounts (as defined in Section 2.4(a) below; (c) all Reinvestment Income; and (d) all proceeds of the foregoing.

     SECTION 2.3    Conservation of Trust Estate.
                    ----------------------------

     The Trustee shall have no power to vary or sell the rights, privileges and assets constituting the Trust Estate or to carry on any business involving such assets. The rights and duties specified for the Trustee herein are granted solely for the purpose of protecting and conserving the assets constituting the Trust Estate.

     SECTION 2.4    Trust Account and Payment Accounts.
                    ----------------------------------

     (a) On or before [the date the tender closes], the Trustee shall open and maintain the a trust account for the receipt of LOC Proceeds and Reinvestment Income (the "Trust Account"). On or before the date that funds will be deposited in, and for as long as funds remain in, the Trust Account, the Trustee shall open and maintain separate trust accounts, each designated to a particular Beneficiary (individually, a "Payment Account" and collectively, the "Payment Accounts").

     (b) The Trust Account and Payment Accounts shall be maintained in the name of, and at the sole control of, the Trustee for the benefit of the Beneficiaries. The Trustee shall hold all amounts deposited into the Trust Account and Payment Accounts under this Agreement for the benefit of the Beneficiaries until distribution of any such amounts is accomplished under this Agreement. The amounts on deposit in the Trust Account and Payment Accounts (i) may be maintained as subaccounts of a single master or concentration account if required or deemed appropriate by the Trustee for investment, administrative or settlement purposes and (ii) may be commingled for investment, administrative or settlement purposes so long as the amounts required to be on deposit in such subaccounts are credited to the proper subaccounts.

                                  ARTICLE III

                    PAYMENT OF EBP, MIP AND MIP TAIL AMOUNTS
                    ----------------------------------------

     SECTION 3.1    Certification of Beneficiaries for MIP Tail Amount.
                    --------------------------------------------------

     (a) Each Beneficiary listed on the Schedule of Benefits as eligible to receive an MIP Tail Amount shall become entitled to receive an MIP Tail Amount, unless the Company, on or before October 1, 1995, certifies to the Trustee that such Beneficiary either (i) was not employed by the Company on the Record Date,
(ii) was not involuntarily terminated by the Company after the "Change in Control" (as defined in the MIP) or (iii) did not terminate his employment with the Company by reason of "Total and Permanent Disability" (as defined in the MIP) or death on or after the Change in Control.

     (b) If the Company certifies that any Beneficiaries indicated on the Schedule of Benefits to be eligible to receive an MIP Tail Amount are not entitled to receive such MIP Tail Amount, then, with respect to the Beneficiaries not so certified, the Designated Beneficiaries may conduct an inquiry, and, at their option, may certify one or more of such Beneficiaries as eligible to receive an MIP Tail Amount by notice to the Trustee on or before October 10, 1995. The Trustee shall promptly furnish a copy of the Designated Beneficiaries' certification to the Company.

     SECTION 3.2    Draws on the LOC.
                    ----------------

     On October 16, 1995, the Trustee shall draw on the LOC in an amount equal to the Aggregate EBP Amount, the Aggregate MIP Base Amount and that portion of the Aggregate MIP Tail Amount due to Beneficiaries, as certified by the Company or the Designated Beneficiaries under Section 3.1 above, and deposit the LOC Proceeds in the Trust Account. The Trustee shall then promptly transfer from the Trust Account to each Beneficiary's Payment Account an amount, for each Beneficiary as set forth on the Schedule of Benefits, equal to such Beneficiary's (i) EBP Amount, (ii) MIP Amount and (iii) MIP Tail Amount, if such Beneficiary was certified to be entitled to his MIP Tail Amount, and then distribute the funds in the Payment Accounts to the Beneficiaries thereof.

     SECTION 3.3    Reductions to the LOC Amount.
                    ----------------------------

     (a) The initial amount of the LOC shall be $________________ and shall reduce by the amount of any draws on the LOC.

     (b) Effective as of the LOC Termination Date, the Trustee shall instruct the LOC Issuer to reduce the LOC Amount to zero and shall cancel the LOC and return it to the LOC Issuer.

     SECTION 3.4    LOC Draw Event.
                    --------------

     If, prior to October 16, 1995, an LOC Draw Event shall occur, the Trustee shall draw on the LOC within three (3) Business Days (but in any event on or before October 16, 1995). After drawing on the LOC, the Trustee shall deposit the LOC Proceeds in the Trust Account. If the Trustee has so drawn on the LOC, then the Trustee, on October 16, 1995, shall transfer Trust

Funds in the Trust Account to the Payment Accounts and pay out to Beneficiaries their respective EBP Amounts, MIP Amounts and MIP Tail Amounts, as set forth on the Schedule of Benefits.

     SECTION 3.5    Insufficiency of Trust Estate.
                    -----------------------------

     The Trustee shall attempt to make all distributions of Trust Funds in accordance with the procedures set forth in this Agreement. If at any time the Trustee, after making all permitted draws on the LOC, is unable to pay from Trust Funds all amounts which have become payable to Beneficiaries or other parties, then the remaining Trust Funds shall be paid pro rata to all Beneficiaries in the proportion which each Beneficiary's respective EBP Amount, MIP Amount and MIP Tail Amount, taken together, bear to the sum of the Aggregate EBP Amount, Aggregate MIP Amount and Aggregate MIP Tail Amount.

     SECTION 3.6    Remedies If Draw is Dishonored.
                    ------------------------------

     (a) In case any draw on the LOC is dishonored, the Trustee, in its discretion may proceed to protect and enforce its rights and the rights of the Beneficiaries under this Agreement by a suit, action or proceeding in equity or at law or otherwise, whether for the specific performance of any covenant or agreement contained in this Agreement or in aid of the execution of any power granted in this Agreement or for the enforcement of any other legal, equitable or other remedy, as the Trustee, being advised by counsel, shall deem most effectual to protect and enforce any of the rights of the Trustee or the Beneficiaries.

     (b) In case any draw on the LOC is dishonored, those Beneficiaries desiring the Trustee to take action to enforce and conserve the Trust Estate, shall offer to provide the Trustee such reasonable indemnity as the Trustee may require against the costs, expenses, and liabilities to be incurred (as estimated by the Trustee) by instituting any suit, action, or proceeding in equity or at law upon or under or with respect to the LOC. Each such Beneficiary shall subscribe for the estimated costs, expenses and liabilities likely to be incurred by the Trustee in the ratio which its share of any expected recovery bears to the entire recovery, as agreed among such Beneficiaries, or in the absence of such agreement, as decided by the Trustee in its discretion without liability of any kind to the Beneficiaries for such decision. Upon establishing the pro rata shares for the Trustee's indemnity and the payment of any amounts or furnishing of such security as may be required by the Trustee, such Beneficiaries shall constitute the "Managing Beneficiaries", each with a vote in proportion to its subscribed share of the Trustee's indemnity (all votes totalling 100%). Actions of the Trustee authorized by the Managing Beneficiaries shall require a 51% vote of the Managing Beneficiaries.

     (c) In case any draw on the LOC is dishonored, the Managing Beneficiaries with aggregate votes of 51% or more shall have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee; provided, however, that, subject to Section 5.1, the Trustee shall have the right to decline to follow any direction if the Trustee, being advised by counsel, determines that the action so directed may not lawfully be taken, or if the Trustee in good faith determines that the action so directed would be illegal or involve it in personal liability or be unduly prejudicial to the rights of Beneficiaries not parties to such direction; and provided further that nothing in this Agreement shall impair the right of the Trustee to take any action deemed proper by the Trustee and which is not inconsistent with such direction by the Managing Beneficiaries.

                                   ARTICLE IV

                             ACCOUNTING AND REPORTS
                             ----------------------

     SECTION 4.1    Investment of Trust Funds.
                    -------------------------

     The Trustee shall invest any funds deposited in the Trust Account in Eligible Investments in such manner as will most conveniently ensure access to Trust Funds when needed for distributions as directed in writing by the Designated Beneficiaries. The Trustee shall have no duty to maximize investment returns.

     SECTION 4.2    Manner of Making Distributions.
                    ------------------------------

     All distributions to Beneficiaries shall be made by checks sent by first class United States mail, postage prepaid, to the addresses appearing on the Register. Upon the execution of this Agreement, the Company has furnished the initial Register to the Trustee. The Designated Beneficiaries are authorized to provide notices to the Trustee advising of changed addresses for any of the Beneficiaries. Upon recipt of such notice, the Trustee shall make the corresponding changes in the Register.

     SECTION 4.3    Tax Returns.
                    -----------

     The Trustee shall prepare or shall cause to be prepared any tax returns required to be filed by the Trust and such returns shall be filed by the Trustee. In no event shall the Trustee be liable for any liabilities, costs or expenses of the Trust or the Beneficiaries under any tax law, including without limitation Federal, state or local income or excise taxes or any other tax imposed on or measured by income (or any interest or penalty with respect thereto or arising from a failure to comply therewith).


                                   ARTlCLE V

                                  THE TRUSTEE
                                  -----------

     SECTION 5.1    Duties of Trustee; Standard of Care.
                    -----------------------------------

     The Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Agreement. The Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise, as a prudent corporate trustee under a trust indenture. No provision of this Agreement shall be construed to relieve the Trustee from liability for its own gross negligent action, its own gross negligent failure to act or its own wilful misconduct; provided, however, that:

     (1) The duties and obligations of the Trustee shall be determined solely by the express provisions of this Agreement, the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee and, in the absence of bad faith on the part of the Trustee, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and conforming to the requirements of this Agreement;

     (2) The Trustee shall not be personally liable for an error of judgment made in good faith by the Trustee, unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts or in performing its duties;

     (3) The Trustee shall not be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction, as provided under the terms of this Agreement, of the Designated Beneficiaries relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Agreement, except that the enforcement of remedies pursuant to Section 3.6 shall be directed by the Managing Beneficiaries as therein provided; and

     (4) The Trustee shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if there is reasonable ground for believing that the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

     SECTION 5.2    Certain Matters Affecting the Trustee.
                    -------------------------------------

     (a) The Trustee, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee which are specifically required to be furnished pursuant to any provision of this Agreement, shall examine them to determine whether they conform as to form to the requirements of this Agreement. The Trustee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal bond or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

     (b) The Trustee may consult with counsel and any opinion of counsel for the Trustee shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such opinion of counsel.

     (c) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement, or to institute, conduct or defend any litigation hereunder or in relation hereto, at the request, order or direction of any of the Beneficiaries, pursuant to the provisions of this Agreement, unless the Designated Beneficiaries concur in such request, order or direction and shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which may he incurred therein or thereby.

     (d) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing so to do by the Designated Beneficiaries; provided, however, that if the payment within a reasonable time to the Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee, not reasonably assured to the Trustee by the security afforded to it by the terms of this Agreement, the Trustee may require reasonable indemnity against such cost, expense or liability as a condition to so proceeding.

     (e) The Trustee may execute any of the trusts or powers hereunder or perform any duties as Trustee hereunder either directly or by or through agents or attorneys or a custodian and shall not be liable for any acts or omissions of such agents, attorneys or custodians if appointed by it with due care hereunder.

     SECTION 5.3    Trustee Not Liable for Unpaid Claims.
                    ------------------------------------

     The Trustee makes no representations as to the validity or sufficiency of the Trust Estate to pay the Aggregate EBP, Aggregate MIP and Aggregate MIP Tail to the Beneficiaries. No recourse shall be had for any claim based on any provision of this Agreement, including the LOC, against American National Bank and Trust Company of Chicago in its individual capacity, and American National Bank and Trust Company of Chicago shall not have any personal obligation, liability or duty whatsoever to any Beneficiary or any other person with respect to any such claim, and any such claim shall be asserted solely against the Trust, except for such liability as is finally determined to have resulted from its own gross negligence or willful misconduct.

     SECTION 5.4    Trustees' Compensation.
                    ----------------------

     (a) As compensation for its services hereunder, the Company shall pay to the Trustee a base fee of $______________ upon execution of this Agreement and shall also pay the following fees and expenses of the Trustee (in addition to the base fee):

          (i) except as otherwise expressly provided herein, all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any provision of this Agreement (including the reasonable compensation and the expenses and disbursements of its agents and counsel) except any such expense, disbursement or advance as may be attributable to its gross negligence or wilful misconduct;

          (ii) any loss, liability or expense incurred by Trustee without gross negligence or wilful misconduct on its part, arising out of or in connection with the acceptance or administration of this Trust and its duties hereunder, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder.

     (b) If the other fees and expenses of the Trustee herein provided to be paid by the Company are not so paid, they shall be payable out of the Trust Estate, and if Trust Funds are insufficient to pay amounts then due the Trustee, the Trustee shall draw on the LOC in an amount sufficient to pay amounts then due and permitted to be reimbursed from the Trust Estate.

     SECTION 5.5    Eligibility Requirements for Trustee.
                    ------------------------------------

     The Trustee hereunder shall at all times be an Eligible Trustee. In case at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 5.5, the Trustee shall resign immediately in the manner and with the effect specified in Section 5.6.

     SECTION 5.6    Resignation or Removal of Trustee.
                    ---------------------------------

     The Trustee may at any time resign and be discharged from the trusts hereby created by giving written notice thereof to the Designated Beneficiaries and the Company, provided such notice is given on or before September 1, 1995. Upon receiving such notice of resignation, the Designated Beneficiaries shall promptly appoint a successor Trustee by written instrument. If no successor Trustee shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor Trustee.

     If at any time the Trustee shall cease to be eligible in accordance with the provisions of Section 5.5 and shall fail to resign after written request therefor by the Designated Beneficiaries, or if at any time the Trustee shall be legally unable to act, or shall be adjudged a bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then the Trustee or any Beneficiary on behalf of itself and all others similarly situated may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

     Any resignation or removal of the Trustee and appointment of a successor trustee pursuant to any of the provisions of this Section 5.6 shall not become effective until acceptance of appointment by the successor Trustee as provided in Section 5.7.

     SECTION 5.7    Successor Trustee.
                    -----------------

     Any successor Trustee appointed as provided in Section 5.6 shall execute, acknowledge and deliver to its predecessor Trustee an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as Trustee. The predecessor Trustee shall deliver or cause to be delivered to the successor Trustee the LOC and any related documents and statements held by it hereunder; and the successor Trustee and predecessor Trustee shall execute and deliver such instruments and do such other things as may reasonably be required for fully and certain vesting and confirming in the successor Trustee all such rights, powers, duties and obligations.

     No successor Trustee shall accept appointment as provided in this Section
5.7 unless at the time of such acceptance such successor Trustee shall be eligible under the provisions the provisions of Section 5.5.

     Upon acceptance of appointment by a successor Trustee as provided in this
Section 5.7, the successor Trustee shall mail notice of such succession to the Beneficiaries at their addresses as shown in the Register.

     SECTION 5.8    Merger or Consolidation of Trustee.
                    ----------------------------------

     Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided such corporation shall be eligible under the provisions of Section 5.5, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

     SECTION 5.9    Claims Under the Agreement.
                    --------------------------

     All rights of action and claims under this Agreement instituted, prosecuted, enforced or defended by the Trustee shall be conducted in its own name or in its capacity as Trustee. Any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the benefit of the Beneficiaries in respect of which such judgment has been recovered, in accordance with their respective interests in the Trust Estate.

     SECTION 5.10  Designated Beneficiaries.
                   ------------------------

     (a) Except as specifically provided in this Agreement, no Beneficiary shall have any right to vote or in any manner otherwise control the operation and management of the Trust or the obligations of the parties hereto, such right being herein reserved solely to the Designated Beneficiaries or, in the limited circumstances under Section 3.6, to the Managing Beneficiaries.

     (b) The Designated Beneficiaries shall have no right by virtue of any provisions of this Agreement to institute any suit, action, or proceeding in equity or at law upon or under or with respect to this Agreement, unless they previously shall have given to the Trustee a written notice of the action desired to be taken and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses, and liabilities to be incurred therein or thereby, and the Trustee, for thirty (30) days after its receipt of such notice, request, and offer of indemnity, shall have neglected or refused to institute any such actions, suit, or proceeding. It is understood and intended, and expressly covenanted by each Beneficiary with every other Beneficiary and the Trustee, that no one or more Beneficiaries shall have any right in any manner whatever by availing itself or themselves of any provisions of this Agreement to affect, disturb, or prejudice the rights of any other Beneficiaries, or to obtain or seek to obtain priority over or preference to any other such Beneficiary, or to enforce any right under this Agreement, except in the manner herein provided and for the benefit of all Beneficiaries, in accordance with their respective interests in the Trust Estate. For the protection and enforcement of the provisions of this Section, each and every Beneficiary and the Trustee shall be entitled to such relief as can be given either at law or in equity.

     (c) The Designated Beneficiaries make no representations as to the validity or sufficiency of the Trust Estate to pay the Aggregate EBP, Aggregate MIP and Aggregate MIP Tail to the Beneficiaries. No recourse shall be had by any Beneficiary or his successors and assigns for any claim based on any provision of this Agreement, including the LOC, against any of the Designated Beneficiaries in their individual capacity, and the Designated Beneficiaries shall not have any personal obligation, liability or duty whatsoever to any Beneficiary or his successors or assigns with respect to any such claim, and any such claim shall be asserted solely against the Trust.

     (d) The Designated Beneficiaries shall be under no obligation to exercise any of the rights or powers vested in them by this Agreement, or to institute, conduct or defend any litigation hereunder or in relation hereto, at the request, order or direction of any of the Beneficiaries, pursuant to the provisions of this Agreement, unless the Designated Beneficiaries concur in such request, order or direction and the remaining Beneficiaries shall have offered to the Designated Beneficiaries reasonable security or indemnity against the costs, expenses and liabilities which may he incurred therein or thereby.

     (e) The Designated Beneficiaries, in their representative capacity and not in their capacity as Beneficiaries, shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document given to them pursuant to this Agreement. The Designated Beneficiaries may consult with counsel and any opinion of counsel for the Designated Beneficiaries shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by them hereunder in good faith and in accordance with such opinion of counsel.

     (f) The Company shall protect, defend, indemnify and hold the Designated Beneficiaries forever harmless from and against any and all liabilities, demands, claims, actions, causes of action, asssessments, losses, costs, damages or expenses, including attorneys' and accountants' fees in connection with any of their acts or omissions, in their representative capacity and not in their capacity as Beneficiaries, arising from or in connection with their exercise of, or failure to exercise, any of the rights and powers granted to them under this Agreement or as a result of or arising out of or by virtue of their status as Designated Beneficiaries; provided, however, the foregoing indemnity obligation of the Company shall not extend to actions brought, threatened or asserted against the Company by the Designated Beneficiaries in connection with the Trust or any other matter (other than actions brought solely to enforce the obligations of the Company under this indemnity). If the Company shall fail to keep and perform its indemnity obligations hereunder, the Designated Beneficiaries may give notice to the Trustee to indicate that the Company is in breach of its obligations under this Section 5.10 and requesting a draw on the LOC in the amount required to be reimbursed for any liabilities arising from such breach, the Trustee shall deliver a copy of such notice to the Company. Unless the Company, within thirty (30) days after service of such notice, has delivered to the Trustee a signed release from the Designated Beneficiaries rescinding their earlier notice, then, on the thirty-first (31st) day after service of such notice, or the next Business Day if such day is not a Business Day, the Trustee shall draw on the LOC (if the LOC has not previously been drawn in full) in the amount of the notice from the Designated Beneficiaries and deposit the LOC Proceeds into the Trust Account. The Trustee shall promptly transfer funds in such amount from the Trust Account to the Payment Accounts of the Designated Beneficiaries as they shall jointly direct and distribute the funds in the Payment Accounts to the respective Designated Beneficiaries.


                                   ARTICLE VI

                                 MISCELLANEOUS
                                 -------------

     SECTION 6.1    Maintenance of Office or Agency.
                    -------------------------------

     The Trustee will maintain or cause to be maintained, in the City of Chicago, Illinois, an office or offices or agency or agencies where notices and demands to or upon the Trustee in respect of this Agreement may be served.

     SECTION 6.2    Termination.
                    -----------

     The Trustee shall wind up the affairs of the Trust promptly after the LOC Termination Date and, at such time, the Trustee shall return the LOC to the LOC Issuer. The Trustee shall pay to the LOC Issuer any money held by it in the Trust Account that remains unclaimed at the time of termination of the Trust; and, at such time, the obligations and responsibilities created by the Agreement and the Trust created thereby shall terminate.

     SECTION 6.3    Amendment.
                    ---------

     (a) This Agreement may be amended from time to time by the Company with the prior written consent of the Designated Beneficiaries, to cure any ambiguity or correct or supplement any provisions herein or therein which may be inconsistent with any other provisions herein or therein, as the case may be, or to add any other provisions with respect to matters or questions arising under this Agreement which shall not be inconsistent with the provisions of this Agreement in any material respect; provided, however, that such action shall not, as evidenced by an opinion of counsel for the Trustee, adversely affect the interests of any Beneficiary.

     (b) Promptly after the execution of any amendment or consent pursuant to this Section 6.3, the Trustee shall furnish written notification of the substance of such amendment to each Beneficiary.

     (c) The Trustee may, but shall not be obligated to, enter into any such amendment which affects the Trustee's own rights, duties or immunities under this Agreement or otherwise.

     (d) Upon the execution of any amendment to this Agreement, this Agreement shall be modified in accordance therewith, and such amendment shall form a part of this Agreement for all purposes; and every Beneficiary shall be bound thereby.

     SECTION 6.4    Voting by Beneficiaries.
                    -----------------------

     For purposes of establishing the number of Beneficiaries voting on any matter, the original number of Beneficiaries listed on the Schedule of Benefits hereto shall constitute the total maximum number of votes. All legal heirs, representatives, successors and assigns of any Beneficiary shall in the aggregate be considered as a single vote.

     SECTION 6.5    Notices.
                    -------

     All communications and notices hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (reurn receipt requested), to the parties at the following address:

     If to the Trustee:

     33 N. LaSalle Street, 13th Floor
     Chicago, Illinois  60690
     Attention:  Corporate Trust Administration

     If to the Company:

     ------------------------------

     ------------------------------

or at such other address for a party as specified by like notice, which shall be effective when sent as described above. All communications and notices pursuant hereto to a Beneficiary shall be in writing and delivered or mailed to the address shown in the Register.

     SECTION 6.6    Merger and Integration.
                    ----------------------

     Except as specifically stated otherwise herein, this Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement. This Agreement may not be modified, amended, waived, or supplemented except as provided herein.

     SECTION 6.7    Headings.
                    --------

     The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

     SECTION 6.8    Governing Law.
                    -------------

     This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois.

     SECTION 6.9    Counterparts.
                    ------------

     This Agreement may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

     SECTION 6.10   Examination of Trust Records.
                    ----------------------------

     The Company and any Beneficiary may examine the books and records maintained by the Trustee during normal business hours at the office of the Trustee upon compliance with the reasonable requirements of the Trustee.

     SECTION 6.11   Court Orders and Litigation.
                    ---------------------------

     In case any part of the Trust property shall be attached, garnished, or levied upon any court order, or the delivery thereof shall be stayed or enjoined by an order of court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, or any part thereof, the Trustee is hereby expressly authorized in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in case the Trustee obeys or complies with any such writ, order or decree it shall not be liable to any of the parties thereto or to any other person, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated. In the event that the Trustee becomes involved in litigation on account of the Trust property or this Agreement, it shall have the right to retain counsel and shall have a lien on the property deposited hereunder for the costs, attorneys' and solicitors' fees, charges, disbursements, and expenses in connection with such litigation; and shall be entitled to reimburse itself therefor out of the property deposited hereunder, and if it shall be unable to reimburse itself from the property deposited hereunder, the Company agrees to pay to the Trustee on demand, its reasonable charges, counsel and attorneys' fees, disbursements, and expenses in connection with such litigation.

     SECTION 6.12  Conflicting Demands,
                   -------------------

     In the event that conflicting demands are made upon the Trustee for any situation not addressed in this Agreement, the Trustee may withhold performance of this Agreement until such time as said conflicting demands shall have been withdrawn or the rights of the respective parties shall have been settled by court adjudication, arbitration, joint order or otherwise.

     IN WITNESS WHEREOF, the Company and Trustee have caused this Agreement to be executed by their respective officers thereunto duly authorized this ____ day of ______________________, 1995.

TRUSTEE:  AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO


By:     __________________________________________
        [Name]
        [Title]


Attest: __________________________________________
        [Name]
        [Title]


COMPANY:  UNITED STATIONERS INC.


By:     __________________________________________
        [Name]
        [Title]


Attest: __________________________________________
        [Name]
        [Title]

                                   SCHEDULE 1
                                   ----------

                                    THE LOC
                                    -------

Date:
Number:
Amount:  $U.S.:


Beneficiary:          On Behalf of:

Trustee               United Stationers Inc.
__________
__________, Illinois  _____________________, IL  _____

                                 Stated Expiry

                                 [Insert 1 year after Tender Offer]


Re:  USI BONUS BENEFITS TRUST
     ------------------------

1. We hereby establish our irrevocable Letter of Credit in favor of ____________________________________, not in its individual capacity, but solely as Trustee of the USI Bonus Benefits Trust (the "Trustee") created under the provisions of a Trust Agreement dated as of ________, 1995 between United Stationers Inc., a Delaware corporation (the "Company") and the Trustee (the "Trust Agreement"), for the account of the Company in the
     amount of _______________________________________ U.S. Dollars ($         )
     available by your draft(s) on us at sight. Each draft shall be substantially in the form of Exhibit "A" hereto. Partial drawings are permitted.

2.   Partial Reductions
     ------------------

     This Letter of Credit shall be reduced only when and to the extent of each draw by the Trustee and by amounts which we are instructed in writing by the Trustee to reduce this Letter of Credit.

3.   No right of set-off
     -------------------

     This Letter of Credit shall remain in effect without regard to any default in payments of sums owed us by the Company and without regard to any claims or right of set off which we may have against the Company.

4. This Letter of Credit shall remain in full force and effect notwithstanding any amendment to such Trust Agreement, and the Trustee is not required to furnish notice of any such amendment.

5. In the event the Trustee draws on this Letter of Credit in accordance with the terms hereof and we fail to honor said draft for any reason, we shall be liable for all of the Trustee's costs and expenses in enforcing this Letter of Credit including the Trustee's reasonable attorneys' fees.

This Irrevocable Letter of Credit is subject to the "Uniform Customs and Practice for Documentary Credit, the International Chamber of Commerce Publication #500 (Latest Revision)", except as herein and above modified.

                                   EXHIBIT A

                                ___________ Bank

                          Letter of Credit No. ______

                                     DRAFT


     PAY $_________________________ TO _________________________________, AS
TRUSTEE OF THE USI BONUS BENEFITS TRUST.

     _____________________________ (the "Trustee") hereby certifies as follows:
That this Draft is executed by: ______________________________________________, whose title is ______________________ and who has full authority to execute this Draft; that it is made and delivered to obtain payment against ____________ _______ Bank, Letter of Credit Number ______________ dated _____________________
for purposes of that certain trust (known as the USI Bonus Benefits Trust) created under the provisions of a trust agreement dated as of _________, 1995 between United Stationers Inc., as settlor, and the Trustee.


                                    _________________________________________


                                    BY: _____________________________________

                                    ITS:_____________________________________


Dated: _________________________________

                                   SCHEDULE 2
                                   ----------

                              SCHEDULE OF BENEFITS
                              --------------------

Beneficiaries                 EBP                MIP               MIP TAIL
- -------------                 ---                ---               --------

                                                                       EXHIBIT G
                                                                       ---------

                                _________ Bank

                           Letter of Credit No. ___

                                     DRAFT


      PAY $________________________ TO _______________________, AS TRUSTEE OF
THE USI EMPLOYEE BENEFITS TRUST.

      _____________________________ (the "Trustee") hereby certifies as follows:
That this Draft is executed by:_________________________________________, whose title is _______________________ and who has full authority to execute this Draft; that it is made and delivered to obtain payment against ________________ Bank, Letter of Credit Number ______________ dated ________________ for purposes of that certain trust (known as the USI Employee Benefits Trust) created under the provisions of a trust agreement dated as of ________, 1995 between United Stationers Inc., as settlor, and the Trustee.


                                                       _________________________


                                                       BY: ________________

                                                       ITS: _______________


Dated: _____________________

                                   SCHEDULE 1
                                   ----------

                                    THE LOC
                                    -------

Date:
Number:
Amount:  $U.S.:


Beneficiary:          On Behalf of:

Trustee               United Stationers Inc.
____________          _____________________
__________, Illinois  _____________________, IL  _____

                                         Stated Expiry

                                         [Insert Evergreen provisions]


Re:  USI EMPLOYEE BENEFITS TRUST
     ---------------------------

1. We hereby establish our irrevocable Letter of Credit in favor of ____________________________________, not in its individual capacity, but solely as Trustee of the USI Employee Benefits Trust (the "Trustee") created under the provisions of a Trust Agreement dated as of _____ __, 1995 between United Stationers Inc., a Delaware corporation (the "Company") and the Trustee (the "Trust Agreement"), for the account of the Company in
     the amount of ____________________________________ U.S. Dollars ($       )
     available by your draft(s) on us at sight. Each draft shall be substantially in the form of Exhibit "A" hereto. Partial drawings are permitted.

2.   Partial Reductions
     ------------------

     This Letter of Credit shall be reduced only when and to the extent of each draw by the Trustee and by amounts which we are instructed in writing by the Trustee to reduce this Letter of Credit.

3.   No right of set-off
     -------------------

     This Letter of Credit shall remain in effect without regard to any default in payments of sums owed us by the Company and without regard to any claims or right of set off which we may have against the Company.

4.   Expiration Notice
     -----------------

     This irrevocable Letter of Credit shall be automatically renewed without amendment for one year from the present or any future expiration date hereof unless at least sixty (60) days prior to such date we shall notify the Trustee by certified mail, return receipt requested, delivered to addressee only, that we are not renewing this Letter of Credit for any such additional period. Upon receipt by the Trustee of such notice that we are not renewing this

     Letter of Credit, the Trustee may continue to draw hereunder at any time before the expiration date up to an amount not exceeding the available amount of this Letter of Credit by means of your drafts on us in substantially the form of Exhibit "A" hereto.

     This Letter of Credit expires on ____________________, 1996, unless renewed as provided above.

5. This Letter of Credit shall remain in full force and effect notwithstanding any amendment to such Trust Agreement, and the Trustee is not required to furnish notice of any such amendment.

6. In the event the Trustee draws on this Letter of Credit in accordance with the terms hereof and we fail to honor said draft for any reason, we shall be liable for all of the Trustee's costs and expenses in enforcing this Letter of Credit including the Trustee's reasonable attorneys' fees.

This Irrevocable Letter of Credit is subject to the "Uniform Customs and Practice for Documentary Credit, the International Chamber of Commerce Publication #500 (Latest Revision)", except as herein and above modified.

                                   EXHIBIT A

                                ___________ Bank

                          Letter of Credit No. ______

                                     DRAFT


     PAY $_________________________ TO _________________________________, AS
TRUSTEE OF THE USI EMPLOYEE BENEFITS TRUST.

     _____________________________ (the "Trustee") hereby certifies as follows:
That this Draft is executed by:
_____________________________________________________________, whose title is
______________________ and who has full authority to execute this Draft; that it is made and delivered to obtain payment against ___________________ Bank, Letter of Credit Number ______________ dated _________________________________ for purposes of that certain trust (known as the USI Employee Benefits Trust) created under the provisions of a trust agreement dated as of _________, 1995 between United Stationers Inc., as settlor, and the Trustee.


                                    _________________________________________


                                    BY: _____________________________________

                                    ITS:_____________________________________


Dated: _________________________________

                                                               EXHIBIT H
                                                               ---------

                                __________ Bank

                          Letter of Credit No. _____

                                     DRAFT

     PAY $______________________________ TO ______________________________, AS
TRUSTEE OF THE USI BONUS BENEFITS TRUST.

     _______________ (the "Trustee") hereby certifies as follows: That this Draft is executed by: ________________________________________________, whose title is ______________ and who has full authority to execute this Draft; that it is made and delivered to obtain payment against _______________ Bank, Letter of Credit Number ________________ dated ____________________ for purposes of that certain trust (known as the USI Bonus Benefits Trust) created under the provisions of a trust agreement dated as of _____________, 1995 between United Stationers Inc., as settlor, and the Trustee.

                                       _______________________________________

                                       BY: ______________________

                                       ITS: _____________________

DATED: ______________________

                                   SCHEDULE 1
                                   ----------

                                    THE LOC
                                    -------

Date:
Number:
Amount:  $U.S.:


Beneficiary:          On Behalf of:

Trustee               United Stationers Inc.
__________
__________, Illinois  _____________________, IL  _____

                                 Stated Expiry

                                 [Insert 1 year after Tender Offer]


Re:  USI BONUS BENEFITS TRUST
     ------------------------

1. We hereby establish our irrevocable Letter of Credit in favor of ____________________________________, not in its individual capacity, but solely as Trustee of the USI Bonus Benefits Trust (the "Trustee") created under the provisions of a Trust Agreement dated as of ________, 1995 between United Stationers Inc., a Delaware corporation (the "Company") and the Trustee (the "Trust Agreement"), for the account of the Company in the
     amount of _______________________________________ U.S. Dollars ($         )
     available by your draft(s) on us at sight. Each draft shall be substantially in the form of Exhibit "A" hereto. Partial drawings are permitted.

2.   Partial Reductions
     ------------------

     This Letter of Credit shall be reduced only when and to the extent of each draw by the Trustee and by amounts which we are instructed in writing by the Trustee to reduce this Letter of Credit.

3.   No right of set-off
     -------------------

     This Letter of Credit shall remain in effect without regard to any default in payments of sums owed us by the Company and without regard to any claims or right of set off which we may have against the Company.

4. This Letter of Credit shall remain in full force and effect notwithstanding any amendment to such Trust Agreement, and the Trustee is not required to furnish notice of any such amendment.

5. In the event the Trustee draws on this Letter of Credit in accordance with the terms hereof and we fail to honor said draft for any reason, we shall be liable for all of the Trustee's costs and expenses in enforcing this Letter of Credit including the Trustee's reasonable attorneys' fees.

This Irrevocable Letter of Credit is subject to the "Uniform Customs and Practice for Documentary Credit, the International Chamber of Commerce Publication #500 (Latest Revision)", except as herein and above modified.

                                   EXHIBIT A

                                ___________ Bank

                          Letter of Credit No. ______

                                     DRAFT


     PAY $_________________________ TO _________________________________, AS
TRUSTEE OF THE USI BONUS BENEFITS TRUST.

     _____________________________ (the "Trustee") hereby certifies as follows:
That this Draft is executed by: ______________________________________________, whose title is ______________________ and who has full authority to execute this Draft; that it is made and delivered to obtain payment against ____________ _______ Bank, Letter of Credit Number ______________ dated _____________________
for purposes of that certain trust (known as the USI Bonus Benefits Trust) created under the provisions of a trust agreement dated as of _________, 1995 between United Stationers Inc., as settlor, and the Trustee.


                                    _________________________________________


                                    BY: _____________________________________

                                    ITS:_____________________________________


Dated: _________________________________

                                                                  EXHIBIT I
                                             VALUATION RESEARCH CORPORATION


                                                   Form of Solvency Opinion
                                                                     Page 1




[   ], 1995

Associated Holdings, Inc. ("Holdings"), a Delaware corporation and its wholly owned subsidiary Associated Stationers, Inc. ("ASI"), a Delaware corporation, and their Boards of Directors

and

United Stationers Inc. ("United"), a Delaware corporation and its wholly owned subsidiary United Stationers Supply Co. ("Supply"), an Illinois corporation, and their Boards of Directors

and

Wingate Partners, L.P. ("Wingate")

and

The Lenders party to the Credit Agreement (the "Credit Agreement") dated as of [February ], 1995 by and among Holdings, ASI, United, Supply, the Lenders and The Chase Manhattan Bank (National Association) as agent ("Agent") for the Lenders

and

The Senior Subordinated Lenders party to the Senior Subordinated Bridge Loan Agreement (the "Senior Subordinated Bridge Loan Agreement") dated as of
[February  ], 1995 by and among [to follow] and the [Senior Subordinated   ]
Lenders

Ladies and Gentlemen:

This letter is provided by Valuation Research Corporation ("Valuation") reporting the performance of certain limited procedures at the request of the Agent to assist in complying with conditions under the Credit Agreement, the Senior Subordinated Bridge Loan Agreement and the Merger Agreement. Capitalized terms defined in the Credit Agreement are used herein as defined therein unless defined herein.

                                                 VALUATION RESEARCH CORPORATION



                                                      Form of Solvency Opinion
                                                                        Page 2

We understand that pursuant to the Tender Offer Documents, Holdings has made a Tender Offer to purchase for cash up to 92.5% of the issued and outstanding United Shares (at a price per share not to exceed $15.50). Following the purchase of a sufficient percentage of the United Shares, it is contemplated that Holdings will merge with and into United with the result that United will be the surviving corporation (the "Guarantor"). Simultaneously, ASI will merge with and into Supply, with the result that Supply will be the surviving corporation (the "Company" and, together with the Guarantor, the "Obligors").

We further understand that the total uses of funds associated with the Mergers is estimated at approximately $[ ] million. Of this total (i) approximately $[ ] million represents cash purchase price to United's stockholders and buyout of options; (ii) approximately $[ ] million to repay existing indebtedness; and
(iii) approximately $[ ] million in transaction fees and expenses.

The financial accommodations made available to the Obligors under the Credit Agreement during the period from and including the Tender Offer Closing Date to and including the Tender Offer Loan Commitment Termination Date will consist of $420.0 million under the Tender Offer Term Loan Facility and $80.0 million under the Tender Offer Revolving Credit Facility.

Financial accommodations made available to the Obligors under the Credit Agreement from and including the Merger Date will include (i) $200.0 million of Term Loans consisting of the Tranche A Term Loan, a $125.0 million five-year term loan with quarterly payments maturing on the Quarterly Date falling on or nearest to the fifth anniversary of the Merger Date, and the Tranche B Term Loan, a $75.0 million seven-year term loan with quarterly repayments maturing on the Quarterly Date falling on or nearest to seventh anniversary of the Merger Date; and (ii) up to $300.0 million of Revolving Credit Loans maturing on the Quarterly Date falling on or nearest to the fifth anniversary of the Merger Date, for working capital purposes and Letters of Credit, of which
approximately $[   ] million will be drawn on at the Merger Date.

The financial accommodations made available to the Company under the Senior Subordinated Bridge Loan Agreement from and including the Tender Offer Closing Date will consist of $130.0 million aggregate principal amount of Senior Subordinated Bridge Loans [more description of the Bridge Loans and Take-Out Notes to follow].

The remaining funds are provided by [Wingate] in the form of a [$12.0] million equity capital contribution to the Company. The cash purchase by the Guarantor of up to 92.5% of the issued and outstanding United Shares and the completion of the Mergers (together, the "Acquisition"), the [$12.0] million equity contribution, the borrowing contemplated by the Senior Subordinated Bridge Loan Agreement and the borrowings contemplated by the Credit Agreement are collectively referred to as the "Transaction".

                                                  VALUATION RESEARCH CORPORATION

                                                        Form of Solvency Opinion
                                                                          Page 3

Pursuant to our understanding of the above, Valuation has been asked to provide its opinion (the "Opinion") as of [Tender Offer Closing Date/Merger Date],* that
(a) immediately after and giving effect to the borrowings under the Tender Offer Loans and the Senior Subordinated Bridge Loans subsequent to the acquisition of a sufficient number of United Shares to enable Holdings to effect the Mergers:

      (i) The Present Fair Saleable Value and Fair Market Value of the respective assets of Holdings, ASI, United and Supply, on a stand alone and consolidated basis, will be greater than their respective Stated Liabilities, Identified Contingent Liabilities and obligations with respect to the New Financing;

     (ii) Holdings, ASI, United and Supply will each, on a stand alone and consolidated basis, be able to pay their respective Stated Liabilities, Identified Contingent Liabilities and obligations with respect to the New Financing, as they mature; and

    (iii) None of Holdings, ASI, United and Supply, on a stand alone and consolidated basis, will have Unreasonably Small Capital with which to engage in their business as their respective managements have indicated they are now conducted and are proposed to be conducted post - Acquisition;

and (b) immediately after and giving effect to the Transaction:

      (i) The Present Fair Saleable Value and Fair Market Value of the respective assets of each of the Obligors on a stand alone and consolidated basis, will be greater than their respective Stated Liabilities, Identified Contingent Liabilities and obligations with respect to the New Financing;

     (ii) Each of the Obligors on a stand alone and consolidated basis, will be able to pay their respective Stated Liabilities, Identified Contingent Liabilities and obligations with respect to the New Financing, as they mature; and

    (iii) Neither of the Obligors on a stand alone and consolidated basis, will have Unreasonably Small Capital with which to engage in its respective business as its respective management has indicated is now conducted and is proposed to be conducted post - New Financing.

* We will deliver an opinion as to (a) and (b) on the Tender Offer Closing Date and as to (b) on the Merger Date.

                                                 VALUATION RESEARCH CORPORATION

                                                       Form of Solvency Opinion
                                                                         Page 4

For the purposes of this Opinion, the following terms are defined:

(1) "Present Fair Saleable Value" means the aggregate amount that may be realized by an independent willing seller from an independent willing buyer if a company's assets are sold with reasonable promptness in an arm's-length transaction under present conditions for the sale of assets of comparable business enterprises in an existing and not theoretical market. This definition does not contemplate a distress sale.

(2) "Fair Market Value" means the amount at which a company's assets in their entirety would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, neither being under any compulsion to act, with equity to both.

(3) "New Financing" means the indebtedness being incurred by the Obligors through borrowing under the Credit Agreement and the Senior Subordinated Bridge Loan Agreement.

(4) "Stated Liabilities" means the liabilities of the Obligors determined in accordance with generally accepted accounting principles ("GAAP"), consistently applied, as set forth in the pro forma balance sheet as of
     [         ], all of which information has been provided to us. Stated
     Liabilities exclude indebtedness under New Financing and are shown separately on Exhibit A of this Opinion.

(5) "Identified Contingent Liabilities" means, with respect to any Person, the estimated liabilities of such Person that may result from pending litigation, asserted claims and assessments, guaranties, indemnities, environmental conditions, contract obligations, uninsured risks, and other contingent liabilities as identified and explained to us in terms of their nature and estimated dollar magnitude by a responsible officer of Holdings, ASI or Target, as applicable, and their respective advisors (the valuation of contingent liabilities to be computed in light of all the facts and circumstances existing at the time of such valuation as the amount that can reasonably be expected to become an actual or matured liability). These contingent liabilities may not meet the criteria for accrual under Statement of Financial Accounting Standards No. 5 and therefore may not be recorded as liabilities under GAAP.

(6) "Unreasonably Small Capital" relates to the ability of the Obligors, after giving effect to the incurrence of the New Financing and the consummation of the Transaction, to continue as a going concern and not lack sufficient capital for the needs and anticipated needs of the Obligors, including Identified Contingent Liabilities, without substantial unplanned dispositions of assets outside the ordinary course of business, restructuring of debt, externally forced revisions of its operations, or similar actions.

                                                  VALUATION RESEARCH CORPORATION

                                                        Form of Solvency Opinion
                                                                          Page 5

In expressing its Opinion, Valuation has relied on information and analyses furnished by and/or discussions held with Holdings, ASI, United and Supply, their respective advisors and auditors, which Valuation has reviewed and which have been the subject of discussions and inquiry.

Valuation does not assume any responsibility for the sufficiency and accuracy of the information, but nothing has come to Valuation's attention in the course of this engagement which would lead it to believe that any such information is incorrect in any material respect or that it was unreasonable for Valuation to utilize and rely upon such information. Such data has been accepted as reasonably reflecting the Transaction, the companies' financial condition and past and future operations. We have relied on the audited financial statements (referred to below) without review, check, or verification and nothing has come to our attention in the course of this engagement which would cause us to believe that any information contained therein is incorrect in any material respect or that it was unreasonable for Valuation to utilize and rely upon the information.

Valuation has performed certain analyses, studies, and investigations more fully described herein in support of its Opinion. Further, the Opinion expressed herein is subject to the General Limiting Conditions and Assumptions attached hereto as Exhibit B.

Valuation has reviewed extensive background data and material considered appropriate to the Opinion expressed as well as Holding's and United's audited financial statements for the fiscal years ended on or about [list dates of audited financials provided to Valuation]. Such areas of investigation have included but are not limited to:

 *   A review of the industry in which the Obligors operate.

 * Inquiries as to the impact of future trends on the industry and the Obligors.

 * Discussion of the businesses and prospects of the Obligors with members of Holdings, ASI's, United's and Supply's senior management, including discussions of the competitive environment in which the Obligors operate and significant actions to be taken in the near term.

 *   A review of the Credit Agreement and the schedules and exhibits thereto.

 *   A review of the Acquisition Documents.

 *   A review of the Senior Subordinated Credit Agreement.

 *   A review of the Obligor's pro forma operating projections.

 * A review of the historical operating results relating to each of ASI and Supply, and their latest respective financial positions.

 *   A review of the executive summary of the [         ] Phase I and Phase II
     Environmental Site Assessments for ASI, prepared on [date] by [company] (the "Environmental Assessment.").

                                                  VALUATION RESEARCH CORPORATION

                                                        Form of Solvency Opinion
                                                                          Page 6

* Inquiry of a senior officers of each of Holdings, ASI, United and Supply who have responsibility for their respective legal, financial, and accounting matters as to the existence, magnitude and nature of Identified Contingent Liabilities and that the amounts relating thereto were the reasonably estimated liabilities of the management as of the date hereof.

*     [list others as relevant]

In addition, we have made other studies and analysis as we have deemed necessary or appropriate.

For purposes of this Opinion, Valuation has assumed that there will be no material charge in the Acquisition Documents, Credit Agreement, Subordinated Bridge Loan Agreement or any other documents relating to the New Financing, from those in Valuation's possession on [date of the letter].

Valuation has, to the extent necessary, discussed each of Holdings, ASI, United and Supply and their financial and operating matters with their respective management and advisors. Valuation has reviewed the forecasts of earnings, income and cash flows prepared by Holdings, for the years 1995 through 1997 and discussed such forecasts with management of each of Holdings, ASI, United and Supply. This review included, but was not limited to, discussion of basic assumptions made in the preparation of the forecasts relating to the type of business; geographic markets; domestic economic conditions; capital facilities and working capital requirements. Nothing has come to our attention that would cause us to believe that basic assumptions used in the forecasts are unreasonable. We believe that the review we have conducted and the analyses and procedures undertaken are those generally considered appropriate for expressing the Opinion set forth herein.

On the basis of the review, procedures, and analyses performed, we express the following Opinion as of [Tender Offer Closing Date/Merger Date],* that (a) immediately after and giving effect to the borrowings under the Tender Offer Loans and the Senior Subordinated Bridge Loans subsequent to the acquisition of a sufficient number of United States to enable Holdings to effect the Mergers:

* We will deliver an opinion as to (a) and (b) on the Tender Offer Closing Date and as to (b) on the Merger Date.

                                                 VALUATION RESEARCH CORPORATION

                                                       Form of Solvency Opinion
                                                                         Page 7


     (i) The Present Fair Saleable, Value and Fair Market Value of the respective assets of Holdings, ASI, United and Supply, on a stand alone and consolidated basis, will be greater than their respective Stated Liabilities, Identified Contingent Liabilities and obligations with respect to the New Financing;

    (ii) Holdings, ASI, United and Supply will each, on a stand alone and consolidation basis, be able to pay their respective Stated Liabilities, Identified Contingent Liabilities and obligations with respect to the New Financing, as they mature; and

   (iii) None of Holdings, ASI, United and Supply, on a stand alone and consolidated basis, will have Unreasonably Small Capital with which to engage in their business as their respective managements have indicated they are now conducted and are proposed to be conducted post - Acquisition;

and (b) immediately after and giving effect to the Transaction:

     (i) The Present Fair Saleable Value and Fair Market Value of the respective assets of each of the Obligors on a stand alone and consolidated basis, will be greater than their respective Stated Liabilities, Identified Contingent Liabilities and obligations with respect to the New Financing;

    (ii) Each of the Obligors on a stand alone and consolidated basis, will be able to pay their respective Stated Liabilities, Identified Contingent Liabilities and obligations with respect to the New Financing, as they mature; and

   (iii) Neither of the Obligors on a stand alone and consolidated basis, will have Unreasonably Small Capital with which to engage in its respective business as its respective management has indicated is now conducted and is proposed to be conducted post - New Financing.

Exhibit A of this Opinion sets forth the Present Fair Saleable Value and Fair Market Value of the aggregate assets of the Obligors as well as their respective Stated and Identified Contingent Liabilities, and New Financing.

                                                  VALUATION RESEARCH CORPORATION

                                                        Form of Solvency Opinion
                                                                          Page 8

This letter is solely for the information and assistance of the parties to whom it is addressed for matters in connection with the Credit Agreement and the Merger Agreement. Any other use is expressly prohibited and neither this letter nor any other of its parts may be circulated, quoted, or otherwise referred to for any other purpose without the written consent of Valuation which shall not be unreasonably withheld. If given, such consent shall not be without sufficient review by Valuation as to the precise language of such disclosure and the time and place of its potential release.

The above limitations do not apply to related parties who the addressed parties believe have a legitimate business interest in receiving such copies, counsel, participating lenders, courts, administrative agencies, and other appropriate parties. However, in such instances, this Opinion must be provided to such parties in its entirety. The term "related parties" shall not exclude participants and assignees, regulators, or appropriate parties involved in litigation or court proceedings involving this transaction or under other similar circumstances.

Valuation has no responsibility to update the Opinion stated herein for events and circumstances occurring after the date of this letter, except as set forth in the engagement letter relating to an update as of the time of the Mergers.

Respectfully submitted,

VALUATION RESEARCH CORPORATION



Engagement Number: 04-2429-00

                                                  VALUATION RESEARCH CORPORATION

                                                        Form of Solvency Opinion
                                                                          Page 9

                                   EXHIBIT A

 ASSOCIATED HOLDINGS, INC. to be merged with and into UNITED STATIONERS, INC.
                                      and
   ASSOCIATED STATIONERS, INC. to be merged with and into UNITED STATIONERS
                                  SUPPLY CO.

                   EXCESS OF PRESENT FAIR SALEABLE VALUE AND
                 FAIR MARKET VALUE OF ASSETS OVER LIABILITIES

                       As of [Tender Offer Closing Date]

                          (U.S. DOLLARS IN THOUSANDS)

                                                         Pre-            PFSV&FMV       Transaction          Post-
                                                      Transaction       Adjustments     Adjustments       Transaction
                                                      -----------       -----------     -----------       -----------
PRESENT FAIR SALEABLE VALUE
     AND FAIR MARKET VALUE                               $0                 $0                                $0

LIABILITIES:

Stated Liabilities
     Current (excluding C.P. of LTD)                     $0                                                   $0
     Existing Long-Term Debt (including C.P.)            $0                                 $0                $0
     Other Non-Current liabilities /(1)/                 $0                                                   $0

New Financing:
     Term Loans                                          $0                                 $0                $0
     Revolving Credit Loans                              $0                                 $0                $0
     Senior Subordinate Debt                             $0                                 $0                $0


Identified Contingent Liabilities                        $0                                 $0                $0
                                                         --                                 --                --

     Total Liabilities                                   $0                 $0              $0                $0

EXCESS OF PRESENT FAIR SALEABLE VALUE
AND FAIR MARKET VALUE OF ASSETS OVER LIABILITIES         $0                                                   $0
                                                         --                                                   --


NOTES:

/(1)/

                                                  VALUATION RESEARCH CORPORATION

                                                        Form of Solvency Opinion
                                                                         Page 10

                  GENERAL LIMITING CONDITIONS AND ASSUMPTIONS

In accordance with recognized professional standards as generally practiced in the valuation industry, the fee for these services is not contingent upon the conclusions of value contained herein. Valuation has determined to the best of its knowledge and in good faith that neither it nor any of its agents or employees have a material financial interest in the Obligors.

Neither Valuation, nor its agents or employees, assume any responsibility for matters legal in nature, nor do they render any Opinion as to any title to, or legal status of, property which may be involved, both real and personal, tangible and intangible.

Valuation assumes that all laws, statutes, ordinances, other regulations, or regulations of any governmental authority relevant to and in connection with this engagement are complied with unless express written noncompliance is brought to the attention of Valuation and is stated and defined by those relied on by Valuation, including Holdings, ASI, United and Supply and their respective managements.

Valuation has relied on certain information furnished by others, including, but not limited to, Holdings, ASI, United, Supply and Wingate, without verification other than the procedures specified in Valuation's letter attached hereto. Valuation believes such information to be reliable as to accuracy and completeness but offers no warranty or representation to that effect; however, nothing has come to our attention in the course of this engagement that would cause us to believe that any furnished information is inaccurate in any material respect or it is unreasonable to utilize and rely upon such information. Such information generally includes, but is not limited to, financial analyses and forecasts; historical, pro forma, audited and unaudited financial statements; and management analyses and forecasts.

[Where there may be real property involved, and unless specifically stated, Valuation has not made a land survey of the properties and has assumed that the Company has clear title to the properties represented by the company as owned by the Company. It is assumed that there are no hidden or unapparent conditions of the property, subsoil, or structures thereon that render it more or less valuable. No responsibility is assumed for such unapparent conditions or for arranging for engineering studies that may be required to discover such unapparent conditions or any such unapparent conditions which may exist.]

Valuation assumes in the case of leases of real and other property that the Transaction will not trigger any renegotiations of such leases to market rates based upon the change in the financial condition of the Obligors arising out of the Transaction that would, in aggregate, be material to the Obligors. In connection with this matter, we have no reason to believe that there will be any material adverse effect on the Obligors arising from the Transaction.

                                                 VALUATION RESEARCH CORPORATION

                                                      Form of Solvency Opinion
                                                                        Page 11

Valuation is not an environmental consultant or auditor, and it takes no responsibility for any rental or potential environmental liabilities. Valuation does not conduct or provide environmental assessments and has not performed one for the Obligors.

Valuation has not determined independently whether the Obligors are subject to any future liability relating to environmental matters (including but not limited to CERCLA/Superfund liability), nor the scope of any such liabilities. Valuation's appraisal takes no such liabilities into account except as they have been reported expressly in the [Environmental Assessment], and then only to the extent that the liability was included in an actual or estimated dollar amount. To the extent such information has been divulged to us, Valuation has relied on it without verification and offers no warranty or representation as to its accuracy or completeness.

In some instances, public information and statistical information have been obtained from sources Valuation has accepted as being reliable; however, Valuation makes no representation as to the accuracy or completeness of such information and has accepted the information without further verification.

The Opinion of Valuation does not represent an assurance, guarantee, or warranty that the Obligors will not default on any debt obligations associated with the Transaction.

Valuation makes no assurance, guarantee, or warranty that the covenants for the New Financing will not be broken in the future.

No representation is made herein as to the legal sufficiency of the above definitions (term definitions contained in the body of the Opinion) for any purpose; such definitions are used solely for setting forth the scope of this Opinion and Valuation believes such definitions to be reasonable for the purposes of rendering this Opinion.

Valuation has analyzed and reviewed the Transaction and provided the Opinion for solvency purposes only and for no other purpose. Valuation's Opinion is in no way given as an indication of the fairness of the Transaction to any shareholder of the Holdings, ASI, United or Supply, or any equity participant in the Transaction.

We have not made a specific compliance survey or analysis of the real properties of the Company to determine whether they are subject to or in compliance with the Americans with Disabilities Act of 1992 (ADA) and this Opinion does not consider the impact, if any, of non-compliance in estimating the value of the Obligors' assets.

The Opinion of Present Fair Saleable Value and Fair Market Value of the assets expressed by Valuation result from the development and analysis of several valuation indications arrived at through the use of generally accepted valuation procedures. These procedures included the Income Approach and the Market Approach which we believe to be procedures appropriate to express the Opinion herein.

                                                  VALUATION RESEARCH CORPORATION

                                                        Form of Solvency Opinion
                                                                         Page 12

The Income Approach utilized cash flow projections discounted to a present value. The discount rate selected was based on risk and return requirements deemed appropriate by Valuation, given the facts and circumstances surrounding the transaction under consideration. In arriving at an appropriate discount rate, Valuation considered the company average cost of capital, the company average cost of capital for other companies in the industry, and the rate of return on alternative investments. In addition, the risk inherent in the business was also considered.

In addition to discounting the projected cash flows of the Obligors, Valuation performed sensitivity analysis which included varying the discount rates, sales growth rates, and profit margins of the projections in estimating a range of values.

The Market Approach compared the Company with publicly-traded companies engaged businesses which Valuation deemed reasonably similar to the Company's. The companies selected were either competitors of the Company or engaged in selling, distributing, or marketing products similar to that of the Company. Ratios such as invested capital to earnings; invested capital to earnings before interest and taxes; invested capital to earnings before interest, depreciation, and taxes; and invested capital to sales; were employed. Acquisitions of companies in related industries were also reviewed.

Our conclusion of Present Fair Saleable Value and Fair Market Value of assets is for the aggregate or total assets of Holdings, ASI, United and Supply. Nothing has come to our attention which would cause us to believe that the Present Fair Saleable Value of assets is materially different from the Fair Market Value of such assets.

In considering the Obligor's ability to repay debts as they mature we performed sensitivity analysis on the projections varying sales growth rates, profit margins and interest rates.

Our Opinion is necessarily based on economic, market, financial and other conditions as they exist on the date of this letter. While various judgments and estimates which we consider reasonable and appropriate under the circumstances were made by us in the determination of value, no assurance can be given by us that the sale price which might ultimately be realized in any actual transaction, if and when effected, will be at the Present Fair Saleable Value or Fair Market Value indicated.

Material changes in the industry or in market conditions which might affect the Obligor's business from and after the Merger Date and which are not reasonably foreseeable are not taken into account.

                                                  VALUATION RESEARCH CORPORATION

                                                        Form of Solvency Opinion
                                                                         Page 13

Amounts payable with respect to Identified Contingent Liabilities cannot be predicted with exact certainty. In addition, contingent liabilities exclude obligations under executory contracts such as operating leases. The exclusion of such executory contracts, in our opinion, has no material effect on the excess of Present Fair Saleable Value or Fair Market Value of assets over liabilities.

[The amount shown in Exhibit A Identified Contingent Liabilities represents the
maximum reasonably estimated liabilities as identified by [            ].
Nothing has come to our attention in the course of preparing this Opinion which would cause us to believe that the amount of Identified Contingent Liabilities is materially greater than the amount shown].

[Valuation has not included any estimate for deferred taxes in Exhibit A as the majority of such amounts arise out of accounting adjustments for the differences between the book and tax basis of inventory and fixed assets. As this schedule is intended to represent economic reality and these amounts do not represent true cash obligations of the Company we are of the Opinion that such an exclusion is not unreasonable for the purposes that this Opinion is intended.
Deferred taxes in the amount of $[    ] were represented on the [            ]
Balance Sheet.]